                                      LEASE


                                     BETWEEN

                          PRUDENTIAL PLAZA ASSOCIATES,
                                    LANDLORD


                                       AND


                    THE PEOPLES GAS LIGHT AND COKE COMPANY,
                                     TENANT


                                OCTOBER 20, 1993
                                  DATE OF LEASE

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
- -------                                                                     ----
1.  LEASE OF PREMISES. . . . . . . . . . . . . . . . . . . . . . . . .        1

2.  BASIC PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . .        2
    2.1.  "Base Rent". . . . . . . . . . . . . . . . . . . . . . . . .        2
    2.2.  "Base Year". . . . . . . . . . . . . . . . . . . . . . . . .        2
    2.3.  "Brokers". . . . . . . . . . . . . . . . . . . . . . . . . .        2
    2.4.  "CPI Factor" [intentionally omitted] . . . . . . . . . . . .        2
    2.5.  "First and Refunding Mortgage" . . . . . . . . . . . . . . .        2
    2.6.  "Permitted Use". . . . . . . . . . . . . . . . . . . . . . .        2
    2.7.  "Rentable Area Of The Demised Premises". . . . . . . . . . .        3
    2.8.  "Security Deposit" [intentionally omitted] . . . . . . . . .        3
    2.9.  "Storage Space". . . . . . . . . . . . . . . . . . . . . . .        3
    2.10. "Tenant's Proportion". . . . . . . . . . . . . . . . . . . .        3
    2.11. "Tenant's HVAC Proportion" . . . . . . . . . . . . . . . . .        3
    2.12. "Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .        3

3.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
    3.1.  "Additional Rent". . . . . . . . . . . . . . . . . . . . . .        3
    3.2.  "Building" . . . . . . . . . . . . . . . . . . . . . . . . .        3
    3.3.  "Building Manager" . . . . . . . . . . . . . . . . . . . . .        3
    3.4.  "Business day" and "business days" . . . . . . . . . . . . .        4
    3.5.  "Comparison Year". . . . . . . . . . . . . . . . . . . . . .        4
    3.6.  "Consumer Price Index" . . . . . . . . . . . . . . . . . . .        4
    3.7.  "Fully Occupied" . . . . . . . . . . . . . . . . . . . . . .        4
    3.8.  "HVAC Energy Costs". . . . . . . . . . . . . . . . . . . . .        4
    3.9.  "Lease Year" . . . . . . . . . . . . . . . . . . . . . . . .        4
    3.10. "Normal Business Hours". . . . . . . . . . . . . . . . . . .        4
    3.11. "Operating Expenses" . . . . . . . . . . . . . . . . . . . .        4
    3.12. "Rent Adjustment". . . . . . . . . . . . . . . . . . . . . .        6
    3.13. "Rent Adjustment Payment". . . . . . . . . . . . . . . . . .        6
    3.14. "Rentable Area". . . . . . . . . . . . . . . . . . . . . . .        6
    3.15. "Rentable Area Of The Building". . . . . . . . . . . . . . .        7
    3.16. "Rentable Area Of The Tower" . . . . . . . . . . . . . . . .        7
    3.17. "Subject Premises" . . . . . . . . . . . . . . . . . . . . .        7
    3.18. "Taxes". . . . . . . . . . . . . . . . . . . . . . . . . . .        7
    3.19. "Workletter" . . . . . . . . . . . . . . . . . . . . . . . .        8

4.  BASE RENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8

5.  RENT ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . .        8
    5.1.  Consumer Price Index Adjustment. . . . . . . . . . . . . . .        8
    5.2.  Operating Expense Adjustment . . . . . . . . . . . . . . . .        8
    5.3.  Estimates of Adjustments . . . . . . . . . . . . . . . . . .        8
    5.4.  Readjustments. . . . . . . . . . . . . . . . . . . . . . . .        9
    5.5.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
    5.6.  Yearly Proration . . . . . . . . . . . . . . . . . . . . . .       10
    5.7.  Capital Costs. . . . . . . . . . . . . . . . . . . . . . . .       10
    5.8.  Occupancy. . . . . . . . . . . . . . . . . . . . . . . . . .       11
    5.9.  Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . .       11


6.  DIRECTLY CHARGED EXPENSES. . . . . . . . . . . . . . . . . . . . .        12
    6.1.  Electrical Use . . . . . . . . . . . . . . . . . . . . . . .        12
    6.2.  Water Use. . . . . . . . . . . . . . . . . . . . . . . . . .        12
    6.3.  Telephone Service. . . . . . . . . . . . . . . . . . . . . .        12

7.  SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

                                        i


SECTION                                                                     PAGE
- -------                                                                     ----
    7.1.   Ventilation, Air-Cooling and Heating. . . . . . . . . . . .       12
    7.2.   Water . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
    7.3.   Elevator Service. . . . . . . . . . . . . . . . . . . . . .       13
    7.4.   Janitorial. . . . . . . . . . . . . . . . . . . . . . . . .       13
    7.5.   Additional Service Hours. . . . . . . . . . . . . . . . . .       14
    7.6.   Building Security . . . . . . . . . . . . . . . . . . . . .       14
    7.7.   Electrical Connections. . . . . . . . . . . . . . . . . . .       14
    7.8.   Pest Control. . . . . . . . . . . . . . . . . . . . . . . .       15
    7.9.   Other Services. . . . . . . . . . . . . . . . . . . . . . .       15
    7.10.  Service Interruptions . . . . . . . . . . . . . . . . . . .       15

8.  CONDITION OF DEMISED PREMISES AND COMMON FACILITIES. . . . . . . .       16
    8.1.   Acceptance of Premises. . . . . . . . . . . . . . . . . . .       16
    8.2.   Landlord's Obligations. . . . . . . . . . . . . . . . . . .       16
    8.3.   Light and Air . . . . . . . . . . . . . . . . . . . . . . .       16

9.  POSSESSION . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16

10. USE OF DEMISED PREMISES. . . . . . . . . . . . . . . . . . . . . .       17
    10.1. Government Use Regulation. . . . . . . . . . . . . . . . . .       17
    10.2. Hazardous Material . . . . . . . . . . . . . . . . . . . . .       17
    10.3. Use Affecting Insurance. . . . . . . . . . . . . . . . . . .       17
    10.4. Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . .       18

11. CARE AND MAINTENANCE . . . . . . . . . . . . . . . . . . . . . . .       18

12. ALTERATIONS AND ADDITIONS. . . . . . . . . . . . . . . . . . . . .       18

13. ACCESS TO DEMISED PREMISES . . . . . . . . . . . . . . . . . . . .       20

14. DAMAGE OR DESTRUCTION. . . . . . . . . . . . . . . . . . . . . . .       21
    14.1. Total Destruction. . . . . . . . . . . . . . . . . . . . . .       21
    14.2. Partial Destruction. . . . . . . . . . . . . . . . . . . . .       22
    14.3. Commencement of Restoration. . . . . . . . . . . . . . . . .       22
    14.4. Completion of Restoration. . . . . . . . . . . . . . . . . .       23
    14.5. Effect of Termination of Lease . . . . . . . . . . . . . . .       23
    14.6. Abatement of Rent for Untenantability. . . . . . . . . . . .       23

15. CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
    15.1. Taking of the Entire Demised Premises. . . . . . . . . . . .       24
    15.2. Partial Takings. . . . . . . . . . . . . . . . . . . . . . .       24
    15.3. Impeded Access . . . . . . . . . . . . . . . . . . . . . . .       24
    15.4. Eminent Domain Proceedings . . . . . . . . . . . . . . . . .       24
    15.5. Temporary Takings. . . . . . . . . . . . . . . . . . . . . .       25

16. ASSIGNMENT - SUBLETTING. . . . . . . . . . . . . . . . . . . . . .       25
    16.1. Prohibition of Assignment - Subletting . . . . . . . . . . .       25
    16.2. Landlord's Recapture Right . . . . . . . . . . . . . . . . .       25
    16.3. Submission of Proposed Assignment or Sublease. . . . . . . .       26
    16.4. Landlord's Response. . . . . . . . . . . . . . . . . . . . .       26
    16.5. Landlord's Failure to Terminate Lease. . . . . . . . . . . .       26
    16.6. Landlord's Consent Conditions. . . . . . . . . . . . . . . .       27
    16.7. Net Income or Profits. . . . . . . . . . . . . . . . . . . .       27
    16.8. Excess Payments Pursuant to Assignment or Sublease . . . . .       27

17. LANDLORD'S MORTGAGE - GROUND LEASE . . . . . . . . . . . . . . . .       28

                                       ii


SECTION                                                                     PAGE
- -------                                                                     ----
    17.1. Foreclosure. . . . . . . . . . . . . . . . . . . . . . . . .       28
    17.2. Notice to Mortgagee; Mortgagee Protection. . . . . . . . . .       29

18. CERTAIN RIGHTS RESERVED TO LANDLORD. . . . . . . . . . . . . . . .       29

19. DEFAULT; LANDLORD'S REMEDIES . . . . . . . . . . . . . . . . . . .       30
    19.1. Tenant Default . . . . . . . . . . . . . . . . . . . . . . .       30
    19.2. Landlord's Rights and Remedies Upon Default. . . . . . . . .       30
    19.3. Tenant's Property. . . . . . . . . . . . . . . . . . . . . .       32
    19.4. Lease Lien . . . . . . . . . . . . . . . . . . . . . . . . .       33
    19.5. Personal Property Lien. [intentionally omitted]. . . . . . .       33
    19.6. Cost of Enforcement. . . . . . . . . . . . . . . . . . . . .       33

20. CROSS-DEFAULT FOR OTHER LEASE. . . . . . . . . . . . . . . . . . .       33

21. SURRENDER OF POSSESSION. . . . . . . . . . . . . . . . . . . . . .       33

22. HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . .       33

23. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34

24. RELOCATION OF TENANT . . . . . . . . . . . . . . . . . . . . . . .       35

25. SECURITY DEPOSIT. [INTENTIONALLY OMITTED]. . . . . . . . . . . . .       35

26. TENANT'S RESPONSIBILITY AND INDEMNIFICATIONS . . . . . . . . . . .       35
    26.1. Tenant's Responsibility and Indemnification  . . . . . . . .       35
    26.2. Landlord's Indemnification . . . . . . . . . . . . . . . . .       35

27. DEMISED PREMISES SECURITY. . . . . . . . . . . . . . . . . . . . .       36


28. INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
    28.1. Tenant's Required Protection . . . . . . . . . . . . . . . .       36
    28.2. Tenant's Insurance Certificates. . . . . . . . . . . . . . .       37
    28.3. Tenant's Self-Insurance. . . . . . . . . . . . . . . . . . .       37
    28.4. Tenant's Blanket Policy. . . . . . . . . . . . . . . . . . .       37
    28.5. Landlord's Insurance . . . . . . . . . . . . . . . . . . . .       37
    28.6. Landlord's Insurance Certificates. . . . . . . . . . . . . .       38
    28.7. Landlord's Blanket Policy. . . . . . . . . . . . . . . . . .       39

29. MUTUAL WAIVER OF SUBROGATION . . . . . . . . . . . . . . . . . . .       39

30. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .       39
    30.1. Post-Default Payment . . . . . . . . . . . . . . . . . . . .       39
    30.2. Waiver of Defaults . . . . . . . . . . . . . . . . . . . . .       39
    30.3. Singular and Plural, Gender. . . . . . . . . . . . . . . . .       39
    30.4. Successors . . . . . . . . . . . . . . . . . . . . . . . . .       39
    30.5. No Option. . . . . . . . . . . . . . . . . . . . . . . . . .       39
    30.6. Interest on Overdue Payments . . . . . . . . . . . . . . . .       39
    30.7. Headings . . . . . . . . . . . . . . . . . . . . . . . . . .       39
    30.8. Early Occupancy. . . . . . . . . . . . . . . . . . . . . . .       40
    30.9. Modification for Mortgage. . . . . . . . . . . . . . . . . .       40
    30.10. Brokerage . . . . . . . . . . . . . . . . . . . . . . . . .       40
    30.11. Estoppel Certificates . . . . . . . . . . . . . . . . . . .       40
    30.12. Tenant Not To Encumber Title. . . . . . . . . . . . . . . .       41
    30.13. Election of Laws. . . . . . . . . . . . . . . . . . . . . .       41

                                       iii


SECTION                                                                     PAGE
- -------                                                                     ----
    30.14. Severability. . . . . . . . . . . . . . . . . . . . . . . .       41
    30.15. Authorization . . . . . . . . . . . . . . . . . . . . . . .       41
    30.16. Fire Doors. . . . . . . . . . . . . . . . . . . . . . . . .       41
    30.17. Waiver of Jury. . . . . . . . . . . . . . . . . . . . . . .       41
    30.18. Entire Agreement. . . . . . . . . . . . . . . . . . . . . .       41
    30.19. Sale by Landlord. . . . . . . . . . . . . . . . . . . . . .       42
    30.20. Investment Tax Credit . . . . . . . . . . . . . . . . . . .       42
    30.21. Short Form. . . . . . . . . . . . . . . . . . . . . . . . .       42
    30.22. Construction of Lease . . . . . . . . . . . . . . . . . . .       42
    30.23. Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . .       42
    30.24. Asbestos Existence and Abatement Program. . . . . . . . . .       43
    30.25. Landlord Liability. . . . . . . . . . . . . . . . . . . . .       43
    30.26. Move-In Rights. . . . . . . . . . . . . . . . . . . . . . .       43
    30.27. Parking . . . . . . . . . . . . . . . . . . . . . . . . . .       44
    30.28. Internal Stairwell. . . . . . . . . . . . . . . . . . . . .       45
    30.29. Directory Board . . . . . . . . . . . . . . . . . . . . . .       45
    30.30. Tenant's Competitors. . . . . . . . . . . . . . . . . . . .       45
    30.31. Plaza Club Memberships. . . . . . . . . . . . . . . . . . .       45
    30.32. Landlord's Defaults and Tenant's Remedies . . . . . . . . .       46
    30.33. Signage . . . . . . . . . . . . . . . . . . . . . . . . . .       46
    30.34. Force Majeure . . . . . . . . . . . . . . . . . . . . . . .       46
    30.35. Definition of "Downtown Chicago". . . . . . . . . . . . . .       47
    30.36. Rule Against Perpetuities . . . . . . . . . . . . . . . . ..      47
    30.37. Storage Space . . . . . . . . . . . . . . . . . . . . . . ..      47
    30.38. Rooftop Communications Equipment. . . . . . . . . . . . . .       47
    30.39. Hazardous and Toxic Materials in the Demised Premises.. . .       47
    30.40. Title Insurance . . . . . . . . . . . . . . . . . . . . . ..      49
    30.41. Landlord's Authority. . . . . . . . . . . . . . . . . . . .       49

31. OPTIONS TO EXPAND. . . . . . . . . . . . . . . . . . . . . . . . .       49
    31.1. Grant of Options . . . . . . . . . . . . . . . . . . . . . .       49
    31.2. Exercise of Options. . . . . . . . . . . . . . . . . . . . ..      49
    31.3. Landlord's Expansion Space Notice. . . . . . . . . . . . . ..      49
    31.4. Terms of Lease of Expansion Space. . . . . . . . . . . . . ..      50
    31.5. Option Rights Not Severable. . . . . . . . . . . . . . . . .       50

32. RIGHT OF FIRST OFFER . . . . . . . . . . . . . . . . . . . . . . ..      50
    32.1. Right of First Offer . . . . . . . . . . . . . . . . . . . .       50
    32.2. Landlord's Notice. . . . . . . . . . . . . . . . . . . . . .       51
    32.3. Tenant's Notice. . . . . . . . . . . . . . . . . . . . . . .       51
    32.4. Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .       51
    32.5. Option Rights Not Severable. . . . . . . . . . . . . . . . .       52

33. CANCELLATION . . . . . . . . . . . . . . . . . . . . . . . . . . .       52

34. CONTRACTION OPTIONS. . . . . . . . . . . . . . . . . . . . . . . .       53
    34.1. First Contraction Options. . . . . . . . . . . . . . . . . .       53
    34.2. Second Contraction Option. . . . . . . . . . . . . . . . . .       54

35. OPTION TO EXTEND . . . . . . . . . . . . . . . . . . . . . . . . .       55
    35.1. Grant of Option. . . . . . . . . . . . . . . . . . . . . . .       55
    35.2. Exercise of Option . . . . . . . . . . . . . . . . . . . . .       55
    35.3. Terms of Extension Period. . . . . . . . . . . . . . . . . .       55
    35.4. Lease Supplement . . . . . . . . . . . . . . . . . . . . . .       55

36. FAIR MARKET BASE RENTAL RATE . . . . . . . . . . . . . . . . . . .       56

                                       iv


SECTION                                                                     PAGE
- -------                                                                     ----

    36.1. Definition . . . . . . . . . . . . . . . . . . . . . . . . .       56
    36.2. Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .       56
    36.3. Arbitration. . . . . . . . . . . . . . . . . . . . . . . . .       56

37. EARLY DEMISED PREMISES ADJUSTMENTS . . . . . . . . . . . . . . . .       58
    37.1. Demised Premises Reduction.. . . . . . . . . . . . . . . . .       58
    37.2. Demised Premises Increase. . . . . . . . . . . . . . . . . .       58
    37.3. Lease Supplement . . . . . . . . . . . . . . . . . . . . . .       60

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60


Landlord Acknowledgment
Tenant Acknowledgment



Exhibits:

Exhibit A  -   Floor Plan
Exhibit B  -   Storage Space
Exhibit C  -   Workletter
Exhibit D  -   HVAC Specifications
Exhibit E  -   Cleaning and Janitorial Service
Exhibit F  -   Current After-Hours HVAC Charges
Exhibit G  -   Acceptance of Premises Memorandum
Exhibit H  -   Rules and Regulations
Exhibit I  -   Reserved Parking
Exhibit J  -   Pre-Approved Signage
Exhibit K  -   Storage Space Terms and Conditions
Exhibit L  -   Antenna Terms and Conditions
Exhibit M  -   Termination Fee Example
Exhibit N  -   Existing Tenant Rights
Exhibit 0  -   Hazardous Substance Surveys
Exhibit P  -   26th Floor Early Increase Space
Exhibit Q  -   Plaza Level Early Increase Space

                                      LEASE

     THIS LEASE is entered into and made as of the 20th day of October, 1993, by and between PRUDENTIAL PLAZA ASSOCIATES, an Illinois general partnership ("Landlord"), and THE PEOPLES GAS LIGHT AND COKE COMPANY, an Illinois corporation ("Tenant").

                                   WITNESSETH




1.   LEASE OF PREMISES.

     In consideration of the rents and covenants hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises depicted on Exhibit A attached hereto and incorporated herein (the "Demised Premises"), to be known as Suite 2400 and to be located on all of floors 3 and 16 through 24, inclusive, and a portion of the plaza level and floor 14 in the tower commonly known as One Prudential Plaza (the "Tower") of the Building (as more fully defined below in Section 3.2) commonly known as Prudential Plaza, located at 130 East Randolph Drive, Chicago, Illinois, all subject to the terms and conditions of this Lease. The Demised Premises shall also include the Tenant Improvements (as defined in the Workletter) owned by Landlord as described in the Workletter and as paid for out of Landlord's Build-Out Commitment pursuant to the Workletter. Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that Landlord shall not be responsible for maintenance of the Tenant Improvements. Additionally, the Demised Premises shall also include the Storage Space (as hereinafter defined) for all purposes hereunder, except as specifically hereinafter provided. The foregoing demise includes 24-hour per day, 7-day per week right of ingress and egress thereto and the right in common with other tenants of the Building to use the common areas of the Building, such as public corridors, main building lobby, elevator lobbies, public restrooms, loading docks and service areas, and all present and future easements, additions, improvements and other rights appurtenant thereto, subject to the terms and conditions set forth herein. This Lease shall be for a term of approximately fifteen (15) years, (a) commencing on the date (the "Commencement Date") that is the earlier of (i) the date Tenant occupies substantially all of the Demised Premises for the conduct of business and (ii) the later of (A) the date that is nine (9) months and fifteen (15) days following the date Landlord substantially completes the Base Building Work (as defined in the Workletter (as hereinafter defined)) for all of the Demised Premises other than floors 17 and 19 of the Tower, and delivers exclusive possession of such floors to Tenant for construction of Tenant Improvements (as defined in the Workletter) and (B) the date that is three (3) months and fifteen
(15) days after the date Landlord delivers the balance of the Demised Premises to Tenant for the construction of Tenant Improvements (which three (3) months and fifteen (15) day period is subject to extension due to delays caused by Landlord's failure for any reason to complete Base Building Work in said balance of the Demised Premises in accordance with the schedule of milestone dates attached as Attachment B to the Workletter and otherwise in accordance with Paragraph 2 of the Workletter (notwithstanding anything contained in this Lease to the contrary, Landlord acknowledges that its obligations under said Paragraph 2 of the Workletter are not subject to extension for Force Majeure (as defined in Section 30.34 below), and ending on the date (the "Expiration Date") that is the last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs, unless extended or sooner terminated as provided herein. Notwithstanding anything contained herein to the contrary, the nine (9) month and fifteen (15) day period and the three (3) month and fifteen (15) day period set forth above, are not subject to extensions due to Force Majeure, (as described in Section 30.34 below) effecting Tenant's construction of Tenant Improvements.

2.   BASIC PROVISIONS.

          2.1. "BASE RENT" for the Demised Premises, not including the Storage Space, shall mean the following amounts for the following Lease Years (as hereinafter defined):


   LEASE                    ANNUAL                       MONTHLY
   YEAR                    BASE RENT                    BASE RENT
   -----                   ---------                    ---------
     1                   $2,297,907.00                 $191,492.25
     2                    2,343,865.20                  195,322.10
     3                    2,390,742.48                  199,228.54
     4                    2,438,557.32                  203,213.11
     5                    2,487,328.44                  207,277.37
     6                    2,537,075.04                  211,422.92
     7                    2,587,816.56                  215,651.38
     8                    2,639,572.80                  219,964.40
     9                    2,692,364.28                  224,363.69
     10                   2,746,211.64                  228,850.97
     11                   3,567,104.76                  297,258.73
     12                   3,638,446.92                  303,203.91
     13                   3,711,215.88                  309,267.99
     14                   3,785,440.20                  315,453.35
     15                   3,861,148.92                  321,762.41


          2.2.  "BASE YEAR" [intentionally omitted]

          2.3. "BROKERS" shall mean J.F. McKinney & Associates, Ltd., Witkowsky Associates, Inc., and Equis Corporation.

          2.4.  "CPI FACTOR" [intentionally omitted]

          2.5. "FIRST AND REFUNDING MORTGAGE" shall mean that certain Mortgage dated January 2, 1926, from Chicago By-Product Coke Company to Illinois Merchants Trust Company (succeeded through consolidation and merger by Continental Bank, National Association), as Trustee and assumed by The Peoples Gas Light and Coke Company by Indenture dated March 1, 1928, as the same has been and may be supplemented and amended by indentures supplemental thereto.

          2.6. "PERMITTED USE" shall mean general office use and related ancillary uses consistent with a first-class office building in downtown Chicago, Illinois, including, but not limited to, an ancillary medical department providing medical care to Tenant's employees and retirees and insured members of their families (provided, that Tenant shall be responsible for satisfying all governmental requirements respecting such medical facility, including any special waste disposal requirements), an ancillary exercise facility for use by Tenant's employees (provided, however that if such exercise facility is located on the plaza level of the Tower, Tenant shall construct tenant improvements within such portion of the Demised Premises so that such exercise facility is not visible from outside of the Demised Premises), customer relations and customer billing facilities (provided, however, that customer bill payment facilities, if any, shall be located in a portion of the Demised Premises mutually acceptable to Landlord and Tenant, but if Landlord and Tenant are unable to mutually agree on a location, Tenant may select a location within the Demised Premises so long as such location selected by Tenant is not on the plaza level of the Building), computer and word processing facilities, television and radio production studios, office printing facilities (provided, however, that if such facilities utilize machinery or equipment which produces excessive noise or vibration or which require excessive deliveries of supplies, then such facilities shall be limited to the portion of the Storage Space (as hereinafter defined) located on the B-1 level of the Building), filing and library facilities, kitchen, dining and vending machine facilities (for the convenience of Tenant and its employees and provided that Tenant shall be responsible for satisfying all governmental requirements respecting said facilities, including any special ventilating requirements) and, subject to the provisions of Section 30.38 below, microwave, laser and other communications facilities. Subject to the terms and conditions of this Lease, Tenant may also install and operate any machines or mechanical or electronic equipment necessary and ancillary to Tenant's permitted use and occupancy of the Demised Premises.

          2.7. "RENTABLE AREA OF THE DEMISED PREMISES" shall mean two hundred fifty-five thousand three hundred twenty-three (255,323) square feet, which does not include any rentable area of the Storage Space.

          2.8.  "SECURITY DEPOSIT" [intentionally omitted]

          2.9. "STORAGE SPACE" shall mean those certain storage spaces located in the Building and depicted on Exhibit B attached hereto and incorporated herein consisting of approximately twenty-one thousand two hundred ninety-seven (21,297) square feet. "OFFICE STORAGE SPACE" shall mean those portions of the Storage Space located on floors 3 and 16 through 24, inclusive, of the Tower. "NON -OFFICE STORAGE SPACE" shall mean all other portions of the Storage Space other than the Office Storage Space.

          2.10. "TENANT'S PROPORTION" shall mean twelve and two hundred thirty-nine one-thousandths percent (12.239%) which is the proportion the Rentable Area Of The Demised Premises bears to the Rentable Area Of The Building (as hereinafter defined) and may be adjusted from time to time as provided herein.

          2.11. "TENANT'S HVAC PROPORTION" shall mean twenty-and two hundred thirty-nine one-thousandths percent (22.493%) which is the proportion the Rentable Area Of The Demised Premises bears to the Rentable Area Of The Tower (as hereinafter defined) and may be adjusted from time to time as provided herein.

          2.12. "TERM" shall mean the term described in Article I above, as the same may be renewed or extended as set forth in this Lease.

3. DEFINITIONS.

     For the purposes of this Lease the following terms shall have the following meanings:

          3.1. "ADDITIONAL RENT" shall mean all other charges to be paid by Tenant as provided for in this Lease other than Base Rent, Rent Adjustment (as defined in Section 3.12 below) and Tenant's Proportion of Taxes (as provided in Section 5.5).

          3.2. "BUILDING" shall mean all buildings and improvements as may from time to time be established in the area bounded by Randolph Street, Beaubien Court, Lake Street and Stetson Avenue in Chicago, Illinois, sometimes commonly referred to as Prudential Plaza, which includes all buildings located in such area and all common use facilities established in connection therewith including, without limitation, common lobby areas among such towers as may from time to time be erected thereon and under-surface walkways and tunnels connecting such towers with adjacent buildings as may from time to time be constructed, all of said towers and common areas to be operated as one unit.

          3.3 "BUILDING MANAGER" shall mean Premisys Real Estate Service, Inc., or such other company as Landlord shall designate. Any such substitute Building Manager designated by Landlord shall be experienced and fully qualified in the management of comparable first-class, institutionally-owned office buildings in the United States.

          3.4. "BUSINESS DAY" and "BUSINESS DAYS" shall mean Monday, Tuesday, Wednesday, Thursday and Friday, excluding such holidays ("Holidays") as shall be determined by Landlord. Such Holidays shall only include New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other national, state or local holidays generally observed by first-class office buildings (other than governmental and bank buildings) in the downtown Chicago, Illinois, area. Landlord shall give Tenant prior written notice of any change in Building Holidays.

          3.5. "COMPARISON YEAR" shall mean each calendar year during which any portion of the Term of this Lease falls.

          3.6. "CONSUMER PRICE INDEX", also referred to as "CPI", shall mean the United States Department of Labor's Bureau of Labor Statistics' Revised Consumer Price Index, All Urban Consumers, All Items (1982-84 equals 100) for Chicago-Gary-Lake County, IL-IN-WI, or other corresponding SMSA for which such CPI may at anytime be published. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise becomes unavailable, or if equivalent data is not readily available to enable Landlord to make the adjustment to the revised index referred to above, Landlord shall substitute a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication.

          3.7. "FULLY OCCUPIED" shall mean that ninety-five percent (95%) or more of the Rentable Area Of The Building is leased or occupied by tenants under lease.

          3.8. "HVAC ENERGY COSTS" shall mean the cost of energy consumption for providing heating, ventilating and air-conditioning to the Building or Tower, as the case may be.

          3.9. "LEASE YEAR" shall mean each twelve (12) month period commencing on the Commencement Date (or the first day of the first month following the Commencement Date in the event that the Commencement Date is not the first day of a month), and each anniversary thereof. In the event that the Commencement Date is not the first day of a calendar month, the first Lease Year hereunder shall include the partial month commencing on the Commencement Date and ending on the first day of the first month following the Commencement Date.

          3.10. "NORMAL BUSINESS HOURS" shall mean that period of time commencing at eight o'clock a.m. (8:00 a.m.) and terminating at six o'clock p.m. (6:00 p.m.) on Monday, Tuesday, Wednesday, Thursday and Friday and commencing at eight o'clock a.m. (8:00 a.m.) and terminating at one o'clock p.m. (1:00 p.m.) on Saturday, excluding Holidays, which hours are subject to change by Landlord or Building Manager on behalf of Landlord, subject to Tenant's approval, which approval may be withheld in Tenant's sole discretion to the extent such change would affect services to be provided to Tenant under the this Lease or the amounts to be paid by Tenant for such services; provided, however, Landlord may increase Normal Business Hours without Tenant's approval.

          3.11. "OPERATING EXPENSES" shall mean all reasonable costs and disbursements, other than Taxes (as herein defined), paid or incurred by Landlord in connection with the ownership, management, maintenance, repair or operation of the Building, including (without limitation) the cost of electricity, steam, water, gas, fuel, heating, lighting, air-conditioning, window cleaning, janitorial service, insurance, including (without limitation) fire, extended coverage, liability, workmen's compensation, elevator or any other insurance carried by Landlord and applicable to the Building under Section 28.5 below, and any other insurance applicable to the Building carried in good faith by Landlord consistent with the practices of first-class office buildings in downtown Chicago, Illinois, painting, uniforms, management fees, supplies, sundries, sales or use taxes on supplies or services, cost of wages and salaries of all persons engaged in the operation, administration, maintenance and repair of the Building, and fringe benefits, including (without limitation) social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pension, hospitalization, welfare or retirement plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, administration, maintenance and repair of the Building, the charges of any independent contractor who, under contract with Landlord or its representative, does any of the work of operating, maintaining or repairing of the Building, legal and accounting expenses, or any other expense or charge, whether or not hereinbefore mentioned, which in accordance with generally accepted accounting principles respecting first-class office buildings in downtown Chicago, Illinois, would be considered as an expense of owning, managing, operating, maintaining or repairing the Building. Operating Expenses shall not include the following: (a) costs of alterations, renovation, subdivision layout and finish of any tenant's premises in the Building at any time; (b) principal or interest payments on Landlord's unsecured loans or loans secured by mortgages or trust deeds on Landlord's interest in the Building, or any ground lease interest or other underlying lease interest held by Landlord; (c) any ground rental payments or other underlying lease rentals and associated costs paid by Landlord; (d) costs of capital improvements (the costs of capital improvements shall be covered by
     Section 5.7 below); (e) real estate brokers' leasing commissions and any advertising and promotional fees and other expenses incurred by Landlord in connection with the leasing of space in the Building to tenants, (f) depreciation or amortization charges; (g) any expenditures or portions thereof for which Landlord is reimbursed (other than by tenants pursuant to lease provisions providing for pass-through of Operating Expenses and Taxes) whether by insurance proceeds or otherwise (including, without limitation, reimbursement for electricity used by any tenant (including Tenant)), and Landlord agrees to use its reasonable good faith efforts to collect any amounts which third-parties are obligated to reimburse to Landlord; (h) executive salaries of employees of Landlord above the rank of building manager or equivalent position (it being acknowledged that the current title for such position is general manager); (i) costs of repairs or replacements to the Building and to the personal property, fixtures, machinery, equipment and apparatus located therein or used in connection therewith incurred by reason of fire or other casualty, except that Operating Expenses shall include the amount of any deductible permitted pursuant to Section 28.5 below that must be satisfied by Landlord prior to Qualifying for reimbursement of the cost of such repairs and replacements under any applicable insurance policy so long as such deductible was satisfied by Landlord; (j) costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant's or Landlord's expense, to the extent that such work or service is in excess of any work or service that is made available to Tenant without additional payment by Tenant; (k) the cost of any work or service, including the provision of electricity, performed for any tenant (including Tenant) which is paid for by such tenant other than pursuant to lease provisions providing for pass-through of Operating Expenses; (l) any fee or other
     expenditure   paid to  any corporation  or entity  related  to  or
     affiliated with Landlord in excess of the amount which would be paid in the absence of such relationship; (m) any judgment, settlement or arbitration award paid by Landlord to third parties for personal injury or property damage resulting from any negligence of Landlord or its contractors or agents other than the cost of (i) normal repairs and maintenance or (ii) minor repairs equivalent to those normally undertaken by Landlord whether or not resulting from such judgment, settlement or award: (n) the cost of any electricity used by any tenant

     (including Tenant) on the premises (exclusive of common areas) demised by such tenant; (o) attorney's and other professional fees, costs, disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants or prospective tenants of the Building; (p) damages, penalties and fines incurred due to violation by Landlord of the terms and conditions of any lease; (q) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (except for the Building concierge); (r) charitable and political contributions (except, however, dues and fees paid to building or area organizations such as BOMA or the New East Side Association); (s) costs for acquisition of sculptures, paintings or other objects of art; (t) costs and expenses pertaining to the operation and maintenance of the garage located in the Building or the commuter shuttle service currently provided between the Building and Union Station and Northwestern Station; (u) management fees paid to Building Manager to the extent such fees are in excess of the prevailing rate for management of first-class office buildings in downtown Chicago, Illinois, by management agents providing comparable levels of service and assuming comparable levels of liability to those then being provided and assumed by Building Manager; (v) rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (which shall be covered by Section 5.7 below), except equipment which is used in providing janitorial services and which is not permanently affixed to the Building and except typical office furniture, fixtures and equipment, such as computers and photocopy machines, used in the Building office; (w) to the extent the Building, as of the date of this Lease, is not in compliance with applicable federal, state or municipal laws, rules, regulations and orders, the costs of correcting such non-compliance, including, without limitation, the cost of compliance with the requirements of the Americans With Disabilities Act of 1990 as applicable as of the date of the Lease and compliance with the requirements of any such laws, rules, regulations and orders pertaining to Hazardous Materials (as hereinafter defined) as applicable as of the date of this Lease; (x) HVAC Energy Costs for the Building; (y) any vault payments made to the City of Chicago to the extent the use of such vault is for the benefit of occupants or tenants of the Building other than Tenant; and (z) cost and expenses, including legal and accounting fees, associated with operation of the business of Landlord's partnership or other entity which is the Landlord, such as those associated with internal partnership accounting and legal matters and the sale or mortgage of the Building or defense of Landlord's title to the Building, as distinguished from costs of operation of the Building. Landlord agrees to competitively bid all major service contracts for the Building, including the janitorial contract, at least once every three (3) years. Additionally, Landlord agrees that Operating Expenses for the Building on a per square foot basis will be comparable to the amount of total operating expenses per square foot set forth in the BOMA EXPERIENCE EXCHANGE REPORT, INCOME/EXPENSES ANALYSIS FOR OFFICE BUILDINGS, or similar guide, for office space in office buildings in downtown Chicago, Illinois, which are more than 600,000 square feet in size, using the expense history data for the high end of the mid-range of buildings.

          3.12. "RENT ADJUSTMENT" shall mean any amounts owed by Tenant for Operating Expense Adjustment (as hereinafter defined) or capital costs pursuant to Section 5.7.

          3.13. "RENT ADJUSTMENT PAYMENT" shall mean an amount reasonably estimated by Landlord pursuant to Section 5.3 below and required to be paid monthly by Tenant to Landlord, which amount shall be equal to one-twelfth (1/12th) of Landlord's estimate of the Rent Adjustment due for the Comparison Year or part thereof of the Term to which such estimate is applicable.

          3.14. "RENTABLE AREA" shall be determined as follows: The gross area of a floor is determined by measuring from the inside of the glass and from the inside of the exterior walls for the entire floor with no deductions for columns. The non-useable areas are the penetrations, toilets, fan room, telephone, and electrical closets, Building storage space for rent (including the Storage Space) and minimum corridors and lobbies to enable multi-tenant occupancy. Deducting the non-useable area from the gross area produces a useable area. The useable area is then multiplied by an add-on factor to determine the Rentable Area for the floor. The add-on factor for the plaza level, floors 3, 13, 14, 16-24, 26 and 27 of the Tower is 1.1655.

          3.15. "RENTABLE AREA OF THE BUILDING" shall mean two million eighty-six thousand one hundred thirty-six (2,086,136) square feet. Rentable Area Of The Building and Tenant's Proportion may be adjusted from time to time through the addition and/or deletion of office or retail space to the Building; provided, however, that in adjusting Tenant's Proportion as a result of any such deletion of office or retail space in the Building, if as a result of such deletion the Rentable Area Of The Building is reduced by more than ten percent (10%), then the denominator (regardless of the actual Rentable Area Of The Building after such deletion) of the fraction used to determine Tenant's Proportion shall not be decreased in excess of the percentage amount by which the yearly Operating Expenses can reasonably be expected to decrease as a result of such deletion. Landlord shall provide Tenant with written notification of the effective date of such addition and deletion and any such change.

          3.16. "RENTABLE AREA OF THE TOWER" shall mean one million one hundred thirty-five thousand ninety-eight (1,135,098) square feet. Rentable Area
     Of The Tower and Tenant's HVAC Proportion may be adjusted from time to time through the addition and/or deletion of office or retail space to the Tower. Landlord shall provide Tenant with written notification of the effective date of such addition and deletion and any such change.

          3.17. "SUBJECT PREMISES" is that portion of the Demised Premises (up to and including the entire Demised Premises) for which a sublease or assignment of lease has been proposed, accepted or rejected.

          3.18. "TAXES" shall mean all real estate taxes, installments of special assessments, sewer charges, transit taxes, taxes based upon receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (excluding income, capital stock, transfer or franchise or other taxes based upon or measured by Landlord's income or profit) which shall now or hereafter be assessed against the Building; provided, however, if special assessments are permitted to be paid in installments (except for such minimal assessments which in Landlord's judgment would be reasonable to pay in a lump sum rather than in periodic installments), Landlord shall pay such special assessments in the maximum number of installments permitted. Taxes shall include all reasonable fees and costs, including attorneys' fees, appraisals and consultants' fees incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes for a Comparison Year falling in whole or in part within the Term, regardless of whether any reduction or limitation is obtained (except that the amount of such fees and expenses included in Taxes shall be amortized over the period of the reduction if such a payment arrangement is made available to and utilized by Landlord in its reasonable discretion). Taxes "for" a given Comparison Year shall mean Taxes which are assessed or become a lien during such Comparison Year rather than Taxes which are due for payment or paid in such Comparison Year. If at any time the method of taxation then prevailing shall be altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and shall be measured by or be based in whole or in part upon the Building or any part thereof or the real estate upon which the Building or any part thereof is located or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes to the extent that such items would be payable if the Building were the only property of Landlord subject thereto and the income received by Landlord from the Building were the only income of Landlord. Taxes shall not include: (i) interest or penalties arising as a result of a late payment by Landlord, (ii) any sales tax on any materials used by Landlord in connection with the redevelopment or construction of any tenant improvements in the Building and (iii) any vault payments made to the City of Chicago to the extent the use of such vault is for the benefit of occupants or tenants the Building other than Tenant.

           3.19. "WORKLETTER" shall mean the Workletter Agreement of even date herewith executed by Landlord and Tenant and attached hereto and incorporated herein as Exhibit C.

4. BASE RENT.

     Tenant shall pay to Landlord at the office of the Building Manager, or to such other person or at such other place as Landlord may from time to time direct in writing, in lawful money of the United States of America, the Base Rent, as set forth in Section 2.1, payable in equal monthly installments, as set forth in Section 2.1, in advance on or before the first day of each and every calendar month of the Term. The payment of Base Rent, Rent Adjustment Payment, Rent Adjustment and Additional Rent hereunder is independent of each and every other covenant and agreement contained in this Lease and shall be made without any setoff, abatement, counterclaim or deduction whatsoever, except as expressly provided herein. Base Rent, Rent Adjustment Payment, Rent Adjustment and Additional Rent are sometimes hereinafter collectively referred to as "Rent". Unpaid Rent shall bear interest at the rate set forth in Section 30.6, from the date due until paid. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such fractional month shall be prorated on the basis of a 365 day year.

5. RENT ADJUSTMENTS.

     For each Comparison Year, Tenant shall pay as additional Rent the Rent Adjustments hereinafter set forth.

          5.1. CONSUMER PRICE INDEX ADJUSTMENT. [intentionally omitted]

          5.2. OPERATING EXPENSE ADJUSTMENT. The Rent Adjustment for Operating Expenses ("Operating Expense Adjustment") shall be the aggregate of (a) Tenant's Proportion of all Operating Expenses for the Comparison Year for which Rent Adjustment is being determined plus (b) Tenant's HVAC Proportion of all HVAC Energy Costs for the Tower for the Comparison Year for which Rent Adjustment is being determined. Notwithstanding anything contained herein to the contrary, for Lease Years 2 through 5, the Operating Expense Adjustment shall not exceed the following amounts:

      LEASE YEAR                           EXPENSE CAP


            2       107% of the Operating Expense Adjustment for Lease Year 1
            3       114% of the Operating Expense Adjustment for Lease Year 1
            4       123% of the Operating Expense Adjustment for Lease Year 1
            5       131% of the Operating Expense Adjustment for Lease Year 1

     Notwithstanding the foregoing, however, if there shall be imposed upon Landlord or the Building by any governmental authority a new or additional energy tax, then the foregoing cap shall be adjusted upward to reflect any such tax, it being the intent that the foregoing cap not apply to such tax.

          5.3 ESTIMATES OF ADJUSTMENTS. Tenant's Operating Expense Adjustment for each Comparison Year shall be reasonably estimated by Landlord or by Building Manager on behalf of Landlord, and written notice of such estimates shall be given to

     Tenant prior to the Commencement Date and the beginning of each Comparison Year. Tenant shall pay Landlord each month, at the same time as the Base Rent payment is due, an amount equal to one twelfth (1/12) of said annual estimate as Rent Adjustment Payment. In the event Landlord's or Building Manager's estimate of Tenant's Operating Expense Adjustment is not given to Tenant prior to the beginning of the applicable Comparison Year or the Commencement Date, as the case may be, Tenant shall continue to pay to Landlord Rent Adjustment Payments on the basis of the then most current estimate by Landlord or Building Manager and, in addition, on the first day of the calendar month following the date which is twenty-one (21) days after the date on which Landlord or Building Manager notifies Tenant of Landlord's or Building Manager's estimate for such Comparison Year, Tenant shall pay to Landlord a lump sum equal to the estimated Rent Adjustment as revised by Landlord minus (a) any previous Rent Adjustment Payments made by Tenant for such Comparison Year and (b) monthly installments of Rent Adjustment Payments not yet due and payable for the remainder of such Comparison Year. Subsequent to Landlord's initial estimate for a Comparison Year, Landlord may increase the amount to be paid as Rent Adjustment Payment up to one (1) additional time during such year by giving Tenant written notice to that effect, and, in addition, on the first day of the calendar month following the date which is twenty-one (21) days after the date on which Landlord or Building Manager notifies Tenant of any such increase, Tenant shall pay Landlord a lump sum equal to the estimated Rent Adjustment as revised by Landlord or Building Manager minus (a) any previous Rent Adjustment Payments made by Tenant for such Comparison Year and (b) monthly installments of Rent Adjustment Payments not yet due and payable for the remainder of such Comparison Year.

          5.4. READJUSTMENTS. On or before June 30 of each Comparison Year beginning in 1996, Landlord or Building Manager on behalf of Landlord shall prepare and deliver to Tenant statements showing the Operating Expenses and HVAC Energy Costs component of Rent Adjustments for each Comparison Year and a reasonably detailed itemized statement of Operating Expenses as soon as reasonably feasible after same are determined. Such statements shall set forth Tenant's actual Rent Adjustment attributable to such component and the amount of Rent Adjustment Payment attributable to such component for such Comparison Year. The failure of Landlord to deliver Landlord's statement on or before June 30 of each Comparison Year as aforesaid shall not relieve Tenant from the obligation to pay any balance due to Landlord after Landlord's statement is actually delivered; provided, however, interest shall accrue on any over-payment shown in Landlord's statement at the rate specified in Section 30.6 below from June 30 of such Comparison Year to the date Landlord's statement for such year is actually delivered to Tenant and shall be paid or credited to Tenant as provided below with the payment or credit of such over-payment.

          Within thirty (30) days after service of each of the aforementioned statements, Tenant shall pay to Landlord, or Landlord shall either (i) credit against the next Rent payment or payments due from Tenant or (ii) at Tenant's request exercised by means of a notice to Landlord given within thirty (30) days of the effective date of Landlord's statement, refund said credit to Tenant in cash, as the case may be, the difference between Tenant's actual Rent Adjustment attributable to such component for the preceding Comparison Year and the sum of the Rent Adjustment Payments attributable to such component paid by Tenant during such Comparison Year. Tenant's obligation to pay Landlord such difference, if applicable, shall survive the expiration or termination of this Lease. If this Lease expires prior to full application of any credit to Tenant for such difference, Landlord shall pay to Tenant that portion of such difference not reasonably required for payment of Rent for the Comparison Year in which this Lease expires, provided Tenant is not in Default under this Lease. Subject to the terms of this Section 5.4 and to Section 5.9 below, no interest or penalties shall accrue on any amounts which Landlord is obligated to credit or pay to Tenant hereunder and, if paid when due, no interest or penalties shall accrue on any amounts which Tenant is obligated to pay Landlord hereunder.

          5.5. TAXES. Landlord covenants to pay all Taxes before accrual of any interest or penalty. Tenant shall pay to Landlord Tenant's Proportion of Taxes no later than thirty (30) days after the effective date of Landlord's delivery to Tenant of a copy of a bill for Taxes along with Landlord's computation of Tenant's Proportion of such bill for Taxes, but in no event shall Tenant be required to make such payment sooner than thirty (30) days prior to the applicable due date. Said payment for general real estate taxes may be made jointly to the order of Landlord and the county collector. This covenant shall survive the expiration or termination of this Lease. Landlord covenants to contest components of Taxes in a manner that is, in Landlord's reasonable judgement, reasonably consistent with the practices of a prudent owner of first-class office buildings. If any refund of Taxes is received by Landlord for a Comparison Year for which Tenant has paid Tenant's Proportion of Taxes, Landlord shall promptly refund to Tenant, Tenant's Proportion (in effect for such Comparison Year) of the net amount of such refund after deduction of any reasonable costs and expenses, including attorneys fees, incurred in obtaining such refund and not previously collected from tenants of the Building. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord collect from tenants of the Building more than 100% of the actual Taxes incurred with respect to the Building, it being the intent that Landlord not make a profit on the payment of Taxes.

          5.6. YEARLY PRORATION. If the Term commences on any day other than the first day of January, or if the Term ends on any day other than the last day of December, any Rent Adjustment and Tenant's Proportion of Taxes due Landlord shall be prorated so that Tenant shall pay a pro rata share equal to said Rent Adjustment and Tenant's Proportion of Taxes multiplied by a fraction the numerator of which is the number of days of the Term falling within the Comparison Year and the denominator of which is 365. This covenant shall survive the expiration or termination of this Lease.

          5.7. CAPITAL COSTS. Tenant shall pay as Rent Adjustment, when and as billed by Landlord or Building Manager on behalf of Landlord, Tenant's Proportion of the cost of capital improvements made to the Building by Landlord after the date of this Lease which are intended in good faith to result in a reduction of Operating Expenses or which are made to the Building by Landlord after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Building as of the date of this Lease, amortized over such reasonable period as Landlord shall determine in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the rate of interest available to Landlord for the borrowing of funds for construction of such capital improvement, but in no event greater than the annual rate announced by The First National Bank of Chicago as its corporate base rate ("Base Rate"), which is in effect as of the date such capital improvement is put into service, plus three percent (3%). In the event The First National Bank of Chicago ceases to use the term "corporate base rate" in setting a base rate of interest for commercial loans, then Landlord or Building Manager on behalf of Landlord shall utilize an equivalent Base Rate. In the case of any capital improvement which is intended to result in a reduction in Operating Expenses, the total cost of such capital improvement included in Operating Expenses shall not exceed the reduction in Operating Expenses resulting from such capital improvement as reasonably estimated, in accordance with accepted engineering practices, by Landlord's engineer at the time of installation. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be responsible for paying the costs of the asbestos abatement program for the Tower as more fully described in Section 30.24 below nor shall Tenant be responsible for any capital costs which may fall within the description set forth in clause (w) of Section 3.11 above. Additionally, notwithstanding contained herein to the contrary, in no event shall amounts payable by Tenant pursuant to this Section 5.7 in any Comparison Year falling within the initial fifteen (15) year Term of this Lease with respect to capital improvements required under any governmental law or regulation adopted subsequent to the date of this Lease exceed an amount equal to forty cents ($.40) per square foot of Rentable Area Of The Demised Premises, increased by the percentage increase in the average of the monthly CPIs for each calendar year falling within the Term hereof over the average of the monthly CPIs for the calendar year 1995.

          5.8. OCCUPANCY. In the event the Building is not Fully Occupied during any Comparison Year or any portion thereof, the components of HVAC Energy Costs for the Tower and Operating Expenses which vary with the level of occupancy will be equitably adjusted for that year to reflect HVAC Energy Costs for the Tower and Operating Expenses which would have been paid or incurred by Landlord for such Comparison Year had the Building or Tower, as the case may be, been Fully Occupied. The foregoing adjustments are to fully reimburse Landlord for HVAC Energy Costs for the Tower and Operating Expenses, but are not to result in a profit to Landlord. Notwithstanding anything in this Lease to the contrary, in no event shall Landlord be relieved of its liability for that portion of Operating Expenses and HVAC Energy Costs for the Tower which do not vary with occupancy and which are attributable to vacant or unleased tenant spaces in the Building or otherwise collect from tenants more than 100% of actual Operating
     Expenses incurred with respect to the Building.

          5.9. AUDIT. Landlord shall cause to be kept books and records of HVAC Energy Costs for the Tower and Operating Expenses in accordance with a generally accepted system of accounts and accounting practices for real estate consistently maintained. Tenant or its agents or designees shall have the right to begin inspecting Landlord's accounting records relative to HVAC Energy Costs for the Tower and Operating Expenses and Taxes at Landlord's office in the Building during Normal Business Hours at any time within one hundred twenty (120) days following the furnishing by Landlord to Tenant of any Landlord's annual statement. If such inspection shall indicate that Tenant was overcharged for Tenant's Proportion of Taxes, Operating Expense Adjustment or Tenant's Proportion of HVAC Costs for the Tower, and Landlord agrees with such results, then Landlord shall refund to Tenant the full amount of such overcharge. If the amount of any overcharge, together with the amount of any prior refunds for overcharges during the subject Comparison Year, exceeds the Tenant's actual liability for HVAC Energy Costs for the Tower, Taxes and Operating Expenses by more than three percent (3%) (that part of the overcharge is herein referred to as the "excess overcharge") then Landlord shall pay interest to Tenant on the excess overcharge at the interest rate described in Section 30.6 below from the date paid to the date repaid or credited by Landlord. If Landlord shall disagree with the findings of the Tenant's inspection, then the Landlord's records shall be audited by an independent certified public accounting firm (the "Auditor") mutually selected by Landlord and Tenant (provided, however, if Landlord and Tenant cannot agree upon the Auditor, Landlord may select a firm that is one of the six (6) largest national certified public accounting firms to act as Auditor, provided that such firm selected by Landlord did not prepare the initial Operating Expense statement on behalf of Landlord and is acceptable to a majority of the tenants in the Building requesting an audit for the subject period). The results of the Auditor's audit shall be conclusive on Landlord and Tenant. The audit conducted by the Auditor shall be paid for by Tenant if the final determination of the amount of the total overcharge for the Comparison Year is three percent (3%) or less and if the final determination of the amount of the total overcharge for the Comparison Year exceeds three percent (3%) an excess overcharge), then Landlord shall pay the costs of such audit. Pending the results of an such audit, Tenant shall be required to pay the sums shown as due on Landlord's initial statement, and if it shall be determined that any portion of such sums were not properly chargeable to Tenant, then upon such determination Landlord shall immediately credit or pay the appropriate sum to Tenant as provided in Section 5.4 and in this Section 5.9.

6. DIRECTLY CHARGED EXPENSES.

     The following services shall be charged directly to Tenant:

          6.1. ELECTRICAL USE. The Demised Premises, other than the Storage Space on the 40 Mezzanine level and the Storage Space identified as BL-9B, shall be separately metered for electrical use in accordance with the description of Landlord's Base Building Work (as defined in the Workletter). Landlord, Commonwealth Edison or such other utility company as may be selected by Landlord or Building Manager on behalf of Landlord for the Building, shall charge Tenant directly for all electrical services furnished to the Demised Premises. Tenant shall pay for said electrical services in a timely and current manner. In the event electricity is metered by Landlord, Landlord or Building Manager on behalf of Landlord shall not charge Tenant an amount therefor exceeding the rate schedules from time to time in effect of the public utility furnishing electricity to the Building for direct supply of electricity to the Demised Premises.

          6.2. WATER USE. If amounts of water utilized in the Demised Premises are in excess of amounts typically utilized in general offices of comparable size in downtown, Chicago, Illinois, office buildings all water supplied to the Demised Premises shall at Landlord's or Building Manager's option be separately metered. In that event, Landlord or Building Manager on behalf of Landlord or the appropriate municipality, district or utility shall separately charge Tenant for all water used in the Demised Premises. Tenant shall pay for said separately metered water in a timely and current manner.

          6.3. TELEPHONE SERVICE. Subject to Landlord's obligations under the Workletter, Tenant shall be responsible for the procurement and installation of all telephone equipment and service. Tenant shall pay for the same and for all charges for telephone service used in the Demised Premises in a timely and current manner.

7. SERVICES.

     During the Term of this Lease, so long as Tenant is not in Default under any covenant or condition of this Lease, Landlord shall provide, in addition to its obligations under Section 8.2 below, the following items and services:

          7.1. VENTILATION, AIR-COOLING AND HEATING. Ventilation, air-cooling and heating ("HVAC") during Normal Business Hours year round, Holidays excepted, consistent with Exhibit D attached hereto. Whenever Tenant's use or occupancy of the Demised Premises, including lighting, personnel or heat generating machines or equipment in the Demised Premises, in Landlord's judgment affects the temperature or humidity otherwise maintained by the air-cooling and heating system, Landlord reserves the right to install supplementary heat or air-conditioning units in the Demised Premises or elsewhere, as necessary, and the expenses of such installation and equipment and of the operation and maintenance of any supplementary heat or air-conditioning units shall be paid by Tenant to Landlord as Additional Rent at rates established by Landlord. Landlord hereby covenants and agrees that, at all times during the Term of this lease and for so long as the original Tenant hereunder continues to directly (i.e., not including any space subleased or assigned) occupy at least 100,000 square feet of Rentable Area in the Building, the Demised Premises and the Tower will be heated with natural gas, in contradistinction to any other form of power. Landlord further covenants and agrees that in the event Landlord defaults in its aforesaid obligation, Tenant may elect, in addition to any rights or remedies available at law or in equity, to obtain specific performance of Landlord's aforesaid covenant and obligation. With respect to cooling of the Demised Premises and the Tower, in the event Landlord elects to utilize a source of power different from the source currently used as of the date of this Lease, Landlord shall notify Tenant of same and Tenant shall have an opportunity to submit a bid to Landlord for providing power to cool the Tower.

          7.2. WATER. Hot and cold water for use in the lavatories which Landlord has installed for use in the common areas of the Building. If Tenant desires water in the Demised Premises, cold water only may be supplied from municipal water mains drawn through a line and fixtures installed at Tenant's expense, with Landlord's written consent.

          7.3. ELEVATOR SERVICE. Passenger elevator service in common with Landlord and other tenants shall be furnished during Normal Business Hours which service during Normal Business Hours shall consist of no less than one (1) elevator servicing the Bl level from the lobby level, seven (7) elevators exclusively servicing floors 16 through 24 of the Tower only, seven (7) elevators servicing floors 7 through 15 of the Tower, and four
     (4) elevators serving floors 3 to 6, except in the case of emergency repairs and except that Landlord may take one (1) elevator out of service in each such bank for extended periods of time for renovation, refurbishment or extended preventive maintenance. Freight elevator service in common with Landlord and other tenants shall be furnished Monday, Tuesday, Wednesday, Thursday and Friday commencing at eight o'clock a.m. (8:00 a.m.) and terminating at six o'clock p.m. (6:00 p.m.). Except as provided in the Workletter, no freight elevator service shall be provided on Holidays, Saturday or Sunday. Except as provided in the Workletter, normal freight or passenger elevator service at other than the set times shall be at Landlord's option and such services shall create no continuing obligation to provide said service, provided that limited passenger service shall be furnished at all such times normal passenger elevator service is not furnished (it being acknowledged that normal passenger elevator service is required during Normal Business Hours as more fully provided in the first sentence of this Section 7.3), subject to security rules and regulations for the Building, it being agreed that Tenant have access to the Demised Premises 24 hours a day, 7 days a week. Such limited passenger service after Normal Business Hours for floors 16 through 24 of the Tower shall be exclusive to Tenant only as provided in the first sentence of this
     Section 7.3. Operatorless, automatic passenger and freight elevator service shall be deemed elevator service under this section.

          7.4. JANITORIAL. Janitorial service and customary cleaning in and about the Demised Premises, other than the Non-Office Storage Space, shall be provided, except for Saturday, Sunday and Holidays, substantially in accordance with the specifications set forth in Exhibit E attached hereto and made a part hereof.

          Subject to Tenant's right under the immediately following paragraph, Tenant shall not provide any janitorial services or cleaning without Landlord's written consent and then only subject to reasonable regulation by Landlord, with Tenant assuming sole responsibility therefor. Notwithstanding anything herein to the contrary, Tenant may contract with its own janitorial service to provide supplemental janitorial services to the Demised Premises provided that Tenant shall provide Landlord thirty
     (30) days prior written notice that Tenant intends to provide such supplemental janitorial services to the Demised Premises and provided that any such janitor or janitors providing supplemental cleaning services for the Demised Premises are capable of working in harmony with the cleaning contractor for the Building. Tenant agrees to use commercially good faith efforts to contract with the Building janitorial contractor to provide for such supplemental janitorial services.

          Tenant may convene meetings from time to time with Landlord to discuss any complaints which Tenant may have with the services being provided by the janitorial contractor. Further, in the event Landlord does not provide janitorial services in accordance with this Section 7.4 Tenant may give Landlord written notice specifying any such failure. Upon receipt of such notice, Landlord shall meet with Landlord's janitorial contractor to cure any failures or, if necessary in Landlord's reasonable judgment, Landlord shall replace such janitorial contractor within ninety (90) days of receipt of Tenant's notice. If Landlord replaces such janitorial contractor, and such failure to provide services continues for thirty (30) days after such replacement, or if Landlord does not replace such janitorial contractor and Landlord does not cure any such failure within thirty (30) days after receipt of Tenant's initial notice, Tenant may deliver an additional written notice to Landlord specifying any continuing failures. If Landlord does not reasonably satisfy the deficiency or deficiencies set forth in Tenant's additional notice within thirty (30) days after receipt of such notice, Tenant may, upon an additional fifteen (15) day written notice to Landlord, provide janitorial services and cleaning for the Demised Premises to satisfy the deficiency or deficiencies set forth in Tenant's notice, provided, however, that such janitorial services and cleaning provided by Tenant shall be subject to reasonable regulation by Landlord, with Tenant assuming sole responsibility therefor, including, responsibility for causing Tenant's janitorial services and cleaning contractors and employees to coordinate and work in harmony with janitorial services and cleaning contractors and employees of Landlord and Landlord shall have no duty to provide facilities, such as locker rooms or equipment storage areas, for such janitorial contractor employed by Tenant. If Tenant provides janitorial services and cleaning for the Demised Premises in lieu of janitorial services and cleaning to be provided by Landlord hereunder, then, for purposes of determining Tenant's Proportion of Operating Expenses, the costs of providing janitorial services and cleaning to office areas of the Building only (but not the costs of providing janitorial service and cleaning for the lobby and other common areas of the Building) shall be excluded from Operating Expenses.

          Other than as specifically provided herein, Tenant acknowledges and agrees that notwithstanding any provision of janitorial services or cleaning by Tenant hereunder, with Landlord's consent, Tenant shall remain fully responsible for payment of Tenant's Proportion of Operating Expenses for the Building.

          7.5. ADDITIONAL SERVICE HOURS. If Tenant requests Landlord to supply HVAC at times other than Normal Business Hours, and if such request is in writing and received by Landlord at the office of the Building prior to 5:00 p.m. on the day for which such additional services are requested (and prior to 5:00 p.m. on Friday in the event such additional services are requested for Saturday or Sunday and prior to 5:00 p.m. on the day before a Holiday or Holiday period in the event such additional services are requested for a Holiday or Holiday period, respectively), Landlord will supply the necessary HVAC at rates set by Landlord, and Tenant will pay all Landlord's charges therefor within thirty (30) days after Tenant receives Landlord's bills for such charges. Tenant shall deliver to Landlord a written designation of no more than five (5) representatives of Tenant who are authorized to request such additional HVAC and Landlord shall only be required to provide such additional services upon the written request as provided above of one (1) of such designated representatives. Subject to Landlord's preventive maintenance scheduling, Tenant may request such additional HVAC by means of a standing order for such additional services. The current charges for after-hours HVAC are set forth on Exhibit F attached hereto and made a part hereof.

          7.6. BUILDING SECURITY Landlord shall provide security services for the common areas of the Building on a twenty-four (24) hour a day, seven
     (7) day a week basis at levels which, at a minimum, are consistent with the current level of security services being provided at the Building as of the date of this Lease (subject to changes in security technology and procedures) and otherwise at least generally consistent with personnel and systems customarily purchased, leased or contacted for in first-class office buildings in the downtown Chicago, Illinois, area.

          7.7. ELECTRICAL CONNECTIONS. To the extent electric and communications service to the Demised Premises requires use of existing lines, wires, feeds, connectors, utility closets or other equipment located in portions of the Building other than the Demised Premises, Landlord shall allow Tenant reasonable access thereto and use thereof.

          7.8. PEST CONTROL. To the extent necessary, Landlord will provide periodic pest control services for the Demised Premises.

          7.9. OTHER SERVICES. Landlord may from time to time provide additional services (including, without limitation, furnishing and installing light ballasts) to Tenant at Tenant's request. Tenant shall reimburse Landlord one hundred eight percent (108%) of the cost of such services; provided, however, that the foregoing charge shall not be applicable to after-hours HVAC services which is provided for in Section
     7.5 above. Any such services shall be invoiced by Landlord on a monthly basis or at the time such services are rendered.

          7.10. SERVICE INTERRUPTIONS. In the event landlord performs any preventive maintenance upon any common areas or facilities of the Building, including but not limited to the Building elevators and electrical, HVAC, plumbing, sewerage or other Building systems, which maintenance will interrupt the services Landlord is obligated to provide Tenant under this Lease, Landlord agrees to give Tenant notice of such preventive maintenance at least two (2) business days (except in the event of emergencies) prior to the date scheduled for such preventive maintenance. Landlord also agrees to schedule preventive maintenance at such time or times which, after consultation with Tenant, will reasonably minimize inconvenience or interruption to Tenant or its business or operations; provided, however, that any preventive maintenance to the electrical breakers of the Building which would cause a break in electrical service to Tenant's computer or communication facilities (presently intended to be located on floor 3 of the Demised Premises and to contain no more than 11,806 useable square feet) or gas control section (presently intended to be located on floor 20 of the Demised Premises and to contain no more than 3,915 useable square feet) shall be performed after Normal Business Hours.

          Tenant agrees that Landlord shall not be liable for any damages resulting from the failure to furnish or for delay in furnishing any service when such failure or delay is occasioned, in whole or in part, by Tenant or its agents, servants, employees, guests, licensees or invitees or Force Majeure (as defined below in Section 30.34) and except as hereafter stated such failures or delays shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Demised Premises or relieve Tenant from paying Rent or the Storage Space Fee (as defined in Exhibit K attached hereto) or performing any of its obligations under this Lease. Notwithstanding the foregoing, if Landlord ceases to furnish any of the services referred to in this Article 7 and such cessation is not caused by a casualty described in Article 14 below (in which case Article 14 shall control) or caused by Tenant or its agents, servants, employees, guests, licensees or invitees or by Force Majeure, and, as a result thereof, the Demised Premises, or any portion thereof, are rendered untenantable for a period in excess of two (2) consecutive business days (and Tenant does not, in fact, conduct business from such untenantable portion of the Demised Premises) then, commencing with the beginning of such cessation, Tenant shall be entitled to an abatement of Rent or Storage Space Fee, as the case may be, with respect to those portions of the Demised Premises that are rendered untenantable for the duration of such untenantability until Tenant resumes or can resume tenancy of the affected portion of the Demised Premises. Additionally, notwithstanding anything contained hereto the contrary, if any such period of untenantability involving more than fifty percent (50%) of the Rentable Area Of The Demised Premises is longer than sixty (60) consecutive days, then subject to the provisions of Article 14 and unless the same stoppage of services affects the majority of office building in downtown Chicago, Illinois, Tenant may elect to terminate this Lease by written notice to Landlord within the ten (10) day period following such sixty (60) consecutive day period; provided, however, that if such stoppage of service requires work to be performed, acts to be done, or conditions to be removed which, by their nature, cannot reasonably be performed, done or removed, as the case may be, within such sixty (60) day period, then if Landlord shall have commenced curing or correcting the same within such period and shall have diligently prosecuted such correction or cure, such sixty (60) day period shall be extended by such additional time period not to exceed an additional ninety (90) days, for a total of one hundred fifty (150) days in the aggregate. Nothing in this
     Section 7.10 shall be construed to relieve Landlord of its obligation to furnish the services described in this Article 7, to make the repairs described in Article 8 below and to effect the repair and restoration to the extent required of Landlord pursuant to Articles 14 and 15 below. For purposes of this Section 7.10, "untenantable" shall mean, as to any portion of the Demised Premises, that Tenant cannot reasonably use the respective portion of the Demised Premises for their intended purposes.

8.   CONDITION OF DEMISED PREMISES AND COMMON FACILITIES.

          8.1. ACCEPTANCE OF PREMISES. Tenant's taking possession of the Demised Premises or any portion thereof for occupancy or construction of Tenant Improvements (as defined in the Workletter) shall be conclusive evidence against Tenant that the portion of the Demised Premises taken possession of was then in good order and satisfactory condition, subject to the terms of the Workletter (including warranties and guarantees set forth therein and including Landlord's obligation to complete Base Building Work on floors 17 and 19 of the Demised Premises after delivery to Tenant), to any exceptions previously agreed upon in writing by Landlord and Tenant, to any punchlist items and to latent defects in the Base Building Work (as defined in the Workletter). No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Demised Premises or any part thereof have been made, and no representation respecting the condition of the Demised Premises or the Building has been made to Tenant by or on behalf of Landlord, except to the extent set forth in this Lease.

          8.2. LANDLORD'S OBLIGATIONS. Landlord shall perform all maintenance and make all repairs and replacements to common areas of the Building and to base Building systems to keep the Building in a condition comparable to other first-class office buildings in downtown Chicago, Illinois, and shall provide such services, facilities, supplies and personnel as are consistent with comparable first-class office buildings in downtown Chicago, Illinois, including a staff of building engineers. Landlord agrees that its operation of the Building shall be efficient and economical in a manner reasonably comparable with other first-class office buildings in downtown Chicago, Illinois. Without limiting the generality of the foregoing, Landlord shall maintain, repair and replace, as reasonably necessary for first-class office buildings in downtown Chicago, Illinois, (a) base Building plumbing, sprinkler, HVAC, electrical and mechanical lines and equipment associated therewith (and not including Tenant installed systems) and elevators and escalators which serve the Demised Premises or common areas of the Building; (b) the exterior wall system, including exterior glass windows, and interior and exterior structural components of the Building, including the roof; and (c) the common areas of the Building, including Building lobby and common entrances, corridors, doors, windows, loading docks, stairways, lavatory facilities and elevator cabs; provided, however, Landlord shall not be obligated to provide any repair, replacement or maintenance (i) which Tenant is specifically obligated to perform under the terms hereof or (ii) of Tenant's Improvements or subsequent Alterations and Additions.

          8.3. LIGHT AND AIR. This Lease does not grant any rights to light or air over property, nor to a view of or from the Building.

9.  POSSESSION

     As more fully provided in the Workletter, Landlord shall complete the Base Building Work for all of the Demised Premises, other than those portions located on floors 17 and 19 of the Tower, and deliver possession of same to Tenant for construction by Tenant of Tenant Improvements therein on or before May 15, 1994. Landlord shall deliver possession of the remaining balance of the Demised Premises to Tenant for construction of Tenant Improvements by Tenant, and shall complete the Base Building Work for such remaining balance of the Demised Premises in accordance with the milestone dates schedule attached to the Workletter as Attachment B, as more fully provided in the Workletter. Upon substantial completion of the each respective portion of the Base Building Work and delivery of possession of same to Tenant, Tenant and Landlord shall execute an Acceptance of Premises Memorandum, the form of which is attached hereto as Exhibit G. If the Demised Premises are ready for occupancy prior to the Commencement Date and Tenant occupies all or any portion of the Demised Premises prior to said date for the conduct of business, Tenant shall pay Base Rent, Additional Rent, Tenant's Proportion of Taxes and Rent Adjustment and the Storage Space Fee for the period of occupancy prior to the Commencement Date on a per diem basis apportioned for the proportionate area so occupied; provided, however, that notwithstanding the foregoing, if Tenant occupies all or a portion of the Demised Premises for the conduct of business after January 1, 1995, or sixty (60) days prior to the Commencement Date, whichever first occurs, Tenant shall not be required to pay Base Rent, Additional Rent, Tenant's Proportion of Taxes or Rent Adjustment or the Storage Space Fee for the period of occupancy prior to the Commencement Date.

10. USE OF DEMISED PREMISES.

     Tenant shall occupy and use the Demised Premises during the Term for the Permitted Use, as set forth in Section 2.6, and for no other purpose, subject to the agreements herein contained.

          10.1. GOVERNMENT USE REGULATION. Tenant will not make or permit to be made any use of the Demised Premises or the Stairwell (as hereinafter defined) or do, or permit to be done, any act or thing upon the Demised Premises or the Stairwell which, directly or indirectly, is forbidden by public law, ordinance or governmental regulation or which may be dangerous to persons or property. Tenant, at its sole expense, shall comply with all laws, statutes, ordinances, codes and regulations now or hereafter in force relating to the Demised Premises and the Stairwell and the use and occupancy hereof by Tenant, except to the extent they are the responsibility of Landlord under Section 8.2 above.

          10.2. HAZARDOUS MATERIAL. In the event any Hazardous Material (hereinafter defined) is brought into or onto the Demised Premises by Tenant, Tenant shall handle any such material in compliance with all applicable federal, state and/or local regulations. For purposes of this Section, "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect (collectively "Environmental Laws"). Tenant shall submit to Landlord on an annual basis copies of its approved hazardous materials communication plan, and OSHA monitoring plan, if Tenant is required to prepare, file or obtain any such plans. Tenant will indemnify and hold harmless Landlord from any losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees) which Landlord may suffer or incur as a result of Tenant's introduction into or unto the Demised Premises of any Hazardous Material. This Section shall survive the expiration or sooner termination of this Lease.

          10.3. USE AFFECTING INSURANCE. Tenant shall not do, or permit anything to be done upon the Demised Premises or the Stairwell, or bring or keep anything thereon in violation of rules, regulations or requirements of the City of Chicago fire department or other authority having jurisdiction, and then only in such quantity and manner of storage as not to increase the rate of fire insurance applicable to the Building. Without limiting the foregoing covenant of Tenant, if as a result of Tenant's use of the Demised Premises or the Stairwell (a) the amount of insurance premiums payable by Landlord for insurance maintained by Landlord for or in respect to the Building is increased, (b) any such insurance coverage is decreased, or (c) cancellation or refusal to renew any such insurance policy is threatened, Landlord shall so notify Tenant, whereupon Tenant shall immediately pay any such increased premium attributable to Tenant's use of the Demised Premises or the Stairwell or cease any such use, failing which (or in the event of a threatened cancellation or refusal to renew any such insurance policy which may not be cured by the payment of an additional premium) Landlord shall have the right and option, in addition to Landlord's other rights and remedies hereunder, to terminate this Lease upon written notice to Tenant effective on the date set forth in such notice.

          10.4. RULES. Tenant shall faithfully observe and comply with rules and regulations attached to and made a part of this Lease as Exhibit H, and, after notice thereof, all reasonable modifications, amendments and additions thereto from time to time adopted by Landlord or its agent. Landlord agrees that it will not adopt, modify or enforce such rules and regulations in a manner that discriminates against Tenant. If any rules and regulations adopted by Landlord are contrary to the terms of this Lease, the terms of this Lease shall govern.

11. CARE AND MAINTENANCE.

     Subject to the provisions of Articles 7, 8 and 9 above, Tenant shall, at Tenant's own expense, keep the Demised Premises in good order, condition and repair during the Term, ordinary wear excepted. If Tenant does not make repairs required of Tenant under this Lease within thirty (30) days after written notice from Landlord (or immediately without notice in the event of an emergency) of Tenant's failure to make such repairs (provided, however, that if such default cannot be cured with said thirty (30) days, then such thirty (30) day period shall be extended so long as Tenant has promptly commenced to cure such default within said thirty (30) day period and diligently proceeds to cure such default), Landlord may, but shall have no obligation to, make repairs, and Tenant shall promptly pay the cost thereof as Additional Rent including a reasonable fee established by Landlord for Landlord's performing said repairs. Tenant shall pay Landlord for premium time and for any other expense incurred in the event repairs, alterations, decorating or other work in the Demised Premises are not made during Normal Business Hours at Tenant's request.

12. ALTERATIONS AND ADDITIONS.

     Tenant shall not erect any partitions or make any alterations, additions, changes or repairs (hereinafter referred to as "Alterations and Additions") to the Demised Premises without obtaining in each instance Landlord's prior written consent; provided, however, Landlord shall not unreasonably withhold its consent to any such requested Alterations and Additions and shall respond to any such request within ten (10) business days (and failure to respond within said ten
(10) business days shall be deemed consent to the requested Alterations and Additions); provided further, however, Tenant may perform Alterations and Additions without Landlord's consent if such Alterations and Additions (a) do not affect the mechanical, plumbing, electrical, HVAC or life safety systems of the Building (not including, however, any non-material Alterations and Additions which affect the foregoing systems within the Demised Premises only), (b) do not affect, structural components of the Building or require any new penetration of the floor or ceiling, (c) are not visible from outside the Demised Premises, (d) would not require entry into another tenant's premises, (e) would not substantially reduce the value of the Tenant Improvements in the Demised Premises as provided in the Workletter, and (f) in the aggregate do not cost more than Two Hundred Fifty Thousand Dollars ($250,000.00) in any twelve (12) month period; provided further, however, that even if Landlord's consent is not required, Tenant shall notify Landlord in writing of any such Alterations and Additions. Notwithstanding the foregoing, Landlord's consent shall not be required for any painting or decorating within the Demised Premises, provided that Tenant shall notify in writing Landlord of such painting and decorating.

     Landlord may impose such reasonable conditions with respect to Alterations and Additions as Landlord deems appropriate, including, without limitation, requiring copies of permits necessary for such Alterations and Additions and requiring use of a general contractor reasonably acceptable to Landlord; provided, however, that Landlord may not impose any conditions which would in effect prohibit Tenant from performing the Alterations and Additions which Tenant may perform without Landlord's consent as described in the immediately prior paragraph. Alterations and Additions are not required to be performed by Landlord, but if Alterations and Additions are not performed by Landlord, they shall be performed under Landlord's regulation (which regulation, however, shall not be materially different from the regulation set forth in the Workletter) and Tenant shall pay to Landlord all reasonable actual costs and expenses (but not a supervisory fee) incurred by Landlord in connection with its review, approval and monitoring of the completion of such Alterations and Additions.

     Unless otherwise provided by written agreement, all Alterations and Additions shall remain upon and be surrendered with the Demised Premises, provided that, at Landlord's option, Tenant shall, at its expense, when surrendering the Demised Premises, remove from the Demised Premises all such Alterations and Additions installed in the Demised Premises by Tenant and restore the Demised Premises to their condition as of the commencement of the Term, normal wear excepted. If Tenant does not remove said Alterations and Additions after request to do so by Landlord, Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord, plus a fee for Landlord's removal of same equal to twenty percent (20%) of the cost of such removal, upon demand. Notwithstanding the foregoing, at the time Tenant seeks Landlord's consent to any Alterations and Additions, Landlord shall, if Tenant shall request in writing, advise Tenant whether or not Landlord will require removal of such Alterations and Additions. Landlord may not designate for removal any Alterations and Additions which replace or are otherwise reasonably comparable in nature and scope to the initial Tenant Improvements installed by Tenant in accordance with the Workletter. At the time Tenant vacates the Demised Premises, Landlord may not designate for removal any Alterations and Additions which Landlord has so advised Tenant Landlord would not require Tenant to remove. Additionally, notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove the Tenant Improvements from the Demised Premises.

     To the extent permitted by law, Tenant hereby agrees to protect, defend, and indemnify Landlord, its agents and employees, with regard to the Demised Premises and the Building, from any and all liabilities of every kind and description which may arise out of or be connected in any way with said Alterations or Additions, except for any loss or damage to the extent caused by the negligence or wilful misconduct of Landlord, its employees and agents, and except for the presence of asbestos containing material in the Demised Premises or the Building (provided that Tenant complies with the provisions of the last paragraph of this Article 12), including, without limitation, the failure of Landlord to abate asbestos containing materials in the Demised Premises as part of the Base Building Work as more fully described in the Workletter. Any mechanic's lien filed against the Demised Premises or the Building or any notice which is received by either Landlord or Tenant for work claimed to have been furnished to Tenant shall be released and discharged, within thirty (30) days after such filing or receipt, whichever is applicable, at Tenant's expense, and if such lien or notice is filed, it shall be released and discharged of record by Tenant within said thirty (30) days; provided, however, that Tenant shall have the right to contest any such lien provided that Tenant does so in good faith and diligently pursues the same and that Tenant gives to Landlord security adequate in the reasonable opinion of Landlord to assure payment thereof and any interest thereon and costs and expenses with respect thereto (which security may consist of satisfactory bonds, personal undertakings or title indemnities or endorsements) and to prevent any foreclosure of the lien or sale of the Demised Premises, Tower or Building by reason of non-payment thereof; provided further, however, that on final determination of the lien, Tenant shall promptly pay and satisfy any judgment rendered, including all costs and charges, and shall have the lien released of record; provided further, however, that Tenant shall have any and all liens which affect title to the Demised Premises, Tower or Building released of record prior to the expiration or termination of the Term. For Alterations and Additions performed other than by Landlord, upon completion Tenant shall furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. With respect to any and all Alterations and Additions, Tenant shall be responsible for compliance with all insurance requirements and with all applicable governmental laws, statutes, ordinances, codes and regulations, including, without limitation, all requirements of the Americans with Disabilities Act of 1990, and Landlord's review and approval of plans for any such Alterations and Additions or supervision, coordination or other activities in connection with any of such Alterations and Additions shall not create any obligation or liability on the part of Landlord for such compliance. All Alterations and Additions shall be constructed in a good and workmanlike manner and only first class material shall be used. All work performed by Tenant or Tenant's contractors or subcontractors shall be coordinated with any general construction work in the Building in order not to adversely affect construction of the Building or other work being performed by or for Landlord or Landlord's contractors or subcontractors, it being understood that Landlord shall reasonably control scheduling of use of the loading docks, freight elevators and other common facilities of the Building.

     As more fully provided in the Workletter Agreement, as part of Landlord's Base Building Work for the Demised Premises, Landlord will perform certain asbestos abatement work in the Demised Premises. After such abatement work, certain asbestos containing material may remain within certain portions of the Demised Premises. In the event that any Tenant Alterations and Additions hereunder would involve penetrating, removing or otherwise disturbing any of such asbestos containing material which remains in the Demised Premises or the Building, Tenant shall notify Landlord thereof and Landlord shall be responsible, at its sole cost and expense, for either promptly removing the remaining asbestos containing materials which would be involved in such Alterations and Additions or promptly performing the portion of the Alterations and Additions which involves removing, penetrating or otherwise disturbing the asbestos containing material. Notwithstanding anything contained in this Lease to the contrary, any indemnifications by Tenant hereunder shall not be applicable to any of such asbestos abatement work to be performed by Landlord hereunder.

13.  ACCESS TO DEMISED PREMISES.

     Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Demised Premises; provided, however, that with respect to erection of pipes, ducts, wiring and conduits in and through the Demised Premises (other than the Non-Office Storage Space located on the 40 Mezzanine Level and the Non-Office Storage Space identified as BL-9B), the same shall be in finished areas that are architecturally compatible with and of minimal visual impact on the balance of the Demised Premises and subject to the requirement that the exercise of such right does not materially interfere with Tenant's use and enjoyment of the Demised Premises. Upon reasonable prior notice (except that no prior notice shall be required in the case of emergency or in connection with providing janitorial or other services required under this Lease), Landlord or Landlord's agents shall have the right to enter upon the Demised Premises to inspect or exhibit the same (provided, however, that Landlord shall have the right to enter the Demised Premises to exhibit the same only in the last eighteen (18) months of the Term), to perform janitorial and cleaning services and other services to be provided to Tenant hereunder, and to make such inspections, decorations, repairs, alterations, improvements or additions to the Demised Premises or the Building as Landlord may deem necessary. Landlord shall be allowed to take all material into and upon said Demised Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and Rent shall in no way abate while said decorations, repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise; provided however, that Landlord shall use reasonable efforts to not materially interfere with the conduct of Tenant's business, which reasonable efforts include consulting with Tenant to schedule the work in such manner as to minimize the impact on the conduct of Tenant's business, and provided further that nothing in this Article 13 nullifies the provisions of Section 7.10 above respecting interruption of Landlord's services required hereunder and Tenant's rights to abate Rent. Prior to commencing any work within the Demised Premises herein authorized, Landlord shall give Tenant at least forty-eight (48) hours advance notice (except that no prior notice shall be required in the case of an emergency or in connection with providing janitorial or other services required under this Lease and except that in connection with access to mechanical, electrical and plumbing systems in the core of the Building which requires access through the Demised Premises, Landlord shall only be required to give reasonable notice under the circumstances) advising Tenant in reasonable detail of the nature of such work, and when such work has been completed, Landlord shall remove waste and debris and otherwise restore the Demised Premises to substantially the condition they were in prior to such work except for such changes therein as were intended by such work. If, after receiving any required notices, Tenant shall not be personally present to open and permit entry into said Demised Premises, at any time, when for any reason entry therein shall be necessary or permissible, Landlord may enter the same by a master key, or may in the event of an emergency forcibly enter the same, without rendering Landlord liable therefor (provided that during such entry Landlord shall accord reasonable care to Tenant's property). Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building (provided, however, that notwithstanding such change in the arrangement and/or location, reasonable access will be provided to the Demised Premises and in any event the foregoing shall not permit Landlord to reduce the level of elevator service Landlord is required to provide under Section 7.3 above or deprive Tenant of the exclusive use of no less than seven (7) elevators serving floors 16 through 24 of the Tower as required under Section 7.3 above), and to close entrances, doors, corridors, elevators or other facilities, and to erect scaffolding and other structures reasonably required for the performance of work which Landlord is entitled or obligated to perform; provided, however, that if Landlord prohibits Tenant's use or access to a portion of the Demised Premises, then Tenant shall be entitled to a proportionate abatement of Rent or Storage Space Fee, as the case may be, (based on the square footage of the area which is inaccessible) for the period that such portion of the Demised Premises is unusable or inaccessible. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or the use of, any adjacent or nearby buildings, land, streets or alleys. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to designate and maintain locked, secured room or rooms in the Demised Premises, other than the Non-Office Storage Space, aggregating no more than 4,000 feet per floor. Tenant shall not be required to give Landlord a key for such secured room or rooms and Landlord and Landlord's agents shall not be allowed access to such secured room or rooms; provided, however, that Landlord and Landlord's agent may, in the event of an emergency, forcefully enter such room or rooms. In no event shall Landlord or Landlord's agent have any responsibility for any damage to any such secured room or rooms or any personnel or property located therein nor shall Landlord or Landlord's agent have any liability for any damage caused by forceful entry as provided above, provided, however, Landlord shall use reasonable care to not damage Tenant's property. Landlord shall not be required to provide janitorial services and cleaning for such designated secured room or rooms unless Tenant's personnel are present to allow Landlord's janitorial contractor into such room and Tenant's personnel accompany Landlord's cleaning contractor's employees in such secured areas and Tenant acknowledges that the foregoing shall not reduce Tenant's share of Operating Expenses for the Building.

14. DAMAGE OR DESTRUCTION.

          14.1. TOTAL DESTRUCTION. If the Tower or the Demised Premises shall be totally destroyed by fire or other casualty, then either party shall have the right to cancel and terminate this Lease as of the date of such destruction. Any such right to terminate must be exercised by written notice to the other party served within ninety (90) days after the date of such destruction.

          14.2. PARTIAL DESTRUCTION. If (a) the Building shall be damaged by fire or other casualty and if such damage renders the Demised Premises untenantable, in whole or in part, or (b) the Demised Premises is not rendered untenantable but the Tower is substantially damaged or (c) the Demised Premises shall be damaged by fire or other casualty, then within thirty (30) days of the occurrence of said fire or casualty, either party shall have the right to request the selection of a registered architect or architectural firm experienced in design and construction similar to the Building, for the purpose of determining and certifying whether or not restoration of the Demised Premises and the Building can be accomplished by using standard working methods and procedures so as to make the Building and Demised Premises tenantable within two hundred seventy (270) days from commencement of restoration efforts. Said architect or firm shall be selected by mutual agreement of Landlord and Tenant within fifteen (15) days after notice from either party to the other requesting the selection of an architect. If the parties fail to agree on the selection of the architect or architectural firm within said fifteen (15) day period, the architect shall be selected within the following five (5) day period, by lot as follows: Landlord and Tenant shall each notify the other of the names of an architect or architectural firm having the above qualifications and an employee of Tenant shall draw the name. In the event only one party issues notice of the name of an architect within the aforesaid five (5) day period, the architect named by such party shall make the determination and certification. The fees of the architect or architectural firm making such determination and certification shall be shared equally by Landlord and Tenant.

          In the event the architect making the aforesaid determination and certification concludes that the aforesaid restoration cannot be accomplished within two hundred seventy (270) days from commencement of restoration, either party shall have the right to terminate this Lease by giving the other party notice of such election within twenty (20) days after the effective date of the determination and certification of said architect.

          Notwithstanding anything contained herein to the contrary, if a portion of the Demised Premises is made untenantable as aforesaid during the last year of the Term hereof, Landlord shall have the right to terminate this Lease as of the date of the fire or other casualty by giving written notice thereof to Tenant within thirty (30) days after the date of such fire or other casualty, in which event the Rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty. Additionally, notwithstanding anything contained herein to the contrary, Landlord shall have no duty to repair or restore the Demised Premises or Building if the damage is due to a casualty which is uninsurable under commercially available casualty insurance; provided, however, if Landlord elects not to repair or restore the Demised Premises or Building because of such uninsurable casualty, Tenant shall have the option to terminate this Lease.

          14.3. COMMENCEMENT OF RESTORATION. If the Demised Premises or the Building are so damaged or destroyed by fire or other casualty from any cause and whether such damage or destruction occurred before or after the Commencement Date, then unless the Lease has been terminated pursuant to Sections 14.1 or 14.2 above, restoration shall be commenced by Landlord within thirty (30) days after the effective date of the determination and certification of the architect selected pursuant to Section 14.2 above (or within ninety (90) days of the occurrence of the fire or other casualty in the event neither party has initiated the determination process set forth in Section 14.2 in a timely manner (hereinafter, the "Restoration Commencement Date")), and shall be completed with reasonable diligence. If Landlord does not commence such restoration as of the Restoration Commencement Date, or thereafter with reasonable diligence to complete such restoration, then Tenant may terminate this Lease as of the date of such fire or other casualty by serving notice on Landlord subsequent to the Restoration Commencement Date but prior to the date Landlord commences such restoration; provided, however, that Tenant shall not be entitled to terminate this Lease if and so long as Landlord's failure to commence restoration is due to reasonable delays in the adjustment of the insurance loss or to the occurrence of an event of Force Majeure.

     Landlord shall have no duty to repair or restore any improvements in the Demised Premises other than the Base Building Work and the Tenant Improvements to the extent paid by Landlord's Build-Out Commitment (other than furniture, fixtures and equipment). By way of example, and not in limitation, of the foregoing, Landlord shall have no duty to repair or restore any Alterations and Additions made by or on behalf of Tenant, or Tenant's personal property, special lighting fixtures, built-in cabinets or bookshelves, equipment or trade fixtures.

          14.4. COMPLETION OF RESTORATION. If the Demised Premises or the Building are so damaged or destroyed by fire or other casualty from any cause and whether such damage or destruction occurred before or after the Commencement Date, and neither Landlord or Tenant have terminated this Lease pursuant to Sections 14.l or 14.2, and Landlord has not substantially completed the restoration of the Building and the Demised Premises within two hundred seventy (270) days after the Restoration Commencement Date (or such longer period for restoration as is certified under Section 14.2), then Tenant shall have the right to terminate this Lease at any time after the end of said two hundred seventy (270) day period (or such longer period for restoration as is certified under Section 14.2) and prior to such substantial completion, by giving Landlord written notice of such election, provided that such termination shall not be effective if Landlord substantially completes the restoration of the Building and the Demised Premises within thirty (30) days after the effective date of Tenant's notice of termination and provided further that such two hundred seventy
     (270) day period (or such longer period for restoration as is certified under Section 14.2) shall be extended by the period of time such restoration is reasonably delayed by reason of Force Majeure or commencement of such restoration is reasonably delayed by adjustment of the insurance loss. For the purposes of this Article 14, the Demised Premises shall not be deemed restored unless reasonable and safe access to the Building is available and the existence of any damage or destruction to any other portion of the Building (including, without limitation, common areas, the Building's elevators and electrical, HVAC, plumbing, sewerage or other Building systems) which has not been restored has no material adverse effect on Tenant's use, occupation or enjoyment of the Demised Premises.

          14.5. EFFECT OF TERMINATION OF LEASE. If Tenant shall exercise its option under Sections 14.1, 14.2, 14.3 or 14.4 to terminate this Lease, or if Landlord shall exercise its option under Sections 14.1 or 14.2, then the Term shall end on the date of the fire or other casualty to the Demised Premises or to the Building, and thereupon all the rights and obligations of Landlord and Tenant under this Lease shall terminate except with respect to the obligations and liabilities of Landlord and Tenant, actual or contingent, under this Lease which arose on or prior to the date of termination.

          14.6. ABATEMENT OF RENT FOR UNTENANTABILITY. In the event all or any part of the Demised Premises are rendered untenantable because of damage by fire or other casualty to the Demised Premises, the Tower or the Building from any cause and whether such damage occurred before or after the Commencement Date, the Rent and Storage Space Fee, as the case may be, payable by Tenant shall equitably abate (given the rent structure for the various portions of the Demised Premises) on a per diem basis during the period in which the Demised Premises or any portion thereof is untenantable or reasonable and safe access to the Demised Premises is unavailable.

     15.  CONDEMNATION.

          15.1. TAKING OF THE ENTIRE DEMISED PREMISES. In the event that the whole of the Demised Premises, or so much thereof as to render the balance of the Demised Premises impractical for the operation of Tenant's business (including loss of access to the Demised Premises), shall be taken or condemned, by any authority under power of eminent domain or any similar power for any public or quasi-public use or purpose, or shall be transferred by agreement in connection with such public or quasi-public use or purpose with or without a condemnation action or proceeding being instituted, then this Lease shall terminate and Tenant's obligation to pay Rent shall cease as of the date of such taking, condemnation or transfer.

          15.2. PARTIAL TAKINGS. In the event that either before or after the Commencement Date (a) any portion of the Building, not including the Demised Premises, shall be taken or condemned by any authority under power of eminent domain or any similar power for any public or quasi-public use or purpose, or shall be transferred by agreement in connection with such public or quasi-public use or purpose with or without a condemnation action or proceeding being instituted, or (b) any portion of the Demised Premises, but not so much thereof as to render the balance of the Demised Premises impractical for the operation of Tenant's business, shall be taken or condemned by any authority under power of eminent domain or any similar power for any public or quasi-public use or purpose, or shall be transferred by agreement in connection with such public or quasi-public use or purpose with or without a condemnation action or proceeding being instituted, this Lease shall remain in full force and effect, except that Rent and Storage Space Fee, as the case may be, shall equitably abate (given the rent structure for the various portions of the Demised Premises) as hereinafter provided and Landlord shall, within a reasonable time after the occurrence or transfer, repair, restore and rebuild any portion of the Demised Premises and the Building damaged by such taking, condemnation or transfer to a condition as near as practicable as that which existed immediately prior to such taking, condemnation or transfer. The aforesaid Rent and Storage Space Fee abatement shall continue until such time as such repair, restoration and rebuilding is sufficiently completed to allow reasonable and safe access to the Demised Premises and Rent and Storage Space Fee shall abate as to any portion of the balance of the Demised Premises not so taken, condemned or transferred, the use and occupancy of which by Tenant is materially impeded by such repair, restoration and rebuilding, for the period of such inconvenience.

          15.3. IMPEDED ACCESS. If the configuration of any street, alley, building or structure adjacent to the Building is changed by any competent authority to such an extent that reasonable and safe access to the Building is not available or is materially adversely affected, Landlord shall, within a reasonable time after such change and at Landlord's expense, perform such remodeling or reconstruction of the Building as may be necessary or desirable to provide access comparable as to reasonableness and safety to that which existed prior to such change.

          15.4. EMINENT DOMAIN PROCEEDINGS. Landlord shall inform Tenant promptly if Landlord has knowledge of the pendency of any such taking, condemnation or transfer of all or a portion of the Demised Premises or the Building and shall keep Tenant informed about such action. Tenant shall have the right to assert, pursue and realize its claims against the condemnor whether such proceeding was commenced before or after the Commencement Date for (a) the value of any improvements installed by Tenant at its expense, Alterations and Additions, trade fixtures and personal property on the Demised Premises, (b) Tenant's damage for business interruption, relocation expenses and moving expenses and (c), if such taking, condemnation or transfer occurs at any time (i)during the last ten
     (10) years if the initial fifteen (15) year Term of this Lease or (ii) in the event Tenant exercises its First Extension Option (as herein defined) for a ten (10) year period (i.e., simultaneous exercise of the Second Extension Option along with the First Extension Option), then during the last five (5) years of the ten (10) year extension period, the value of Tenant's leasehold interest.

          15.5. TEMPORARY TAKINGS. If all or any portion of the Demised Premises taken, condemned or transferred as aforesaid is returned to Landlord prior to the termination of this Lease (including any renewals or extensions of this Lease whether or not Tenant has then exercised its option to renew), Tenant shall have the option of retaking possession of the portion so taken, condemned or transferred for the remaining Term on the same terms and conditions as are contained in this Lease. Landlord, within thirty (30) days after receiving notice that a portion of the Demised Premises so taken, condemned or transferred is being returned to Landlord, shall notify Tenant of such fact and Tenant shall have a period of thirty (30) days after receipt of such notice to notify Landlord of the exercise of this option. If Tenant exercises this option, possession of a portion of the Demised Premises so returned shall be given to Tenant on the date that such portion is returned to Landlord, and Rent and Storage Space Fee, as the case may be, with respect to such portion shall commence on the date possession is taken by Tenant.

     16.  ASSIGNMENT - SUBLETTING.

          16.1. PROHIBITION OF ASSIGNMENT - SUBLETTING. Tenant shall not, except as hereinafter provided in this Article 16, (a) assign, hypothecate, mortgage, encumber, or convey this Lease; (b) allow any transfer hereof or any lien upon Tenant's interest by operation of law (except, however, for the First and Refunding Mortgage and except that Tenant shall have the right to contest mechanic liens as provided in
     Article 12 above); (c) sublet the Demised Premises or any part thereof, or
     (d) permit the use or occupancy of the Demised Premises or any part thereof by anyone other than Tenant or for any purpose not provided for in Article
     10. If Tenant is a corporation (other than a corporation whose stock is traded through a national or regional exchange or over-the-counter), any transaction or series of transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant, or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, other than by reason of death, shall be deemed to be a transfer prohibited under this Section 16.1. If Tenant is a partnership, any transaction or series of transactions (including, without limitation, any withdrawal or admittance of a general partner or any change in any general partner's interest in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, other then by reason of death, shall be deemed to be a transfer prohibited under this Section
     16.1. The term "control" as used in this Section 16.1 means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. Notwithstanding anything contained herein to the contrary, Tenant may at any time assign this Lease or sublease the Demised Premises, or any portion thereof, to (a) any entity which is (i) a wholly owned subsidiary of Tenant, (ii) Peoples Energy Corporation, an Illinois corporation ("PEC"), which wholly owns all of the common stock of Tenant,
     (iii) North Shore Gas Company, an Illinois corporation, all of the common stock of which is owned by PEC or (iv) a wholly owned subsidiary of PEC or
     (b) any joint venture or partnership in which either Tenant, PEC or a wholly owned subsidiary of Tenant or PEC is at least a fifty percent (50%) general partner (any entity described under (a) or (b) above is referred to herein as an "Affiliate").

          16.2 LANDLORD'S RECAPTURE RIGHT. In the event Tenant desires to sublet any portion of the Demised Premises located on the plaza level, floors 3 or 14 of the Tower or any space leased pursuant to Articles 31, 32 and 37 below, other than to any Affiliate, Tenant shall deliver written notice ("Tenant's Recapture Notice") to Landlord of such desire and Tenant shall specify the Subject Premises and the date such Subject Premises is available. Within thirty (30) days after receipt of Tenant's Recapture Notice, Landlord may elect, by written notice ("Landlord's Recapture Notice") given to Tenant, terminate this Lease as to the Subject Premises. If Landlord elects to terminate this Lease as to the Subject Premises, the termination date shall be the date specified in Tenant's Recapture Notice as the date of availability, but in no event shall the termination date be sooner than sixty (60) days after delivery of Tenant's Recapture Notice.
     In the event of such termination, from and after the effective date of such termination, Base Rent, Tenant's Proportion, Tenant's HVAC Proportion and the Storage Space Fee (if applicable) shall be proportionately reduced. Tenant shall remain liable for all payments due under this Lease through the date of termination even though such amounts may be billed subsequent to termination. If Landlord does not elect to terminate this Lease as to the Subject Premises, Tenant may proceed to offer the Subject Premises for sublease, subject, however, to Landlord's right to consent to the assignee or sublessee as hereafter provided. Notwithstanding the foregoing, if Tenant does not enter into a sublease for the Subject Premises within nine
     (9) months after the date of Tenant's Recapture Notice, then Tenant shall be required to resubmit such Subject Premises to Landlord for Landlord's recapture right hereunder before offering the Subject Premises again for sublease.

          16.3. SUBMISSION OF PROPOSED ASSIGNMENT OR SUBLEASE. In the event Tenant desires to assign this Lease or sublet a portion of the Demised Premises which is not subject to Landlord's recapture right under Section
     16.2 above or if Tenant desires to sublet a portion of the Demised Premises which is subject to Landlord's recapture right above and if Landlord did not elect to recapture the Subject Premises as provided under Sections 16.2 above, Tenant shall submit to Landlord written notice ("Tenant's Assignment or Sublease Notice") identifying the proposed assignee or sublessee and providing commercially reasonable information to permit Landlord to determine the acceptability, financial responsibility and character of the assignee or sublessee and otherwise sufficient to allow Landlord to make its determination under Section 16.5 below.

          16.4. LANDLORD'S RESPONSE. Within thirty (30) days after receipt of the materials and information set forth in Section 16.2, Landlord shall respond by granting or refusing its consent to the proposed sublease or assignment, as provided in Section 16.5. In the event that Landlord fails to respond within said thirty (30) day period, Landlord shall be deemed to have granted its consent to the proposed sublease or assignment.

          16.5. LANDLORD'S FAILURE TO TERMINATE LEASE. If Landlord does not terminate this Lease as to the Subject Premises pursuant to Section 16.2, Landlord shall not unreasonably withhold its consent to a proposed sublease or assignment. Such consent shall be deemed to be reasonably withheld if:
     (a) in the reasonable judgment of Landlord the subtenant or assignee is not financially sound, is engaged in a business which is not in keeping with the standards of a first-class office building in downtown Chicago, Illinois, or does not have a good business reputation in keeping with the standards of a first-class office building in downtown Chicago, Illinois;
     (b) in the reasonable judgment of Landlord the purposes for which the subtenant or assignee intends to use the Subject Premises are not in keeping with the terms of this Lease, or (except for assignments or subleases to Affiliates) are in violation of the restrictive terms of any other lease in the Building (a summary of which is set forth on Exhibit N attached hereto), including, without limitation, any existing leases in the retail area of the Building, provided Landlord has previously notified Tenant of such restrictive terms of other leases in the Building or Tenant otherwise has actual knowledge thereof; provided further, however, that any restrictive terms of other leases in the Building entered into by Landlord during the initial fifteen (15) year Term of this Lease shall not be applicable to any assignment of this Lease or subleasing of Subject Premises and for any restrictive terms of other leases in the Building entered into by Landlord after the initial fifteen (15) year Term of this Lease, such restrictive terms shall not be applicable to any assignment of this Lease in any case or any subleasing of Subject Premises unless, in the case of subleasing of Subject Premises, such restrictive terms are in favor of a tenant which occupies more space in the Building than Tenant; provided further, however, that in the event Tenant elects to sublease or assign a portion of the Demised Premises located on the plaza level of the Tower to parties other than an Affiliate and if such sublease violates any restrictive terms of other leases in the Building, then Landlord shall have the right to recapture the Subject Premises under the terms of and as provided in Section 16.2 above; (c) Tenant is in Default under this Lease;
     (d) the Subject Premises or the remaining balance of the Demised Premises, if any, is not regular in shape with appropriate means of ingress and egress and suitable for normal renting purposes; (e) the proposed subtenant or assignee is either a governmental unit (or subdivision or agency thereof) or a present occupant of or negotiating for space in the Building; provided, however, Tenant may sublease space to a present occupant of space in the Building which is horizontally or vertically contiguous to the Subject Premises so long as the rental rates and other terms which Tenant offers to such present occupant are no lower or more favorable than the rates and other terms offered by Landlord; or (f) the proposed use or occupancy of the Subject Premises by the assignee or sublessee would either violate any applicable law, statute, ordinance, code or regulation or would impose any obligation upon Landlord to comply with any of the foregoing or increase Landlord's obligation to comply with any of the foregoing.

          16.6. LANDLORD'S CONSENT CONDITIONS. If Landlord grants consent to any assignment or sublease hereunder, it shall be upon and subject to the following terms: (a) the terms and conditions of this Lease, including among other things, Tenant's liability for the Subject Premises shall in no way be deemed modified, abrogated or amended; provided, however, if Tenant assigns this Lease to PEC, Tenant shall be released from the terms and conditions of this Lease to the extent assumed by PEC; (b) Tenant shall pay Landlord Landlord's reasonable out-of-pocket costs and expenses (including a reasonable hourly fee for Landlord's in-house attorneys) for each sublease or assignment submitted, except, however, no such payment shall be required in connection with a sublease or assignment to an Affiliate; and
     (c) the consent shall not be deemed a consent to any further subletting or assignments by either Tenant, subtenants or assignees. In addition to the foregoing conditions, if Tenant shall assign this Lease, the assignee shall expressly assume all obligations of Tenant hereunder in a written instrument reasonably satisfactory to Landlord and furnished to Landlord by Tenant not later than fifteen (15) days prior to the effective date of the assignment; if Tenant shall sublease any portion or all of the Demised Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord's option and written request, in the event this Lease terminates before the expiration of the sublease.

          16.7. NET INCOME OR PROFITS. Without thereby limiting the generality of the foregoing provisions of this Article 16, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Demised Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Demised Premises.

          16.8. EXCESS PAYMENTS PURSUANT TO ASSIGNMENT OR SUBLEASE. If Tenant shall assign this Lease or sublet a portion of the Demised Premises pursuant to the terms of this Article 16, or if Tenant, as debtor or as debtor in possession, or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et seq., as amended from time to time (the "Bankruptcy Code") shall assign this Lease or sublet the Demised Premises, or any part thereof, then Tenant shall pay Landlord as additional Base Rent, 50% of the excess payments or other economic consideration whether denominated as rent or otherwise (together with escalations) payable to Tenant under the sublease or assignment which might be in excess of the Base Rent plus Tenant's Proportion of Taxes and Rent Adjustment plus the Storage Space Fee, as the case may be, payable to Landlord under this Lease (or, if only a portion of the Demised Premises is being sublet, 50% of the excess payments or other economic consideration allocable on a rentable square footage basis to the space sublet), after deduction at the outset from such payments or other economic consideration of all reasonable costs and expenses associated with such subleasing, including, without limitation, leasing commissions, advertising costs, reasonable legal fees and alterations required to be made to the Subject Premises or other portions of the Demised Premises to accommodate the Subject Premises (including, without limitation, the cost of reconfiguring the elevator bank which exclusively serves floors 16 through 24 of the Tower if necessary to accommodate the Subject Premises), and rent concessions and deducting any Rent and Storage Space Fee, as the case may be, payable for the Subject Premises for the period that said Subject Premises were vacant and Tenant was actively marketing the Subject Premises (and Tenant shall give Landlord written notice prior to actively marketing any Subject Premises).

     17.  LANDLORD'S MORTGAGE - GROUND LEASE.

     Landlord may have heretofore executed and delivered or may hereafter execute and deliver a mortgage or trust deed in the nature of mortgage, both sometimes hereinafter referred to as "Mortgage," encumbering the Building, or portion thereof or any interest therein, and may sell and lease back the underlying land on which the Building, or portion thereof, is situated. If requested by the holder of a Mortgage ("Mortgagee") or by the lessor of any ground or underlying lease ("Ground Lessor"), Tenant will either subordinate its interest in this Lease to said Mortgage or ground lease or make such interest superior, and will execute such agreement or agreements as may be reasonably required by such Mortgagee or Ground Lessor to confirm same; provided, however, that any such agreement which provides for Tenant's subordination of its interest in this Lease shall also provide that so long as Tenant is not in Default under this Lease, Tenant may remain in possession of the Demised Premises under the terms and conditions of this Lease notwithstanding the foreclosure of such Mortgage or termination of such ground lease, shall also provide that notwithstanding such subordination, insurance proceeds and condemnation awards will be applied as provided in this Lease and that no right, option or privilege accorded to Tenant under this Lease shall be affected in any way by such subordination, and shall otherwise be in form and substance reasonable satisfactory to Tenant. Landlord and Mortgagee or Ground Lessor, as the case may be. Notwithstanding the foregoing, Tenant covenants it will not subordinate this Lease to any Mortgage other than a mortgage which is a first lien against the Building, or portion thereof, the leasehold estate under a ground lease or any interest therein, without the prior written consent of the holder of such first lien.

          17.1. FORECLOSURE. Should any Mortgage affecting the Building, or portion thereof, be foreclosed or if any ground or underlying lease be terminated: (a) the liability of the Mortgagee or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as said Mortgagee, purchaser or subsequent owner is the owner of the Building, or applicable portion thereof, and such liability shall not continue or survive after further transfer of ownership; and (b) upon request of the Mortgagee or trustee, Tenant will attorn, as tenant under this Lease to the purchaser at any foreclosure sale thereunder, or if any ground or underlying lease be terminated for any reason, Tenant will attorn as tenant under this Lease to the Ground Lessor and will execute such instruments as may be necessary or appropriate to evidence such attornment, provided that any such instrument will also provide for (i) recognition by such purchaser or Ground Lessor of Tenant as tenant under this Lease and of all rights, options and privilege accorded Tenant hereunder, and (ii) an assumption by such purchaser or Ground Lessor of all obligations of Landlord hereunder, subject to the limitation on liability specified above.

          17.2. NOTICE TO MORTGAGEE: MORTGAGEE PROTECTION. In the event of a ground lease, Mortgage or other similar financing arrangement, and notice thereof being given to Tenant, Tenant agrees that this Lease may not be modified or amended so as to reduce the Rent or shorten the Term provided hereunder, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be cancelled or surrendered without the prior written consent, in each instance, of the Ground Lessor, the Mortgagee, or similar financing entity. In addition, Tenant agrees to give any Mortgagee or Ground Lessor a copy, by registered or certified mail, of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by service on Tenant of a copy of an assignment of Landlord's interests in leases, or otherwise) of the address of such Mortgagee or Ground Lessor. If Landlord has failed to cure such default within twenty
     (20) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such twenty (20) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Mortgagee shall have an additional thirty (30) days (or such shorter period of time as is reasonable in the event of an emergency) within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such Mortgagee has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default) before Tenant may exercise any right or remedy which it may have on account of any such default of Landlord.

     18.  CERTAIN RIGHTS RESERVED TO LANDLORD.

     Landlord reserves and may at Landlord's option exercise the following rights without affecting Tenant's obligations hereunder: (a) subject to the terms of Section 30.30 below, to change the name or street address of the Building; (b) subject to the terms of Section 30.30 below, to install and maintain a sign or signs on the exterior of the Tower or the Building; (c) to have access for Landlord and the other tenants of the Building to any mail chutes located on the Demised Premises according to the rules of the United States Postal Service; (d) subject to the terms of Section 30.33 below, to approve all sources furnishing sign painting and lettering, and lamps and bulbs used on the Demised Premises and the style of suite number and lettering used in identification signs for the Demised Premises, which approval shall not be unreasonably withheld or unduly delayed; (e) subject to the terms of Article 13 above, to retain at all times, and to use in appropriate instances, pass keys to the Demised Premises; (f) subject to the terms of Section 30.30 below, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building; provided, however, that Landlord shall be prohibited from allowing the Building to be utilized for "porno" shops, "massage" parlors, "video" arcades or similar game rooms, and other noxious uses which are inappropriate for a first-class office building in downtown Chicago, Illinois;
(g) subject to the terms of Section 30.33 below, to exercise reasonable or necessary control over signage in, on and about the Building; (h) to close the Tower or the Building after regular working hours and on Holidays, subject, however, to Tenant's right of admittance, under such regulations as Landlord may prescribe from time to time pursuant to Section 10.4 above, which may include, by way of example but not of limitation, that persons entering or leaving the Tower or the Building identify themselves to a watchman by registration or otherwise, and that said persons establish their right to enter or leave the Tower or Building; (i) subject to the terms of the Workletter, to approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Building or Demised Premises only at such times and in such manner as Landlord shall reasonably direct, and in all events, however, at Tenant's sole risk and responsibility; (j) to Provide exterior lighting of or for the Building; (k) subject to the terms of Article 13 above, to take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements to the Demised Premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the Demised Premises or the Building or Landlord's interests, or as may be necessary or desirable in the operation of the Building; and (l) to exercise all rights set forth in Article 13 and elsewhere in this Lease.

     19.  DEFAULT: LANDLORD'S REMEDIES.

          19.1. TENANT DEFAULT. The occurrence of any one or more of the following constitutes a "Default" by Tenant under this Lease: (a) If Tenant defaults in the payment of Rent or any other monies required to be paid by Tenant under this Lease when due and fails to cure such default within ten
     (10) business days after Landlord gives written notice thereof to Tenant; provided, however, Landlord shall only be required to give notice, and Tenant shall only have such cure period, two (2) times in any twelve (12) consecutive month period; or (b) if Tenant defaults in the prompt and full performance of any other provisions of this Lease, and Tenant does not cure the default within thirty (30) days after written demand by Landlord or its authorized agent that the default be cured (unless the default involves a hazardous condition, which shall be cured forthwith); provided, however, that if such default cannot be cured, within said thirty (30) days, Tenant shall have a reasonable additional period to cure such default so long as Tenant shall promptly commence to cure such default within such thirty (30) day period and diligently proceeds to cure such default; or (c) if Tenant vacates or abandons, without the intent to reoccupy within a reasonable period of time, the portion of Demised Premises located on the plaza level (provided, however, that if Tenant provides illuminated window displays within such portion of the Demised Premises visible in the Building lobby, which displays are subject to the reasonable approval of Landlord, and closes window blinds on exterior windows, then Tenant shall not be deemed to be in Default hereunder) or (d) the levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing, subject to Tenant's rights to contest liens as provided in Article 12 above and subject to the First and Refunding Mortgage; or (e) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property; (f) a trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within thirty (30) days after such appointment; or (g) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings for relief under any bankruptcy law, or similar law for the relief of debtors are instituted either by or against Tenant and are allowed against it or are consented to by it or are not dismissed within sixty (60) days after such institution.

          19.2.     LANDLORD'S RIGHTS AND REMEDIES UPON DEFAULT.

                    (a) If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed at law or in equity or elsewhere in this
          Lease:

                    (i) Landlord may terminate this Lease by giving to Tenant written notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

                    (ii) Landlord may terminate the right of Tenant to possession of the Demised Premises without terminating this Lease by giving written notice to Tenant that Tenant's right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Demised Premises or any part thereof shall cease on the date stated in such notice; and

                    (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation injunctive relief, and for recovery of all monies due or to become due from Tenant under any of the provisions of this Lease.

                    (b) If Landlord exercises any of the remedies provided for in (i) and (ii) of the foregoing Section 19.2(a), Tenant shall surrender possession of and vacate the Demised Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Demised Premises, with process of law, but without the requirement of any additional notice and without relinquishing Landlord's right to Rent and the Storage Space Fee or any other right given to Landlord hereunder or by law or in equity.

                    (c) If Landlord terminates the right of Tenant to possession of the Demised Premises without terminating this Lease, such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay the Rent hereunder for the full Term, and the aggregate amount of the Base Rent and the Storage Space Fee for the period from the date stated in the notice terminating possession to the end of the Term shall be immediately due and payable by Tenant to Landlord discounted at a rate of five percent (5%) per annum, together with any other monies due hereunder, and Landlord shall have the right to immediate recovery of all such amounts. In addition, Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Rent and the Storage Space Fee not theretofore accelerated and paid pursuant to the foregoing sentence and any other sums thereafter accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term in any such case.

                    (d) Landlord may relet the Demised Premises or any part thereof for the account of Tenant to any person, firm or corporation other than Tenant for such rent, for such time, and upon such terms as Landlord in Landlord's reasonable discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting or to offer the Demised Premises to prospective tenants before offering other similar space in the Building for rent to such prospective tenants. Notwithstanding the foregoing, Landlord shall use reasonable efforts to relet the Demised Premises or portions thereof for the account of Tenant at such rent, for such time (which may be for a term extending beyond the Term hereof) and upon such terms as Landlord in Landlord's reasonable discretion shall determine. In any such case, Landlord may make repairs, alterations and additions in or to the Demised Premises, and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall, upon demand, pay the reasonable cost thereof, together with Landlord's expenses of the reletting. Landlord may collect the rents from any such reletting and apply them first to the expenses of reentry, repairs, alterations and additions and second to the payment of Rent and the Storage Space Fee herein provided to be paid by Tenant and any excess shall operate only as an offsetting credit against Rent and the Storage Space Fee due and owing or paid as a result of acceleration or as the same thereafter becomes due and payable. If the consideration collected by Landlord for reletting upon Tenant's account is insufficient to meet all of Tenant's obligations under this Lease, and all expenses incurred by Landlord in reletting, including but not limited to costs for leasing commissions, redecoration and repairs, Tenant shall remain liable for the unmet obligations and expenses. The aforesaid costs of reletting shall not include costs which would be amortized during periods after the then remaining Term or leasing commissions computed with respect to periods after the then remaining Term. However, Landlord shall have no obligation to return sums collected from Tenant in the event of such reletting in excess of sums owed to Landlord by Tenant. No such re-entry, repossession, repairs, alterations, additions or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies from time to time remaining after the application from time to time of the proceeds of any such reletting.

                    (e) In the event of the termination of this Lease by Landlord as provided for by subparagraph (i) of Section 19.2(a), Landlord shall be entitled to recover from Tenant all the fixed dollar amounts of Rent and the Storage Space Fee accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and reasonable attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents at the same annual rate for the remainder of the Term as then in effect pursuant to the applicable provisions of Articles 4 and 5 of this Lease, over the then present value of the then aggregate fair rental value of the Demised Premises for the balance of the Term, such present value to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (ii) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord shall have sustained by reason of the breach of any of the covenants of this Lease other than for the payment of Rent and the Storage Space Fee.

               19.3. TENANT'S PROPERTY. In the event of a Default by Tenant, any and all property which may be removed from the Demised Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal, plus a fee for Landlord's removal of same equal to twenty percent (20%) of the expenses of such removal, and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of this Lease, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant, and Tenant hereby waives any claim to such property or against Landlord for such property, or for any damages to such property.

               19.4. LEASE LIEN. Subject to the First and Refunding Mortgage, Tenant hereby grants to Landlord a first lien upon the leasehold interest of Tenant under this Lease to secure the payment of monies due under this Lease, which lien may be enforced in equity; and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Demised Premises and relet the same under order of court.

               19.5.     PERSONAL PROPERTY LIEN. [intentionally omitted]

               19.6. COST OF ENFORCEMENT. In the event of legal action between Landlord and Tenant on account of any alleged default by either hereunder, the prevailing party in such action shall be entitled to be reimbursed by the other party in the amount of all reasonable attorneys' fees and other costs incurred by the prevailing party in connection with such action.

     20.       CROSS-DEFAULT FOR OTHER LEASE.

     If during the term of any lease or leases, other than this Lease, made by Tenant for any other premises in the Building of more than ten thousand (10,000) square feet of Rentable Area, said lease or leases shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease or leases, such fact shall empower Landlord, at Landlord's sole option, to terminate this Lease pursuant to Section 19.2 above.

     21.       SURRENDER OF POSSESSION.

     Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Demised Premises immediately, and deliver possession thereof to Landlord, and deliver all keys to Landlord and the combinations of all locks of vaults remaining in the Demised Premises, and, subject to the terms of Section 19.2 above, hereby grants to Landlord full and free license to enter into and upon the Demised Premises in such event with process of law and to repossess the Demised Premises as of Landlord's former estate and to expel or remove Tenant and any others who may be occupying or are within the Demised Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Landlord's rights to Rent or any other right given to Landlord hereunder or by operation of law. Tenant shall quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, except for ordinary wear and tear, loss or damage by fire or other insured casualty and damage resulting from the failure of Landlord to satisfy its obligations under this Lease, and Tenant shall remove all Alterations and Additions which Tenant is obligated to remove pursuant to
Article 12 above and all personal property (I.E., office furniture, trade fixtures, office equipment and other items of Tenant's personal property on the Demised Premises), and repair any damage occasioned by such removal. In the event that Tenant fails to repair any damage to the Demised Premises occasioned by such removal or to restore the Demised Premises to the condition required hereunder, or to remove its personal property, Landlord may perform such obligation of Tenant and Tenant shall pay the cost of such performance to Landlord as Additional Rent on written demand. Tenant's obligations under this
Article 21 shall survive the expiration of the Term or sooner termination of this Lease.

     22.       HOLDING OVER.

     If Tenant retains actual or constructive possession of the Demised Premises or any part thereof without Landlord's prior written consent after the expiration or termination of this Lease or any extension thereof, by lapse of time or otherwise, in addition to Rent Adjustment and all other sums due hereunder, Tenant shall pay Landlord the monthly Base Rent and Storage Space

Fee, as the case may be, for the Demised Premises or proportionate part thereof that Tenant retains such possession at double the rate payable for the month immediately preceding said holding over, computed on a per-month basis, for each month or part thereof (without apportionment for any such partial month) that Tenant thus remains in possession, and in addition thereto, Tenant shall pay Landlord all damages, consequential (provided, that Landlord can reasonably demonstrate any consequential damages) as well as direct, sustained by reason of Tenant's retention of possession. The provisions of this Article 22 do not preclude Landlord's right of re-entry or exercise of any other rights afforded Landlord hereunder or by law; provided, however, if Tenant timely pays the monthly holdover rent as provided above, then Landlord hereby agrees that it shall not have the right to eject Tenant from the Demised Premises for a period of ninety (90) days following the Expiration Date, but Landlord shall be entitled to all its other remedies hereunder, including any reasonably demonstrated consequential damages. Landlord specifically waives its right to renew this Lease for a one (1) year period as a result of any holdover by Tenant.

     23.       NOTICES.

     All notices, demands, consents, approvals, statements, requests and invoices to be given under this Lease shall be in writing, signed by the party, or an authorized officer, agent or attorney of the party, and shall be deemed to have been effective (a) upon delivery if served personally or (b) upon the third day from and including the day of posting if deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or
(c) upon the second day from and including the day of sending if sent by a nationally recognized overnight courier providing for signed receipt, addressed as follows:

     For Landlord:       The Prudential Realty Group
                         One Prudential Plaza
                         130 E. Randolph Street
                         Suite 1200
                         Chicago, IL 60601
                         Attention:  V-507

     With Copies To:     Office of the Building
                         One Prudential Plaza
                         130 E. Randolph Street
                         Suite 2310
                         Chicago, IL 60601
                         Attention:  Building Manager

     For Tenant (prior to initial occupancy for business):

                         The Peoples Gas Light and Coke Company
                         122 South Michigan Avenue
                         Chicago, IL 60603
                         Attention:  Secretary and Treasurer

     For Tenant (subsequent to initial occupancy for business):

                         The Peoples Gas Light and Coke Company
                         One Prudential Plaza
                         130 E. Randolph Street
                         Suite 2400
                         Chicago, IL   60601
                         Attention: Secretary and Treasurer

     With Copies To:     John J. Lawlor, Esq.
                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         Chicago, IL 60606

Either party may from time to time by written notice to the other as aforesaid change the address to which notices shall be sent by mail.

     24.       RELOCATION OF TENANT.

     Landlord shall have the right, upon not less than sixty (60) days' written notice, to relocate the portion of the Storage Space located on B-1 or GL to another location of similar size and configuration with similar improvements in the Building at no cost or expense to Tenant (including reimbursement of Tenant's reasonable moving costs and reasonable costs of relocating Tenant's equipment). Unless otherwise agreed by Tenant, such relocation shall be performed after Normal Business Hours.

     25.       SECURITY DEPOSIT. [INTENTIONALLY OMITTED]

     26.       TENANT'S RESPONSIBILITY AND INDEMNIFICATIONS.

               26.1. TENANT'S RESPONSIBILITY AND INDEMNIFICATION. To the extent permitted by law, Tenant shall indemnify Landlord, its partners and its and their employees and agents, and hold them harmless from, any and all, judgement, claim, expense, cost or liability (including reasonable attorney's fees) for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Demised Premises or the Stairwell, regardless of cause, except for any loss or damage to the extent caused by the negligence or wilful misconduct of the indemnified party and except to the extent arising out of the presence of asbestos containing material in the Demised Premises or the Building (so long as Tenant complies with the requirements of the last paragraph of Article 12 above) or out of the failure of Landlord to abate asbestos containing materials as part of the Base Building Work described in Attachment A to the Workletter, and Tenant hereby releases Landlord from any and all liability for same. Tenant acknowledges that the foregoing indemnification and hold harmless agreement applies, without limitation, to any loss, damage or injury resulting from access to the Demised Premises through the Stairwell or access to the Stairwell through the Demised Premises and any loss, damage or injury suffered by Tenant's employees, guests or invitees while in said Stairwell. Tenant's obligation to indemnify Landlord hereunder shall include the duty to defend, if requested by the indemnified party, against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth herein and shall not be in discharge or substitution for same or any other indemnity or insurance provision of this Lease.

     26.2. LANDLORD'S INDEMNIFICATION. To the extent permitted by law, Landlord shall indemnify and hold harmless Tenant and its employees and agents from any and all, judgement, claim, expense, cost or liability (including reasonable attorney's fees) for any loss of or damage or injury to any person (including, death resulting therefrom) or property (a) incurring in, on or about the common areas of the Building (and specifically excluding and any floors on which Tenant leases premises or premises of other tenants of the Building) or (b) attributable to common mechanical, plumbing, electrical or structural facilities of the Building, such as elevators, the common heating, ventilating and air-conditioning equipment and curtain wall system, but not including any portion of such system installed in the Demised Premises or elsewhere by or on behalf of Tenant, regardless of cause, except to the extent that any loss or damage is caused by the negligence or wilful misconduct of the indemnified party. Landlord's obligation to indemnify Tenant hereunder shall include the duty to defend, if requested by the indemnified party, against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth herein and shall not be in discharge or substitution for same or any other indemnity or insurance provision of this Lease.


     27.       DEMISED PREMISES SECURITY.

     Tenant, and not Landlord, shall: (a) protect the Demised Premises from theft, robbery and pilferage, (b) keep the Demised Premises secure, and (c) lock the doors in and to the Demised Premises. Additionally, if Tenant uses the Stairwell for inter-floor access, Tenant shall keep the Tower secure from unauthorized entry by any persons entering the Stairwell via the Demised Premises. Tenant shall have the right, at its sole cost, to provide Tenant controlled security for access to and within the Demised Premises as follows:

               (i) Tenant shall have the right to maintain an access security system to the elevators which shall exclusively serve floors 16 through 24 of the Tower, utilizing an elevator lobby security kiosk and console. All security areas shall be tastefully designed and be in keeping with the aesthetics of the Building lobby and shall be subject to the reasonable approval of Landlord, which approval shall not be unreasonably withheld or delayed. At the request of Landlord, at the expiration or termination of this Lease, such security kiosk shall be removed by Tenant at its sole cost and expense; and

               (ii) Tenant shall have the right to employ and control its own security personnel and install at its cost security devices and systems in the Demised Premises to control access to the Demised Premises. All security devices or systems installed by Tenant under this subsection
                         (ii) shall comply with all applicable governmental regulations and codes and upon expiration or termination of this Lease, at the request of Landlord, any such security devices or systems shall be removed by Tenant at its sole cost and expense.

Nothing contained in this Lease shall be construed to impose any obligations or duty or responsibility on Tenant to provide security for or protect the public areas of the Building, the premises occupied by other tenants or Landlord or any other area in or about the Building and not constituting a part of the Demised Premises or to protect any tenant or other person in or about the Building.

     28.       INSURANCE.

               28.1.     TENANT'S REQUIRED PROTECTION.

                         (a) At all times during the Term, Tenant shall maintain in full force a comprehensive public liability policy with a combined single limit of not less than $5,000,000.00 per occurrence for injury or deaths to persons and for damage to property; provided that, if Tenant is neither The Peoples Gas Light and Coke Company nor the Peoples Energy Corporation, and if Landlord requires the limits of said insurance policy to be changed by reason of changed economic conditions, the size of liability judgments or circumstances making such protection inadequate, at Landlords' request, Tenant shall increase such limits to reflect the customary levels of insurance then being maintained by tenants in comparable buildings in downtown Chicago, Illinois. At any time or times during the Term that Tenant is either The Peoples Gas Light and Coke Company or Peoples Energy Corporation, any such insurance may have a deductible amount of $500,000.00 or such greater amount that either The Peoples Gas Light and Coke Company or the Peoples Energy Corporation deem reasonable under the then existing circumstances; at all other times any such insurance may have a deductible amount of not more than $100,000.00 or such other amount as is reasonable, prudent, and not in excess of the customary deductible for insurance policies covering the same or similar risks carried by comparable tenants in comparable first-class office buildings in downtown Chicago, Illinois.

                         (b) At all times during the Term, Tenant shall maintain in full force "all risk" fire and extended coverage insurance covering Tenant's Improvements, Alterations and Additions and personal property in the Demised Premises against loss or damage by fire, lightning, windstorm, tornado and hail, and against loss or damage by such other, further and additional risks as now are or hereafter may be embraced by all risk coverage forms of endorsements (including, but not limited to, explosion, riot, riot attending a strike and civil commotion, damage from aircraft and vehicles, vandalism and malicious mischief, and smoke damage) in each case in their full insurable value and written with a replacement cost endorsement. At any time or times during the Term that Tenant is either The Peoples Gas Light and Coke Company or Peoples Energy Corporation, any such insurance may have a deductible amount of $250,000.00 or such greater amount that either The Peoples Gas Light and Coke Company or the Peoples Energy Corporation deem reasonable under the then existing circumstances; at all other times any such insurance may have a deductible amount of not more than $100,000.00 or such other amount as is reasonable, prudent and not in excess of the customary deductible for insurance policies covering the same or similar risks carried by comparable tenants in comparable first-class office buildings in downtown Chicago, Illinois.

               28.2. TENANT'S INSURANCE CERTIFICATES. The aforesaid insurance policies shall be secured from a reputable insurer or insurers reasonably acceptable to Landlord. Tenant shall, prior to the commencement of the Term, and from time to time thereafter at Landlord's request, furnish to Landlord certificates evidencing the coverage required of Tenant pursuant to Section 28.1, above, which certificates shall state that such insurance coverage may not be materially changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant.

               28.3. TENANT'S SELF-INSURANCE. At any time or times during the Term that Tenant hereunder is either The Peoples Gas Light and Coke Company or the Peoples Energy Corporation then, notwithstanding anything contained herein to the contrary, Tenant may satisfy its obligations pursuant to this Article 28, in whole or in part, by means of a plan of self-insurance providing for adequate reserves and claim procedures and satisfying all regulatory requirements.

               28.4. TENANT'S BLANKET POLICY. Notwithstanding any thing contained herein to the contrary, Tenant may satisfy its obligations pursuant to this Article 28, in whole or in part, by means of a so-called blanket policy. Any such blanket policy shall contain limits equal to or in excess of the amounts of insurance required pursuant to this Article 28.

               28.5. LANDLORD'S INSURANCE. During the entire term of this Lease, Landlord shall maintain in full force and effect, the following described insurance:

                         (a) "all risk" fire and extended coverage insurance, including flood and earthquake property insurance, against the loss or damage to the Building (excluding, however, Alterations and Additions and Tenant Improvements) occurring any time during the Term hereof, including any period or periods of time during which any of the Building is being constructed or altered;

                              (i)  by or from fire, lightning, windstorm,
                                   tornado  and  hail, and against loss or
                                   damage by such other, further and additional risk as now are or hereafter may be embraced by "all risk" coverage forms of endorsements (including, but not limited to, explosion, riot, riot attending a strike and civil commotion, damage from aircraft and vehicles, vandalism and malicious mischief and smoke damage) and providing one hundred percent (100%) full replacement cost coverage for the Building; and

                              (ii) from any explosion, rupture or bursting of
                                   steam boilers, steam pipes, steam turbines, steam engines or flywheels applying to all such apparatus in use or connected ready for use wherever located within the Building in amounts that are then customarily maintained by institutional owners of buildings similar in character, size, general location, use and occupancy to the Building.

                         (b) Insurance against consequential losses and costs attributable to any loss or damage to the Building, such as, but not limited to, any increased cost of repair, reconstruction, debris removal or demolition by reason of any ordinance or law regulating construction or repair or demolition, provided that such insurance is available and customarily obtained with respect to buildings similar in character, size, general location, use and occupancy to the Building in amounts consistent with such custom.

                         (c) Commercial general liability insurance (occurrence form) including broad form comprehensive general liability coverages, including broad form contractual, broad form property damage, personal injury and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $3,000,000.00 combined single limit for bodily injury and property damage. Such liability insurance shall be endorsed to include as additional insured parties Tenant and its partners, directors, officers, employees and agents.

          The aforesaid insurance may have such deductible amounts as are reasonable, prudent and are not materially in excess of the customary deductibles for insurance policies covering the same or similar risks carried by comparable landlords in comparable first-class office buildings in the downtown Chicago, Illinois, area. Additionally, the foregoing insurance limits shall be adjusted to an amount reasonably consistent with amounts (including any liability umbrella coverage, if applicable) carried by comparable landlords in comparable first-class office buildings in the downtown Chicago, Illinois. area. The costs and premiums for the insurance herein specified to be maintained by Landlord shall be part of the Operating Expenses.

               28.6. LANDLORD'S INSURANCE CERTIFICATES. The aforesaid insurance policies shall be secured from a reputable insurer or insurers. Landlord shall, prior to the commencement of the Term, and from time to time thereafter at Tenant's request, furnish to Tenant certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be materially changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant.

               28.7. LANDLORD'S BLANKET POLICY. Notwithstanding anything contained herein to the contrary, Landlord may satisfy its obligations pursuant to this Article 28, in whole or in part, by means of a so-called blanket policy. Any such blanket policy shall contain limits equal to or in excess of the amounts of insurance required pursuant to this Article.

               29. MUTUAL WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Demised Premises or to the contents thereof, which loss or damage is recoverable under any insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, its policies of fire and extended coverage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver. The aforesaid waiver shall apply only when it is either permitted or, by the use of good faith efforts could have been so permitted by a policy of insurance.

          30.  MISCELLANEOUS.

               30.1. POST-DEFAULT PAYMENT. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice of default or after the commencement of any suit, or after final judgment for possession of the Demised Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

               30.2. WAIVER OF DEFAULTS. No waiver of any default of either party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver by either party shall affect any default other than the default specified in the waiver and that only for the time and to the extent therein stated.

               30.3. SINGULAR AND PLURAL, GENDER. Wherever appropriate in this Lease, the singular shall be construed to mean plural where necessary, and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

               30.4. SUCCESSORS. Without limiting the provisions of Article 16, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and permitted assigns.

               30.5. NO OPTION. Submission of this instrument for examination does not constitute a reservation of or option for the Demised Premises. The instrument does not become effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

               30.6. INTEREST ON OVERDUE PAYMENTS. All amounts owed by Tenant to Landlord or by Landlord to Tenant under this Lease (including Base Rent, Rent Adjustment Payment, Rent Adjustment, Additional Rent and Storage Space Fee) not received on the date due shall bear interest from the date due until the date paid at the rate of five percent (5%) per annum over the Base Rate or at the maximum legal rate of interest, whichever is lower.

               30.7 HEADINGS. The headings of sections are for convenience only and do not limit or construe the contents of the sections.

               30.8. EARLY OCCUPANCY. Subject to the terms and conditions of the Workletter and Article 9 above, if Tenant shall occupy the Demised Premises prior to the Commencement Date with Landlord's consent, all the provisions of this Lease shall be in full force and effect as soon as Tenant occupies the Demised Premises.

               30.9.     MODIFICATION FOR MORTGAGE. [intentionally omitted].

               30.10. BROKERAGE. Tenant represents and warrants that Tenant has dealt directly with and only with the Brokers, as set forth in
          Section 2.3, as a broker or brokers in connection with this Lease, and that no other broker or brokers are entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord, its successors and assigns and their respective agents and employees, harmless from all claims of any other broker or brokers in connection with this Lease. Landlord represents and warrants to Tenant that Landlord has dealt directly with and only with the Brokers, as set forth in Section 2.3, as a broker or brokers in connection with this Lease and that no other broker or brokers are entitled to any commission in connection therewith. Landlord agrees to indemnify, defend and hold Tenant, its successors and assigns and their respective agents and employees, harmless from all claims of any other broker or brokers in connection with this Lease. Landlord shall be responsible for paying any and all commissions due and payable to J.F. McKinney & Associates, Ltd., Equis Corporation and Witkowsky Associates, Inc., in connection with this Lease pursuant to separate agreements.

               30.11.    ESTOPPEL CERTIFICATES.

                         (a) Tenant agrees that from time to time at Landlord's request, Tenant will deliver to Landlord within thirty (30) days of Landlord's request, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) that, to the best of Tenant's knowledge, Landlord is not in default under any provision of this Lease (or if Landlord is in default, reasonably specifying said default); (iv) no payments other than as currently due have been made (or specifying such payments as have been made); (v) that the Demised Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Demised Premises and the condition thereof and of improvements thereto and has no claims against Landlord or any other party with respect thereto (or if there are any such claims, reasonably specifying the nature of such claims); and (vi) such other matters as may reasonably be requested by Landlord. Such certificate shall provide that it may be relied upon by any prospective purchaser, mortgagee or beneficiary thereof.

                    (b) Landlord agrees that from time to time at Tenant's request, Landlord will deliver to Tenant within thirty (30) days of Tenant's request, a statement certifying: (i) that this Lease in unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) that, to the best of Landlord's knowledge, Tenant is not in default under any provision of this Lease (or, if Tenant is in default, the nature thereof in reasonable detail); (iv) that the Tenant Improvements have been in accordance with the terms and provisions of the Workletter and that Landlord has no claims against Tenant or any other party with respect thereto (or if there are any such claims, reasonably specifying the nature of such claims); and (v) such other matters as may reasonably be requested by Tenant. Such certificate shall provide that it may be relied upon by the person to whom it is addressed.

               30.12. TENANT NOT TO ENCUMBER TITLE. Landlord's title is and always shall be paramount to the title of Tenant, and nothing herein contained shall empower or authorize Tenant to do any act which can, shall or may encumber such title; provided, however, that the First and Refunding Mortgage may encumber Tenant's leasehold estate created hereunder. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Demised Premises, the Tower, or the Building or against the Tenant's leasehold interest in the Demised Premises. In the event Tenant does or permits any act which encumbers Landlord's title or causes a lien to attach to the Tower or Building, Tenant agrees to immediately remove or secure the release of same, subject, however, to Tenant's right to contest liens as set forth in Article 12 above. If any such encumbrance occurs or if any lien attaches and Tenant fails to remove or secure the release of the same within thirty (30) days after filing or demand by Landlord, whichever occurs first, Landlord at its election may pay and satisfy the same, and in such event the sum so paid by Landlord, with interest from the date of payment at the rate set forth in Section 30.6 above shall be deemed to be Additional Rent due and payable by Tenant within thirty (30) days after notice from Landlord; provided, however, Tenant shall have the right to contest liens as set forth in Article 12 above. Tenant further agrees to furnish Landlord lien waivers and affidavits for all lienable work done in connection with the Demised Premises.

               30.13. ELECTION OF LAWS. The laws of the State in which the Demised Premises are located shall govern the validity, performance, construction and enforcement of this Lease.

               30.14. SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

               30.15. AUTHORIZATION. Tenant represents and warrants that Tenant has full power and authority to enter into this Lease and to perform all of its obligations hereunder, and that execution and delivery of this Lease does not and will not violate or conflict with any provisions of any law, contract, mortgage, lien, lease, instrument, agreement or judgment to which Tenant is a party or which is binding on Tenant and that the persons executing this Lease on behalf of such corporation hereby represent and warrant that they have been duly authorized to execute this Lease for and on behalf of such corporation pursuant to a duly adopted resolution of its board of directors or by virtue of its bylaws.

               30.16. FIRE DOORS. Landlord and Tenant agree that should Landlord, in the exercise of its sole discretion, determine that a fire emergency exit (crash door) is required to satisfy governmental requirements, Landlord may, at its sole expense, install such fire emergency exit (crash door) in any demising wall of the Demised Premises; provided, however, to the extent Landlord has discretion as to exactly where to locate such emergency exit (crash door), Landlord shall coordinate the location of same with Tenant.

               30.17. WAIVER OF JURY. Landlord and Tenant agree, to the extent permitted by law, to waive trial by jury in any action, proceeding or counterclaim on any matter whatsoever arising out of or in any way connected with this Lease.

               30.18 ENTIRE AGREEMENT. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease.

               30.19. SALE BY LANDLORD. In the event the original Landlord hereunder, or any successor-owner of the Tower or the Building, shall sell or convey same, all liabilities and obligations on the part of the original Landlord, or such successor-owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner, provided and on the condition that (i) Tenant is first provided with the new owner's unqualified written assumption of all covenants and obligations hereunder and (ii) the original Landlord hereunder shall not be relieved from its liability for making Landlord's Build-Out Commitment as and when due in accordance with the requirements of the Workletter and for its obligations under Paragraph 2 of the Workletter, and in such case, Tenant agrees to attorn to each such new owner.

               30.20. INVESTMENT TAX CREDIT. The Landlord reserves to itself all Investment Tax Credit for tenant finish and related items which are the cost and responsibility of Landlord.

               30.21. SHORT FORM. This Lease shall not be recorded. However, at the election of either party a Memorandum of Lease, or Short Form Lease will be executed and made available for recording by the requesting party.

               30.22. CONSTRUCTION OF LEASE. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have been represented by counsel, that both parties have contributed substantially and materially to the preparation of this Lease and that this Lease is the product of joint negotiations of the parties.

               30.23. EXHIBITS. All exhibits attached to this Lease are hereby made a part of this Lease as though inserted in this Lease. The following exhibits are attached to this Lease:

                         Exhibit A      Floor Plan
                         Exhibit B      Storage Space
                         Exhibit C      Workletter Agreement
                         Exhibit D      HVAC Specifications
                         Exhibit E      Cleaning and Janitorial Service
                         Exhibit F      Current After-Hours HVAC Charges
                         Exhibit G      Acceptance of Premises Memorandum
                         Exhibit H      Rules and Regulations
                         Exhibit I      Reserved Parking
                         Exhibit J      Pre-approved Signage
                         Exhibit K      Storage Space Terms and Conditions
                         Exhibit L      Antenna Terms and Conditions
                         Exhibit M      Termination Fee Amortization Schedule

                                       42

                         Exhibit N      Existing Tenant Rights
                         Exhibit 0      Hazardous Substance Surveys
                         Exhibit P      26th Floor Early Increase Space
                         Exhibit Q      Plaza Level Early Increase Space

               30.24. ASBESTOS EXISTENCE AND ABATEMENT PROGRAM. The Tower has been confirmed as containing asbestos containing material ("ACM"). A report detailing the ACM is on file with and may be obtained on request from the Building management. The Tower is undergoing an asbestos abatement program which will be completed for the Demised Premises and the floor(s) upon which the Demised Premises are located. A certificate from the firm which will serve as the engineer with respect to said abatement will be on file with and may be obtained upon request from the Building management.

               30.25. LANDLORD LIABILITY. It is expressly understood and agreed by and between the parties hereto, anything here to the contrary notwithstanding, that the liability of the Landlord hereunder shall be limited to and enforceable only against the Landlord's interest in the Tower or the Building and in the case of any judgment against Landlord for breach of any obligation under this Lease or imposing liability upon Landlord, Tenant shall look solely to the interest of Landlord in the Tower or Building and not to any other assets of Landlord. Undertakings and agreements herein made on the part of any Landlord while in form purporting to be the representations, warranties, covenants, undertakings and agreements of such Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by such Landlord or for the purpose or with the intention of binding such Landlord personally, but are made and intended for the purpose only of subjecting such Landlord's interest in the Tower, the Building, the Demised Premises and the land underlying the Building to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, the Tenant shall look solely to the interests of such Landlord in the Tower, the Building, and the underlying land; that no Landlord nor any of its partners, or their respective officers or directors shall have any personal ability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, Landlord, its partners, or their respective officers or directors, or any beneficiaries under any land trust which may become the owner of the underlying land or Tower or Building, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. Notwithstanding anything contained herein to the contrary, Landlord, its respective partners and their respective successors and assigns, shall be personally liable for (i) making Landlord's Build-Out Commitment, as and when due, in accordance with the requirements of the Workletter and (ii) the obligations of Landlord under Paragraph 2 of the Workletter.

               30.26. MOVE-IN RIGHTS. Subject to reasonable scheduling by Landlord to coordinate with use by Landlord and other tenants of the Building, Landlord shall permit Tenant use of the Building freight elevators and other common facilities for Tenant's move-in to the Demised Premises, which use shall be at no charge to Tenant other than the direct cost of the freight elevator operator for use after Normal Business Hours.

               30.27.    PARKING.

                         (a) Landlord agrees to make available to Tenant during the entire Term of this Lease, subject to the remaining provisions of this Section 30.27, fortyfive (45) unreserved parking spaces in the parking garage in the Building at the standard monthly rate, as same may be set from time to time, and twenty-five (25) reserved parking spaces on level P2 in the locations set forth on Exhibit I attached hereto at the standard monthly rate, as same may be set from time to time, which rates shall be competitive with rates charged in parking garages in other first-class office buildings in downtown Chicago, Illinois. The current monthly rate for unreserved spaces is $190.00 per month and for reserved spaces is $220.00 per month. As part of the Base Building Work to be performed under the Workletter, prior to the Commencement Date, Landlord shall install and thereafter maintain access control devices for the reserved parking spaces. Such access controls shall be subject to the prior review and approval of Tenant, which approval shall not be unreasonably withheld or delayed. Upon forfeiture by Tenant of any such reserved spaces as hereinafter provided, Tenant shall, at Landlord's request, remove any such access control devices at Tenant's sole cost and expense.

                         (b) Tenant may cancel its right to use any parking space by giving not less than thirty (30) days prior written notice to Landlord and the parking garage operator. Tenant may also forfeit its right to use any parking space by failing to make payment of the monthly charge when due. Tenant agrees that if it cancels or forfeits its right to use any one (1) or more parking spaces pursuant to the foregoing, or if Landlord terminates Tenant's right to use one (1) or more or all of the spaces referred to in this Section 30.27, Landlord shall have no obligation (other than to place Tenant on Landlord's regular waiting list) to make available to Tenant any other parking spaces; provided, however, if Tenant uses less than the forty-five (45) unreserved parking spaces, Landlord shall offer to Tenant at least once per calendar year a number of unreserved parking spaces equal to the lesser of (a) twenty (20) and (b) forty-five (45) minus the number of such unreserved parking spaces used by Tenant, it being the intent that Tenant have the right to use no more than forty-five (45) unreserved parking spaces hereunder. Tenant understands, except as provided herein, that Tenant will have no further rights to any parking spaces which Tenant cancels or forfeits its right to use.

                         (c) Tenant agrees to lease such unreserved parking spaces commencing on the Commencement Date hereof. Said parking spaces shall only be available so long as Tenant is not in Default of any provision of this Lease. If Tenant assigns this Lease or sublets all or a portion of the Demised Premises, Tenant may assign or sublet to the assignee or sublessee a proportionate number of unreserved parking spaces equal to forty-five (45) multiplied by a fractions the numerator of which is the Rentable Area Of The Demised Premises assigned or subleased and the denominator of which is the Rentable Area Of The Demised Premises (not including any Expansion Space (as hereinafter defined) or First Offer Space (as hereinafter defined) and not including any Early Reduction Space (as hereinafter defined), but including any Early Increase Space (as hereinafter defined)) rounded to the nearest whole number. If this Lease is terminated as to any portion of the Demised Premises, Tenant shall forfeit a proportionate number of unreserved parking spaces equal to forty-five (45) multiplied by a fraction, the numerator of which is the Rentable Area Of The Demised Premises for which this Lease is terminated and the denominator of which is the Rentable Area Of The Demised Premises (not including any Expansion Space or First Offer Space or Early Reduction Space, but including any Early Increase Space) rounded to the nearest whole number.

                         (d) Except as set forth in Section 30.27(c) above, Tenant's rights to use parking spaces may not be assigned or subleased. The provisions of Articles 26 and 27 of this Lease shall apply to parking and to the parking garage and property therein. Tenant may be required to periodically execute parking agreements with the operator from time to time of the parking garage, which shall not conflict with any provision of this
               Section 30.27.

                         (e) Notwithstanding any of the foregoing, Landlord shall not be required to provide parking at any time at which Landlord is prohibited by any governmental authority from operating or permitting a parking garage operator to operate a parking garage in the Building, during a temporary closing of the garage or when the parking garage is inaccessible or unusable by reason of fire, other casualty, act of God, or any other reason beyond Landlord's control.

               30.28. INTERNAL STAIRWELL. Subject to the terms and conditions hereof, Landlord grants to Tenant the non-exclusive right and license coupled with an interest to use during the entire Term hereof the one (1) interior fire stairwell identified as "Stairwell No. 2" on Exhibit A attached hereto (the "Stairwell") for access between the floors 16 through 24 of the Demised Premises only and for no other purpose (other than for the intended use of emergency evacuations). Tenant shall be responsible for obtaining any and all required governmental approvals and permits in connection with such use of the Stairwell and for compliance with all applicable laws, statutes, ordinances, codes and regulations in connection with such use and in the event of failure to obtain any such approvals or permits or non-compliance, in addition to any other rights or remedies available to Landlord, the right and license granted hereunder shall terminate.

               30.29. DIRECTORY BOARD. Landlord shall provide Tenant, at no cost to Tenant, sufficient space in the Building's electronic directory to list the names of the department heads and senior managers of Tenant as provided by and updated from time to time by Tenant. In the event Landlord discontinues use of an electronic directory for the Building, and in lieu thereof utilizes a non-electronic directory, or in the event Landlord utilizes a non-electronic directory to supplement its existing electronic directory, Tenant shall be entitled to the greater of (a) a proportionate number of spaces on such nonelectronic directory or (b) one hundred fifty
          (150) spaces.

               30.30. TENANT'S COMPETITORS. Provided that this Lease is in full force and effect, there is no Default by Tenant under this Lease, Tenant has not assigned this Lease and continues to directly (i.e., not including any space subleased or assigned) occupy at least 135,000 square feet of Rentable Area in the Tower, Landlord shall not rename the Tower after any natural gas or electric company (with the term "natural gas or electric company" defined herein as a producer, distributor, wholesaler, transmission company, broker or marketer of natural gas, electricity, steam or hot or chilled water which derives in excess of 50% of its gross income from the production, distribution, wholesaling, transmission, brokering or marketing of natural gas, electricity, steam or hot or chilled water) (hereinafter, "Competitors"), and Landlord shall not, without Tenant's prior approval (which can be withheld in Tenant's sole discretion) enter into a lease or other occupancy agreement for more than ten thousand (10,000) square feet of Rentable Area in the Tower with a Competitor. Without limiting the generality of the foregoing, "Competitors" shall include Commonwealth Edison and its subsidiaries and affiliates. Notwithstanding anything contained herein to the contrary, the provisions of this Section 30.30 shall not apply in a manner which prohibits leases or other occupancy agreement between Landlord and either Amoco Oil Company, or its affiliates, or Mobil Oil Corporation or its affiliates.

               30.31. PLAZA CLUB MEMBERSHIPS. Prior to the Commencement Date, but in no event prior to January 1, 1994, Landlord shall obtain for Tenant fifteen (15) memberships to the Plaza Club in the Tower and Landlord shall pay for the initiation fees with respect to such memberships. Tenant acknowledges that Landlord shall have no obligations or responsibilities with respect to or in connection with Tenant's memberships to the Plaza Club, except as expressly provided in this Section 30.31.

               30.32. LANDLORD'S DEFAULTS AND TENANT'S REMEDIES. If Landlord fails to observe or perform any covenant, agreement or obligation to be performed by Landlord under this Lease, and if such failure shall continue for more than thirty (30) days (or such shorter period of time as is reasonable in the case of an emergency) after written notice thereof from Tenant to Landlord (unless such failure requires work to be performed, acts to be done, or conditions to be removed which, by their nature, cannot reasonably be performed, done or removed, as the case may be, within such period, in which event, if Landlord shall have commenced curing or correcting the same within such period and shall have diligently prosecuted such cure or correction, such 30-day period shall be extended by such additional time period as may be reasonably required for Landlord to cure or correct such failure) ("Landlord Default"), then, subject to the provisions, of Section 17.2 above (respecting a Mortgagee's right to cure a Landlord Default), Tenant may enforce and protect the rights of Tenant hereunder by a suit or suits at law or in equity for the specific performance of any covenant or agreement contained herein or injunctive relief. Additionally and notwithstanding anything contained in this Lease to the contrary, in the event of a Landlord Default, if Tenant obtains a final monetary judgment from a court of competent jurisdiction against Landlord, and if Landlord does not properly satisfy such monetary judgment, including any attorneys fees due and payable pursuant to Section 19.6 above, Tenant shall have the right to set-off against Rent and the Storage Space Fee, next becoming due hereunder the amount of any such monetary judgment and attorneys fees that Landlord fails to pay Tenant. The rights and remedies of Tenant shall be cumulative and shall be in addition to every other right or remedy now or hereafter existing in law or in equity or by statute or otherwise and the exercise or the beginning of the exercise by Tenant of any one or more of the rights and remedies provided for by this Lease or otherwise available to Tenant shall not preclude the simultaneous or later exercise by Tenant of any or all other rights or remedies provided for in this Lease or otherwise.

               30.33.    SIGNAGE.

                         (a) Tenant shall have the right to install, at its sole cost and expense, signage identifying Tenant, using Tenant's standard graphics, in the elevator lobby on each floor of the Tower which is wholly occupied by Tenant. Landlord has pre-approved the sign package designed by Tenant described on Exhibit J attached hereto and made part hereof. Plans for any additional or replacement signage shall be submitted to Landlord for written approval prior to any installation, which approval shall not be unreasonably withheld or delayed.

                         (b) So long as Tenant continues to directly (i.e., not including any space subleased or assigned by Tenant) occupy at least 135,000 square feet of Rentable Area on floors 16 through 24 of the Tower, inclusive, Tenant shall have the right to request Landlord to install, at Tenant's sole cost and expense, signage identifying Tenant on the wall in the elevator dispatch lobby of the high mid-rise bank of elevators of the Tower (i.e., the bank of elevators serving floors 16 through 24 of the Tower) consistent with the Building signage program, including the typeface style. Landlord has pre-approved the sign package designed by Tenant described in Exhibit J attached hereto and made part hereof. Plans for any additional or replacement signage shall be submitted to Landlord for written approval prior to any installation, which approval shall not be unreasonably withheld or delayed.

               30.34. FORCE MAJEURE. A party shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease on such party's part to be performed except, in the case of Tenant, the obligation to pay Rent and the Storage Spare Fee (subject to the provisions of Articles 14 and 15, above), if such party fails to timely perform same and such failure is due in whole or in part to any strike, lock-out, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure or interruption of power, condemnation, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or the other party's agents, employees or invitees) or any other cause beyond the reasonable control of such party (herein "Force Majeure"); provided, however, that notwithstanding anything contained herein to the contrary (but subject, however, to the provisions of Article 14 and 15 above) neither Tenant's obligation to pay Rent nor the Storage Space Fee commencing on the Commencement Date nor Landlord's obligations under the Workletter to substantially complete the Base Building Work and to indemnify Tenant pursuant to Paragraph 2 of the Workletter are subject to extensions attributable to Force Majeure.

               30.35. DEFINITION OF "DOWNTOWN CHICAGO". For the purposes of this Lease, the term "downtown Chicago" shall be conclusively presumed to mean the area bounded by the Chicago River on the north, Wacker Drive on the west, Jackson Street on the south and Lake Michigan on the east.

               30.36. RULE AGAINST PERPETUITIES. If the rule against perpetuities or any other rule of law limits the time within which any provision of this Lease must be effective, then each such provision must be effective within twenty-one (21) years after the death of the last survivor of Mayor Richard M. Daley, Mayor of the City of Chicago, and all of his children and grandchildren living on the date of execution of this Lease.

               30.37. STORAGE SPACE. Additional terms and conditions respecting the Storage Space are set forth in Exhibit K attached hereto.

               30.38. ROOFTOP COMMUNICATIONS EQUIPMENT. Landlord agrees that Tenant may locate, install and maintain, at Tenant's sole cost and expense, microwave or other antenna communication system equipment on the roof of the Tower under the terms and conditions set forth on Exhibit L attached hereto.

               30.39.    HAZARDOUS AND TOXIC MATERIALS IN THE DEMISED PREMISES.

                         (a) STUDIES. Tenant acknowledges that it has reviewed those certain reports described on Exhibit 0 attached hereto ("Hazardous Substance Surveys"). Other than for materials to be removed as part of the Base Building Work under the Workletter, the Hazardous Substance Surveys do not indicate the presence of toxic or hazardous materials (as defined hereafter) in the Demised Premises based on the present levels or content of said toxic or hazardous materials in the materials sampled and tested at the Building as said levels or content are presently set by the U.S. Environmental Protection Agency ("EPA") or the U.S. Occupational Safety and Health Administration ("OSHA"). Landlord has no knowledge of toxic or hazardous materials in the Demised Premises or the Building, but Landlord's knowledge regarding the absence of said toxic or hazardous materials is limited to the Hazardous Substance Surveys. For purposes of the preceding sentence, knowledge by Landlord shall be limited to the actual knowledge of the following persons: the general manager of the Building Landlord, except as provided in the following sentence of this paragraph, makes no representations or warranties whatsoever to Tenant regarding: (i) the Hazardous Substance Surveys (including, without limitation, the contents and/or accuracy thereof) or (ii) the presence or absence of toxic or hazardous materials in, at, or under the Demised Premises or the Building. Landlord does acknowledge to Tenant that: (i) other than as required under the Workletter, Landlord has not authorized any other studies for hazardous or toxic materials in the Demised Premises or Building other than the Hazardous Substance Surveys; (ii) Landlord does not know of any surveys for toxic or hazardous materials in the Demised Premises or the Building other than the Hazardous Substance Surveys; and (iii) Landlord does not know of any reason that the Hazardous Substance Surveys are not true and correct. Notwithstanding the preceding sentence, Tenant: (a) shall not rely on and Tenant hereby represents to Landlord that it has not relied on the Hazardous Substance Surveys; (b) shall make such studies and investigations, conduct such tests and surveys, and engage such specialists as Tenant deems appropriate to fairly evaluate the Demised Premises and any risks from hazardous or toxic materials. In connection with any inspections or tests to be conducted by Tenant at the Demised Premises or Building, Tenant shall first notify Landlord of each proposed inspection or test and the scope, impact and intent thereof and obtain Landlord's written consent to perform the same. Tenant shall restore the Demised Premises and the Building to the condition existing immediately prior to any such test and/or inspection and will provide Landlord with true and complete copies of any survey or report obtained by or for the benefit of Tenant in connection with hazardous or toxic materials that concern the Building or the Demised Premises.

                         (b) PROHIBITION ON PLACEMENT OR DISPOSAL. Neither Tenant nor Landlord shall ever knowingly permit to remain in, incorporate into, use or otherwise place or dispose of in the Demised Premises or in the Building any toxic or hazardous materials in concentrations or levels sufficient that by the then applicable EPA, OSHA or other applicable governmental standards cause the specific materials so identified to be classified or identified as toxic or hazardous materials unless (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with the highest accepted industry standards for safety, storage, use and disposal, (iii) such materials are for use in the ordinary course of business (i.e., as with office or cleaning supplies), (iv) notice of and a copy of the current material safety data sheet is provided to the other party for each such hazardous or toxic material and (v) such materials are handled and disposed of in accordance with all applicable governmental laws, rules and regulations. If Landlord or Tenant ever has knowledge of the presence in the Demised Premises or the Building of such toxic or hazardous materials which affect the Demised Premises, the party having knowledge shall notify the other party thereof in writing promptly after obtaining such knowledge. For purposes of this Lease, hazardous or toxic materials shall mean hazardous or toxic chemicals or any materials containing hazardous or toxic chemicals at levels or content which cause such materials to be classified as hazardous or toxic as then prescribed by the prevalent industry practice and standards or by the then current levels or content as set from time to time by EPA or OSHA or as defined under 29 CFR 1910 or 29 CFR 1925 or other applicable governmental laws, rules or regulations.

                         (c) TENANT'S COVENANTS TO REMOVE. If Tenant or its employees, agents, or contractors shall ever violate the provisions of Section 30.39(b) above (that apply to Tenant regarding toxic or hazardous materials), or if Tenant's acts, negligence, breach of this provision or business operations directly and materially expand the scope of any contamination from toxic or hazardous materials, then Tenant shall clean-up, remove and dispose of the material causing the violation, in compliance with all applicable governmental standards, laws, rules and regulations and repair any damage to the Demised Premises or Building within such period of time as may be reasonable under the circumstances after written notice by Landlord, provided that such work shall commence not later than thirty (30) days' from such notice and be diligently and continuously carried to completion by Tenant or Tenant's designated contractors. Tenant shall notify Landlord of its methods, time and procedure for any clean-up or removal of toxic or hazardous materials under this provision and Landlord shall have the right to require reasonable changes in such method, time or procedure or to require the same to be done after Normal Business Hours.

               30.40. TITLE INSURANCE. Landlord hereby agrees to deliver to Tenant, contemporaneously with the execution and delivery of the Lease, a leasehold title insurance policy of even date with this Lease issued by Chicago Title Insurance Company in the amount of two million dollars ($2,000,000.00) insuring Tenant's leasehold estate hereunder.

          30.41. LANDLORD'S AUTHORITY. Landlord represents and warrants to Tenant that (i) Landlord is a general partnership formed under the laws of the State of Illinois, whose only partners are The Prudential Insurance Company of America, a New Jersey corporation, and NLI Properties, Inc., a New York corporation, (ii) Landlord has full power and authority to enter into this Lease and to perform all of its obligations hereunder, and execution and delivery of this Lease does not and will not violate or conflict with any provisions of any law, contract, mortgage, lien, lease, instrument, agreement or judgment to which Landlord is a party or which is binding on Landlord and (iii) this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor and constitutes the valid and binding agreement of the partnership and each partner therein in accordance with its terms.


      31.  OPTIONS TO EXPAND.

          31.1. GRANT OF OPTIONS. Provided that at the time Tenant exercises the options granted below and upon the respective Expansion Space Commencement Date (as hereinafter defined), this Lease is in full force and effect, Tenant is not in Default under this Lease and Tenant has not exercised a Contraction Option (as hereinafter defined), Tenant shall have the options (each an "Expansion Option")
     (a) to lease either or both of (i) the balance of floor 14 of the Tower, the Rentable Area of which is thirteen thousand two hundred sixty-one (13,261) square feet along with any storage space which is available for leasing on the balance of floor 14 of the Tower, and
     (ii) all of floor 13 of the Tower, the Rentable Area of which is twenty-three thousand ninety-eight (23,098) square feet along with any storage space which is available for leasing on floor 13 of the Tower (the "Expansion Space"), effective as of the first Expansion Space Commencement Date (as hereinafter determined and defined) and (b) in the event Tenant does not lease all of the Expansion Space pursuant to the first Expansion Option, to lease any or all of the remaining balance of the Expansion Space effective as of the second Expansion Space Commencement Date (as hereinafter determined and defined).

          31.2. EXERCISE OF OPTIONS. If Tenant elects to exercise the first Expansion Option, Tenant must give Landlord written notice no later than May 31, 2001 and if Tenant elects to exercise the second Expansion Option, Tenant must give Landlord written notice no later than May 31, 2006. Once given, Tenant's election to exercise an Expansion Option shall be irrevocable. If Tenant fails to give landlord notice of its election to exercise an Expansion Option by the date set forth above, Tenant shall be deemed to have waived the right to exercise the respective Expansion Option, but Tenant shall not be deemed to have waived its right to exercise its first offer right pursuant to Article 32 below.

           31.3. LANDLORD'S EXPANSION SPACE NOTICE. If Tenant elects to exercise an Expansion Option, Landlord shall, within thirty (30) days thereafter, notify Tenant of the date Landlord will make the Expansion Space, or applicable portion thereof, available to Tenant for construction by Tenant of tenant improvements therein (an "Expansion Space Availability Date") (which date shall be between May 31, 2002, and November 30, 2002, with respect to the first Expansion Option and between May 31, 2007, and May 31, 2008, with respect to the second Expansion Option), and Landlord's determination of the fair market base rental rate for the respective Expansion Space, or applicable portion thereof.

          31.4. TERMS OF LEASE OF EXPANSION SPACE. If Tenant exercises an Expansion Option, then Landlord shall deliver possession of the Expansion Space, or applicable portion thereof, on the applicable Expansion Space Availability Date and the Expansion Space, or applicable portion thereof, shall be included in the Demised Premises and shall be subject to all of the terms, conditions and provisions of this Lease, except as follows:

               (a) the Rentable Area Of The Demised Premises shall be increased by the Rentable Area of the Expansion Space, or applicable portion thereof;

               (b) Tenant's Proportion and Tenant's HVAC Proportion shall be increased by a percentage derived by dividing the number of square feet of Rentable Area of the Expansion Space, or applicable portion thereof, by the Rentable Area Of The Building;

               (c) The Base Rent shall be the fair market base rental rate (as determined and defined in Article 36 below) of the Expansion Space, or applicable portion thereof, as of the applicable Expansion Space Commencement Date.

               (d) The commencement date (the "Expansion Space Commencement Date") of the term with respect to the Expansion Space, or applicable portion thereof, shall be the earlier of (i) the date Tenant completes its tenant improvements in the Expansion Space, or applicable portion thereof, and first occupies the Expansion Space, or applicable portion thereof, for the conduct of business or (ii) one hundred eighty (180) days after the applicable Expansion Space Availability Date.

               (e) Except as may otherwise be determined in the course of determining the fair market base rental rate, Tenant shall take possession of the Expansion Space, or applicable portion thereof, in an "as is" condition.

               31.5. OPTION RIGHTS NOT SEVERABLE. Tenant's rights under this Article 31 shall not be severed from this Lease or separately sold, assigned or otherwise transferred to third parties, but the foregoing shall not prohibit Tenant's right to assign all of its rights under this Lease, including its rights under this Article 31 to a permitted assignee under Article 16 above. Additionally, Tenant may not sublease any Expansion Space within six (6) months after the Expansion Space Commencement Date. After said six (6) month period, Tenant may sublease any such Expansion Space.

          32.  RIGHT OF FIRST OFFER.

               32.1. RIGHT OF FIRST OFFER. Provided that at the time Tenant exercise its rights described in this Article 32 and on the respective commencement date for such First Offer Space (as hereinafter defined), this Lease is in full force and effect, Tenant is not in Default hereunder and Tenant hereunder continues to directly (i.e., not including any space subleased or assigned) occupy at least 135,000 square feet of Rentable Area in the Tower, subject to rights granted to other tenants of the Building as of the date of this Lease (as set forth on Exhibit N attached hereto) and future rights which may be granted by Landlord as hereinafter provided in the last sentence of
          Section 32.3 below, Landlord shall, from and after December 31, 1995, offer space,including any storage space (except, however, any storage areas utilized by Landlord or Landlord's agents in connection with providing services for the Building or other storage areas leased to tenants of the Building), other than the Demised Premises and any Expansion Space which Tenant leases pursuant to Article 31 above or any other portion of the First Offer space which Tenant leases hereunder or otherwise, on floors 4 through 15, inclusive, of the Tower (the "First Offer Space"), which is "available for leasing", to Tenant prior to offering such space to the public for lease in accordance with the provisions hereinafter set forth. Notwithstanding anything contained herein to the contrary, if Tenant directly (i.e., not including any space subleased or assigned) occupies less than 200,000 square feet of Rentable Area in the Tower, then the First Offer Space shall be reduced to only floors 4 and 5 and 11 through 15, inclusive, of the Tower. A portion of the First Offer Space shall be deemed to be "available for leasing" if such space is vacant or if not vacant, such space shall become "available for leasing" upon the expiration or termination of the existing tenant's lease of such space, unless such lease is renewed or a new lease for such space is entered into with the existing tenant. Notwithstanding anything contained herein to the contrary, a portion of the First Offer Space shall not be deemed "available for leasing" if Landlord previously offered such portion of the First Offer Space to Tenant under the terms of this Article 32 and Tenant did not elect to lease such space hereunder and Landlord is thereafter in good faith negotiating with a bona fide prospective tenant for such portion of the First Offer Space at the time any of Landlord's subsequent notices required in Article 32.2 below are given; provided, however, if Landlord does not conclude negotiations with such bona fide prospective tenant within ninety (90) days after the date such notice was required, Landlord shall then be required to give Tenant notice of such available portion of the First Offer Space.

               32.2. LANDLORD'S NOTICE. During January, 1996, and during each subsequent January during the Term of this Lease, Landlord shall give Tenant written notice ("Landlord's First Offer Notice") of the First Offer Space which is available for leasing or which Landlord anticipates will become available for leasing during the twelve (12) month period following such notice. Additionally, if during any year a portion of the First Offer Space which is in excess of 10,000 square feet of Rentable Area becomes available for leasing and of which Landlord had not previously notified Tenant, Landlord shall promptly give Tenant written notice of such availability (also referred to herein as a "Landlord's First Offer Notice"). In addition, Tenant may request that Landlord issue an additional Landlord's First Offer Notice during any calendar year, in which event Landlord shall promptly give Tenant written notice of any additional space which has or may become available during such calendar year.

               32.3. TENANT'S NOTICE. If Tenant is interested in any First Offer Space identified in Landlord's First Offer Notice, Tenant shall notify Landlord in writing of such interest not later than fifteen
          (15) business days after Landlord's First Offer Notice is given, time being of the essence. If Tenant does not notify Landlord of such interest within said 15-business day period, Tenant's right of first offer shall terminate with respect to such portion of the First Offer Space, and Landlord may thereafter lease such portion of the First Offer Space to other tenants or otherwise grant to other tenants rights of first refusal, rights of first offer, expansion rights or otherwise encumber such portion of the First Offer Space without further obligation to Tenant; provided, however, that if such offered space remains available, Landlord shall include such space in subsequent Landlord's First Offer Notices or if after Landlord enters into a lease for such First Offer Space such lease expires or terminates, then, subject to any rights, such as rights of refusal, rights of offer, expansion rights or extension rights which Landlord granted to such First Offer Space, Tenant shall again have its right of first offer hereunder with respect to such space.

               32.4. TERMS. If Tenant so notifies Landlord of Tenant's interest, Landlord and Tenant shall negotiate in good faith for the lease of such First Offer Space. If Landlord and Tenant cannot mutually agree on terms for such First Offer Space within fifteen (15) business days after the date Tenant exercises its right hereunder, Tenant's right of first offer shall terminate with respect to said portion of the First Offer Space and Landlord may thereafter lease such portion of the First Offer Space to other tenants. Notwithstanding the foregoing, if Landlord and Tenant cannot mutually agree on terms for such First Offer Space within said 15-business day period, and if the subject portion of the First Offer Space is greater than 10,000 square feet of Rentable Area, Tenant may elect, upon written notice given to Landlord within five (5) business days after the end of such 15-business day negotiation period to lease such First Offer Space under the terms and conditions of this Lease at the then fair market base rental rate, in which event the fair market base rental rate for such First Offer Space shall be determined in accordance with Article 36 below. If Landlord and Tenant mutually agree upon terms, or if the fair market base rental rate is determined under Article 36 as herein provided, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of such First Offer Space, which shall provide, among other things, the commencement date with respect to such First Offer Space, that the "Rentable Area Of The Demised Premises" shall be increased by the Rentable Area of the First Offer Space leased to Tenant and that "Tenant's Proportion" and "Tenant's HVAC Proportion" shall be increased to the percentage determined by dividing the Rentable Area Of The Demised Premises (after inclusion of the leased First Offer Space) by the Rentable Area Of The Building.

               32.5. OPTION RIGHTS NOT SEVERABLE. Tenant's rights under this Article 32 shall not be severed from this Lease or separately sold, assigned or otherwise transferred to third parties, but the foregoing shall not prohibit Tenant's right to assign all of its rights under this Lease, including its rights under this Article 32, to a permitted assignee under Article 16 above. Additionally, Tenant may not sublease any First Offer Space within six (6) months after the applicable First Offer Space Commencement Date. After said six (6) month period, Tenant may sublease any such First Offer Space.

          33.  CANCELLATION.

          Tenant shall have the option, to be exercised as hereinafter provided, to terminate the Term of this Lease effective as of the tenth (10th) anniversary of the Commencement Date (the "Termination Date"). Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant to Landlord no later than eighteen (18) months prior to the Termination Date, and subject to payment by Tenant to Landlord of the sum of (a) $14,042,765.00 (the "Termination Fee"), which (i) shall be reduced if Tenant exercises its Early Reduction Option (as hereinafter defined) by an amount equal to $55.00 per square foot multiplied by the Rentable Area of the applicable Early Reduction Space (as hereinafter defined) and (ii) shall be increased if Tenant exercises the Early Increase Option (as hereinafter defined) with respect to the Early Increase Space (as hereinafter defined) located on the plaza level of the Tower by an amount equal to $55.00 per square foot multiplied by the Rentable Area of such Early Increase Space located on the plaza level of the Tower, (b) plus, with respect to any Early Increase Space located on floors 26 or 27 of the Tower or First Offer Space or Expansion Space, the unamortized rent abatements, tenant improvements allowances, moving allowances, architectural fee reimbursements, commission, if any, and like expenses. For purposes hereof, such unamortized amounts shall be calculated by determining the outstanding principal of a loan as of the date of termination, which loan has (i) an original principal balance equal to the amount of all rent abatements, tenant improvement allowances, moving allowances, architectural fee reimbursements, commission, if any, and other expenses directly associated with the lease of such First Offer Space, Expansion Space or Early Increase Space and a final principal balance of zero dollars ($O), (ii) an interest rate of ten percent (10%) per annum compounded on a monthly basis, (iii) a term equal to the remaining Term of this Lease from and after the respective First Offer Space Commencement Date, Expansion Space Commencement Date or Commencement Date with respect to such Early Increase Space located on floors 26 and 27 of the Tower and
     (iv) been reduced by payments made by Tenant to Landlord from the First Offer Space Commencement Date, expansion Space Commencement Date or Commencement Date with respect to the Early Increase Space located on floors 26 and 27 of the tower, respectively, to the date of termination in monthly installments proportionate with the monthly payments of Base Rent and Storage Space Fee, if applicable, including fixed or reasonably estimated financial escalations to Base Rent, if any, for such First Offer Space, Expansion Space

     Or Early Increase Space. Attached hereto as Exhibit M is a sample calculation of the termination fee for Early Increase Space located on floors 26 or 27 of the Tower, First Offer Space and Expansion Space. A portion of the Termination Fee equal to $27.50 per square foot of Rentable Area Of The Demised Premises (not including, however, the Rentable Area of any First Offer Space, Expansion Space or Early Increase Space located on floors 26 or 27 of the Tower) plus fifty percent (50%) of the portion of the Termination Fee described under clause (b) of the preceding sentence (if clause (b) is applicable) shall be paid simultaneously with the giving of Tenant's termination notice and the balance no later than six (6) months prior to the Termination Date. Tenant may not, unless Landlord otherwise agrees, exercise its option to terminate this Lease pursuant to this
     Article 33 at any time at which a Default by Tenant exists under this Lease, and no such termination shall be effective if such Default exists unless Landlord otherwise agrees. Any notice of exercise of Tenant's option to terminate the Term of this Lease pursuant to this Article 33 shall be irrevocable by Tenant once given. If Tenant so exercises its option to terminate the Term of this Lease and pays to Landlord the Termination Fee as above provided (provided, however, that if Tenant miscalculates the portion of the Termination Fee described under clause (b) above, the termination shall remain effective so long as Tenant's error was made in good faith and Landlord and Tenant mutually agree upon such portion of the Termination Fee prior to the Termination Date), then effective as of the Termination Date, this Lease shall be deemed to have expired by lapse of time, and Tenant shall return the Demised Premises to Landlord on the Termination Date in accordance with the requirements of this Lease. All obligations of Tenant and Landlord which accrue under this Lease on or before the Termination Date shall survive such termination.

          34.  CONTRACTION OPTIONS.

               34.1. FIRST CONTRACTION OPTIONS. Tenant shall have the option ("First Contraction Option"), to be exercised as hereinafter provided, to terminate this Lease effective as of the seventh (7th) anniversary of the Commencement Date (the "First Contraction Date") with respect to floor 3 or any one (1) or two (2) of floors CL-3, 14, 16 or 24 of the Demised Premises, including any Storage Space which may be located on such respective floors, including any Storage Space which may be located on such respective floor; provided, however, Tenant may not elect to terminate this Lease with respect to floor 14 of the Demised Premises if Tenant had previously exercised its option to expand to the balance of floor 14 of the Tower pursuant to Article 31 above. Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant to Landlord no later than eighteen (18) months prior to the First Contraction Date with respect to floor 3 and twelve (12) months prior to the First Contraction Date with respect to floor CL-3, 14, 16 or 24, and subject to payment by Tenant to Landlord on or before the First Contraction Date of (a) the sum of $3,700,972.00 with respect to floor 3 of the Tower, (b) the sum of $1,757,500.00 with respect to floor 16 of the Tower, (c) the sum of $1,656,952.00 with respect to floor 24 of the Tower, (d) the sum of $634,904.00 with respect to floor 14 of the Tower or (e) the sum of $628,064.00 with respect to floor CL-3 of the Tower (each respectively the "First Contraction Fee"). In Tenant's written exercise notice, Tenant shall designate whether it is exercising its option with respect to floor 3, CL-3, 14, 16 or 24 of the Demised Premises. Tenant may not, unless Landlord otherwise agrees, exercise its option to contract pursuant to this Section 34.1 at any time at which a Default by Tenant exists under this Lease and no such contraction shall be effective if such Default exists unless Landlord otherwise agrees. Any notice of exercise of Tenant's First Contraction Option shall be irrevocable by Tenant once given. If Tenant so exercises its First Contraction Option and pays to Landlord the First Contraction Fee as provided above, then effective as of the First Contraction Date, this Lease shall be deemed to have expired by lapse of time with respect to the floor designated in Tenant's exercise notice, Tenant shall return such floor to Landlord on the First Contraction Date in accordance with the requirements of this Lease and the Base Rent and the Storage Space Fee, if applicable, and Tenant's Proportion and Tenant's HVAC Proportion shall be adjusted accordingly. All obligations of Landlord and Tenant which accrue under this Lease on or before the First Contraction

          Date shall survive such termination with respect to such floor. In the event Tenant exercises its First Contraction Option with respect to either of floors 16 or 24 of the Tower, in addition to the payment of the First Contraction Fee as provided above, on or before the First Contraction Date, Tenant shall be responsible for either removing the security kiosk, if any, installed by Tenant pursuant to Article 27 above or, if Tenant does not so move the security kiosk on or before the First Contraction Date, Landlord shall have the right to perform such work as is necessary to cause floor 16 or 24 of the Tower, as the case may be, to be served by another elevator bank of the Tower. Tenant shall be responsible for the reasonable cost of causing floor 16 or 24 of the Tower, as the case may be, to be served by another elevator bank of the Tower; provided, however, that Landlord shall competitively bid portions of such work and Landlord shall not be entitled to any markup or profit in connection with such work.

               34.2. SECOND CONTRACTION OPTION. Tenant shall have the option (the "Second Contraction Option"; each of the First Contraction Option and Second Contraction Option is referred to herein as a "Contraction Option"), to be exercised as hereinafter provided, to terminate this Lease effective as of the tenth (10th) anniversary of the Commencement Date (the "Second Contraction Date") with respect to any one (1) of floors 3, CL-3, 14, 16 or 24 of the Demised Premises, including any Storage Space which may be located on such respective floors. Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant to Landlord no later than eighteen (18) months prior to the Second Contraction Date with respect to floor 3 and twelve (12) months prior to the Second Contraction Date with respect to floor CL-3, 14, 16 or 24, and subject to payment by Tenant to Landlord on or before the Second Contraction Date of (a) the sum of $3,067,911.00 with respect to floor 3 of the Tower, (b) the sum of $1,456,875.00 with respect to floor 16 of the Tower, (c) the sum of $1,373,526.00 with respect to floor 24 of the Tower or (d) the sum of $526,302.00 with respect to floor 14 of the Tower or (e) the sum of $520,632.00 with respect to floor CL-3 of the Tower (each respectively the "Second Contraction Fee"). In Tenant's written exercise notice, Tenant shall designate whether it is exercising its option with respect to floor 3, CL-3, 14, 16 or 24 of the Demised Premises.
          Tenant may not, unless Landlord otherwise agrees, exercise its option to contract pursuant to this Section 34.2 at any time at which a Default by Tenant exists under this Lease and no such contraction shall be effective if such Default exists unless Landlord otherwise agrees. Any notice of exercise of Tenant's Second Contraction Option shall be irrevocable by Tenant once given. If Tenant so exercises its Second Contraction Option and pays to Landlord the Second Contraction Fee as provided above, then effective as of the Second Contraction Date, this Lease shall be deemed to have expired by lapse of time with respect to the floor designated in Tenant's exercise notice and Tenant shall return such floor to Landlord on the Second Contraction Date in accordance with the requirements of this Lease and the Base Rent and the Storage Space Fee, if applicable and Tenant's Proportion and Tenant's HVAC Proportion shall be adjusted accordingly. All obligations of Landlord and Tenant which accrue under this Lease on or before the Second Contraction Date shall survive such termination with respect to such floor. In the event Tenant exercises its Second Contraction Option with respect to either of floors 16 or 24 of the Tower, in addition to the payment of the Second Contraction Fee as provided above, on or before the Second Contraction Date, Tenant shall be responsible for either removing the security kiosk, if any, installed by Tenant pursuant to Article 27 above or if Tenant does not remove such security kiosk by the Second Contraction Date, Landlord shall have the right to perform such work as is necessary to cause floor 16 or 24 of the Tower, as the case may be, to be served by another elevator bank of the Tower. Tenant shall be responsible for the reasonable cost of causing floor 16 or 24 of the Tower, as the case may be, to be served by another elevator bank of the Tower; provided, however, that Landlord shall competitively bid portions of such work and Landlord shall not be entitled to any markup or profit in connection with such work.

          35.  OPTION TO EXTEND.

               35.1. GRANT OF OPTION. Provided that at the time Tenant exercises the First Extension Option (as hereinafter defined) and on the First Extension Period Commencement Date (as hereinafter defined) this Lease is in full force and effect, and there is no Default by Tenant under this Lease, Tenant shall have the option (the "First Extension Option") to extend the Term of this Lease for one (1) period of five (5) years (the "First Extension Period"), which First Extension Period shall commence on the day after the Expiration Date (the "First Extension Period Commencement Date") and expire on the fifth (5th) anniversary of the Expiration Date; provided, however, Tenant may elect to exercise the Second Extension Option (as hereinafter defined) simultaneously with the First Extension Option thereby extending the Term of the Lease for one (1) period of ten (10) years. Provided that at the time Tenant exercises the Second Extension Option and on the Second Extension Period Commencement Date (as hereinafter defined) this Lease is in full force and effect, there is no Default by Tenant under this Lease and Tenant hereunder continues to directly (i.e., not including any space subleased or assigned) occupy at least 135,000 square feet of Rentable Area in the Tower Tenant shall have a second option (the "Second Extension Option") to extend the Term of this Lease for one (1) period of five
          (5) years (the "Second Extension Period") after the First Extension Period, which Second Extension Period shall commence on the day after the fifth (5th) anniversary of the Expiration Date (the "Second Extension Period Commencement Date") and expire on the tenth (10th) anniversary of the Expiration Date.

               35.2. EXERCISE OF OPTION. If Tenant desires to exercise the First Extension Option, Tenant shall notify Landlord in writing of Tenant's desire not later than the thirteenth (13th) anniversary of the Commencement Date. If Tenant desires to exercise the Second Extension Option, Tenant shall notify Landlord in writing of Tenant's desire not later than the third (3rd) anniversary of the Expiration Date. If Tenant's extension options are not so exercised, said extension options shall thereupon expire. Except as provided in
          Article 36 below, Tenant's election to exercise the extension options shall be irrevocable once notice of such election has been given by Tenant.

               35.3. TERM OF EXTENSION PERIOD. All terms of this Lease, except as hereinafter provided, shall apply during the First Extension Period and the Second Extension Period. The Base Rent payable during the First Extension Period and the Second Extension Period shall each be 95% of the fair market base rental rate, as determined under
          Article 36 below, as of the applicable Extension Period Commencement Date.

               35.4. LEASE SUPPLEMENT. If Tenant exercises either extension option pursuant to this Article 35, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written declaration confirming the Base Rent and any other terms, conditions and provisions applicable to such Extension Period as determined in accordance with this Article 35.

               35.5. OPTION RIGHTS NOT SEVERABLE. Tenant's rights under this Article 35 are personal to Tenant and shall not be severed from this Lease or separately sold, assigned or otherwise transferred to third parties, but the foregoing shall not prohibit Tenant's right to assign all its rights under this Lease, including its rights under this Article 35, to any permitted assignee under Article 16 above. Any exercise of the First Extension Option or Second Extension Option shall be for the entire Demised Premises, including any space subleased hereunder. Nothing contained herein shall be deemed to prohibit permitted assignees or sublessee under Article 16 above from enjoying the benefit of Tenant's exercise of this Article 35.

          36.  FAIR MARKET BASE RENTAL RATE.

               36.1. DEFINITION. As used in this Lease, the term "fair market base rental rate" shall mean the then prevailing annual rental rate per square foot of Rentable Area of space in the Building, comparable in area and location to the space for which the fair market base rental rate is being determined and being leased for a duration comparable to the period for which such space is to be leased for periods commencing on or about the commencement of the term of such space. The fair market base rental rate shall be determined by taking into consideration comparable fact situations during the prior twelve-month period or any more recent relevant period in comparable office buildings in downtown, Chicago, Illinois. In determining the fair market base rental rate, the following shall be taken into consideration: use, location and floor level within the applicable building, the tenant improvements already in the space for which the fair market base rental rate is being determined, construction allowances (if any), the location, quality, age and reputation of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements being provided (if any), rental concessions, abatements or other monetary inducements (if any), the term of the lease under consideration and the extent of services provided thereunder, applicable distinctions between "gross" leases and "net" leases, base year figures (if any) for escalation purposes and other adjustments (including by way of indexes) to base rental (if any); and may take into consideration any other relevant term or condition in making such evaluation.

               36.2.     NOTICE.

                         (a) With respect to the Expansion Option, Landlord shall notify Tenant of Landlord's determination of the fair market base rental rate within thirty (30) business days after Tenant elects to exercise the Expansion Option as provided in
               Section 31.3 above.

                         (b) With respect to First Offer Space, Landlord shall notify Tenant of Landlord's determination of the fair market base rental rate for any portion of the First Offer Space which is greater than 10,000 square feet of Rentable Area within ten (10) business days after Tenant elects to lease the First Offer Space at the fair market base rental rate pursuant to Section 32.4 above.

                         (c) With respect to the First Extension Period and the Second Extension Period, respectively, Landlord shall notify Tenant of Landlord's determination of the fair market base rental rate within thirty (30) days after receipt by Landlord of Tenant's written notice to exercise the respective extension option pursuant to Section 35.2 above.

               36.3.     ARBITRATION.

                         (a)  (i)       If Tenant disagrees with Landlord's
                                        determination of the fair market base
                                        rental rate with respect to the
                                        Expansion Option, Tenant shall notify
                                        landlord of Tenant's disagreement within thirty (30) days after receipt of Landlord's determination of the fair market base rental rate for the Expansion Space.

                              (ii) If Tenant disagrees with Landlord's determination of the fair market base rental rate for the applicable First Offer Space, Tenant shall notify Landlord of such disagreement within fifteen (15) business days after receipt of Landlord's determination of the fair market base rental rate for the applicable First Offer Space.

                              (iii) If Tenant disagrees with Landlord's determination of the fair market base rental rate with respect to the First Extension Option or the Second Extension Option, respectively, Tenant shall notify Landlord of such disagreement within sixty (60) days after receipt of Landlord's determination of the fair market base rental rate for the applicable extension option.

          (b) In any case, if Tenant fails to so notify Landlord of Tenant's disagreement within the required time period, Landlord's determination of the fair market base rental rate shall be binding upon Tenant.

          (c) If Tenant so notifies Landlord that landlord's determination of fair market base rental rate is not acceptable to Tenant, Landlord and Tenant shall, during the fifteen (15) day period after Tenant's notice, attempt to agree on the fair market base rental rate. If Landlord and Tenant are unable to agree, Tenant shall either (i) accept Landlord's most recent determination of fair market base rental rate or (ii) submit the determination to binding arbitration as provided below. If Tenant fails to so notify Landlord of Tenant's election under the preceding sentence within five (5) days after said fifteen (15) day period after Tenant's notice, Tenant shall be deemed to have accepted Landlord's determination. If Tenant elects to submit to arbitration the determination of fair market base rental rate, Landlord and Tenant shall each select an expert (as hereinafter described) within five (5) business days after Tenant's election to arbitrate. Such experts shall be independent and experienced in leasing first-class office real estate and be familiar with first-class high-rise office buildings in downtown Chicago, Illinois, and shall be instructed to form their opinions based on the criteria specified above and any other terms of this Lease pertaining to the space for which such fair market base rental rate is being determined. Both experts so selected shall within five (5) business days after their selection select a third expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) business days after the selection of the third expert each independently formulate their opinion of the fair market base rental rate for the space and period in question. The three (3) opinions shall then be averaged and such average shall be the fair market base rental rate; provided, however, that if any expert's opinion is more than five percent (5%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more at variance from the middle opinion than 5%) shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the fair market base rental rate. The determination of fair market base rental rate by the three (3) experts shall be binding upon Landlord and Tenant; provided. however, that with respect to the First Extension Option and the Second Extension Option, Tenant shall have the right, by written notice given to Landlord within ten (10) days after receipt of written notice of the final determination by the experts of the fair market base rental rate, to revoke its exercise of the First Extension Option or Second Extension Option, respectively, in which event Tenant's respective extension option shall be deemed rescinded and waived. Landlord and Tenant shall each pay for the services of its expert and shall share equally the costs of the third expert; provided, however, in the event Tenant rescinds its exercise of an option as provided above, Tenant shall pay the costs of the third expert.

37.  EARLY DEMISED PREMISES ADJUSTMENTS.

          37.1. DEMISED PREMISES REDUCTION. Tenant shall have the option ("Early Reduction Option"), to be exercised as hereinafter provided, to terminate this Lease prior to the Commencement Date with respect to either or both of floor 14 or the plaza level of the Demised Premises ("Early Reduction Space"). Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant to Landlord no later than December 1, 1993. In Tenant's written exercise notice, Tenant shall designate whether it is exercising its option with respect to either or both of floor 14 or the plaza level of the Demised Premises. Tenant may not, unless Landlord otherwise agrees, exercise its option to contract pursuant to this Section 37.1 at any time at which a Default by Tenant exists under this Lease and no such contraction shall be effective if such Default exists unless Landlord otherwise agrees. Any notice of exercise of Tenant's Early Reduction Option shall be irrevocable by Tenant once given. If Tenant so exercises its Early Reduction Option, then this Lease shall be deemed to have expired by lapse of time with respect to the floor or floors designated in Tenant's exercise notice and, if Tenant is in possession, Tenant shall return such floor or floors to Landlord, and the Base Rent, Tenant's Proportion, Tenant's HVAC Proportion and Landlord's Build-Out Commitment shall be adjusted accordingly. If Tenant fails to give Landlord notice of its election to exercise the Early Reduction Option by the date set forth above, Tenant shall be deemed to have waived the right to exercise the Early Reduction Option.

          37.2. DEMISED PREMISES INCREASE. Provided that at the time Tenant exercises the option granted below, this Lease is in full force and effect and Tenant is not in Default under this Lease, Tenant shall have the option (the "Early Increase Option") to lease (a) all of the portion of floor 26 of the Tower depicted on Exhibit P attached hereto, the Rentable Area of which is Thirteen Thousand Seven Hundred Twenty-Four (13,724) square feet, (b) all or any portion (of no less than ten thousand (10,000) square feet of Rentable Area) of floor 27 of the Tower, and (c) all of the portion of the plaza level of the Tower depicted on Exhibit Q attached hereto, the Rentable Area of which is eleven thousand five hundred seventy-two (11,572). square feet (the "Early Increase Space"), effective as of the Commencement Date.

                    (a) If Tenant elects to exercise the Early Increase Option, Tenant must give Landlord written notice no later than December, 1, 1993. In Tenant's notice, Tenant shall designate if Tenant desires to lease all of the Early Increase Space located on floor 26 of the Tower and/or all or any portion of the Early Increase Space located on floor 27 of the Tower and/or all of the Early Increase Space located on the plaza level of the Tower, and in the event Tenant desires to lease a portion of the Early Increase Space located on floor 27 of the Tower, Tenant shall designate the approximate square footage (of no less than ten thousand (10,000) square feet of Rentable Area) that Tenant desires to lease on floor 27 of the Tower. If Tenant elects to lease all of floor 27 of the Tower. Tenant shall also be granted the right to use the storage space located on floor 27 of the Tower. Once given, Tenant's election to exercise the Early Increase Option shall be irrevocable. If Tenant fails to give Landlord notice of its election to exercise the Early Increase Option by the date set forth above, Tenant shall be deemed to have waived the right to exercise the Early Increase Option.

                    (b) If Tenant elects to exercise the Early Increase Option, Landlord shall, within thirty (30) days thereafter, notify Tenant of the date (the "Early Increase Space Availability Date") Landlord will make the Early Increase Space, or application portion thereof, available to Tenant for construction by Tenant of Tenant Improvements therein in accordance with the Workletter (which date shall be no later than December 1, 1994). If Tenant elected to lease less than all of the 27th floor of the Tower, Landlord shall designate to Tenant the portion of the

          27th floor of the Tower which. shall be leased hereunder, provided that such designated portion shall be no less than one thousand (1,000) square feet less than the square footage Tenant notified Landlord it desires to lease and no more than one thousand (1,000) square feet greater than the square footage Tenant notified Landlord it desires to lease.

                    (c) If Tenant exercises the Early Increase Option, then Landlord shall deliver possession of the Early Increase Space, or applicable portion thereof, and the storage space located on floor 27 of the Tower, if applicable, on the Early Increase Space Availability Date and the Early Increase Space, or applicable portion thereof, shall be included in the Demised Premises and the storage space located on floor 27 of the Tower, if applicable, shall be included in the Storage Space, and shall be subject to all of the terms, conditions and provisions of this except as follows:

                         (i) the Rentable Area Of The Demised Premises shall be increased by the Rentable Area of the Early Increase Space, or applicable portion thereof,

                         (ii) Tenant's Proportion and Tenant's HVAC Proportion shall be increased by a percentage derived by dividing the number of square feet of Rentable Area of the Early Increase Space, or applicable portion thereof, by the Rentable Area Of The Building;

                         (iii) The Base Rent and Storage Space Fee, if applicable, shall be increased proportionately as of the Commencement Date;

                         (iv) Landlord shall substantially complete Base Building Work in the Early Increase Space, or applicable portion thereof, on or before the Early Increase Space Availability Date and Landlord shall provide Tenant an improvement allowance of (A) $30.00 per square foot of Rentable Area with respect to the Early Increase Space on floor 27 of the Tower, (B) $46.00 per square foot of Rentable Area with respect to the Early Increase Space on floor 26 of the Tower and (C) $60.00 per square foot of Rentable Area with respect to the Early Increase Space on the plaza level of the Tower; and

                         (v) The termination. date of the Term (A) with respect to the Early Increase Space on floor 27 of the Tower shall be August 31, 2002, (B) with respect to the Early Increase Space on Floor 26 of the Tower shall be August 31, 2006, and (C) with respect to the Early Increase Space on the plaza level of the Tower shall be co-terminous with the Term hereof, as the same may be extended under this Lease. Upon such respect of termination date, the Rentable Area Of The Demised Premises, Tenant's Proportion, Tenant's HVAC Proportion, Base Rent and Storage Space Fee, if applicable, shall be proportionately reduced.

                    (d) Tenant's rights under this Section 37.2 shall not be severed from this Lease or separately sold, assigned or otherwise transferred to third parties, but the foregoing shall not prohibit Tenant's right to assign all of its rights under this Lease, including its rights under this Section 37.2 to a permitted assignee under Article 16 above. Additionally, Tenant may not sublease any Early Increase Space within six (6) months after the Commencement Date. After said six (6) month period, Tenant may sublease any such Early Increase Space.

          37.3.     LEASE SUPPLEMENT.  If Tenant exercises any right under this
     Article 37, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written declaration confirming the terms and conditions of the Lease as amended pursuant to this Article 37.

     The parties hereto have executed this Lease in a manner sufficient to bind them as of the first day aforewritten.

                                        LANDLORD:

                                        PRUDENTIAL PLAZA ASSOCIATES, an
                                        Illinois general partnership

                                        By:  The Prudential Insurance Company
                                             of America, general partner


                                             By:      /s/ Raphael Dawson
                                                 _____________________________
                                                  Its: Vice President


                                        TENANT:

ATTEST:                                 THE PEOPLES GAS LIGHT AND
                                        COKE COMPANY, an Illinois corporation



By:      /s/ T. P. Browne               By:      /s/ E. P. Cassidy
    _____________________________           ____________________________
    Its: Asst. Secty                        Its: Secretary and Treasurer
         ------------------------                -----------------------
                                       60

                             LANDLORD ACKNOWLEDGMENT


STATE OF ILLINOIS
                         SS
COUNTY OF COOK


     On this 20th day of October, 1993, before me appeared Raphael Dawson, to me personally known, who, being by me duly sworn, did say that he is a Vice President of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, a general partner of PRUDENTIAL PLAZA ASSOCIATES, an Illinois general partnership, and that said instrument was executed in behalf of said corporation as such general partner by authority of its Board of Directors; and the said Vice President acknowledged said instrument to be the free act and deed of said corporation as such general partner.



                                          /s/ Janice K. Gonzales
                                        ----------------------------
                                        Notary Public

My Commission Expires:    7/10/96
                      --------------


                              TENANT ACKNOWLEDGMENT


STATE OF ILLINOIS
                         SS
COUNTY OF COOK

     On this 20th day of October, 1993, before me appeared Emmet P. Cassidy and Thomas P. Browne, to me personally known, who, being by me duly sworn, did say that they are the Sec'y and Treasurer and Asst. Sec'y, respectively of THE PEOPLES GAS LIGHT AND COKE COMPANY OF AMERICA, an Illinois corporation, the corporation that executed the within and foregoing and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and that the seal affixed is the corporate seal of said corporation and said Emmet P. Cassidy and Thomas P. Browne, respectively, acknowledged said instrument to be the free act and deed of said corporation.



                                          /s/ Judith E. Willhoite
                                        ----------------------------
                                        Notary Public

My Commission Expires:    8/1/97
                      --------------

                                    EXHIBIT A

                                   FLOOR PLAN

          FLOOR               RENTABLE AREA (AS DEFINED IN SECTION 3.14)
          CL-3                               8,264
            3                               46,680
           14                                8,354
           16                               21,614
           17                               21,564
           18                               19,121
           19                               20,702
           20                               22,645
           21                               22,389
           22                               21,330
           23                               21,330
           24                               21,330
                                           -------
                                           255,323

                                       A-1

ARCHITECT'S DRAWING OF FIRST FLOOR PLAZA LEVEL FLOOR PLAN, DATED 8-01-93

USEABLE AREA = 7,090.5 S.F.
RENTABLE AREA = 8,263.9 S.F.

ARCHITECT'S DRAWING OF 3RD FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 14TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 16TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 17TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 18TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 19TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 20TH FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 21ST FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 22ND FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 23RD FLOOR FLOOR PLAN, DATED 10-06-93

ARCHITECT'S DRAWING OF 24TH FLOOR FLOOR PLAN, DATED 10-06-93

                                    EXHIBIT B

                                  STORAGE SPACE

          LOCATION                      SQUARE FEET
          B1-16B
          B1-16C,
           B1-50                           9,953
           BL-9B                           1,942
             3                             2,017
            16                             1,512
            17                             1,639
            18                               807
            19                               619
            20                               619
            21                               473
            22                               473
            23                               473
            24                               473
          40 Mezz.                           297
                                             ---
                                           21,297

ARCHITECT'S DRAWING OF STORAGE PLAN LOCATED ON FIRST BASEMENT FLOOR,
DATED 7-01-93

  STORAGE
9,953 R.S.F.

ARCHITECT'S DRAWING OF STORAGE PLAN LOCATED ON GROUND FLOOR, DATED 7-01-93

  STORAGE
1,942 R.S.F.

ARCHITECT'S DRAWING OF STORAGE PLAN LOCATED ON GROUND FLOOR, DATED 7-01-93

  STORAGE
2,017 R.S.F.

ARCHITECT'S DRAWING OF STORAGE PLAN LOCATED ON GROUND FLOOR, DATED 7-01-93

  STORAGE
1,512 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 18TH GROUND FLOOR, DATED 4-01-93

  STORAGE
1,679 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 18TH FLOOR, DATED 7-01-93

 STORAGE
807 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 19TH FLOOR, DATED 7-01-93

 STORAGE
619 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 20TH ON GROUND FLOOR, DATED 7-01-93

 STORAGE
619 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 21ST FLOOR, DATED 7-01-93

 STORAGE
473 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 22ND FLOOR, DATED 7-01-93

 STORAGE
473 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 23RD FLOOR, DATED 7-01-93

 STORAGE
473 R.S.F.

ARCHITECT'S DRAWING OF DEMISING PLAN FOR 24TH FLOOR, DATED 7-01-93

 STORAGE
473 R.S.F.

ARCHITECT'S DRAWING OF STORAGE PLAN FOR 40TH MEZZANINE, DATED 9-01-93

USEABLE STORAGE           USEABLE SQ. FT.            RENTABLE SQ. FT.
   1-40 MOS                   254.9                       297.1

                                    EXHIBIT C

                              WORKLETTER AGREEMENT


       THIS WORKLETTER AGREEMENT ("Agreement") is made and entered into this day of October, 1993, by and between PRUDENTIAL PLAZA ASSOCIATES, an Illinois general partnership ("Landlord"), and THE PEOPLES GAS LIGHT AND COKE COMPANY, an Illinois corporation ("Tenant").


                                     WITNESSETH:

       WHEREAS, Landlord and Tenant have entered into a lease of even date herewith (the "Lease"), for certain Demised Premises (as defined in the Lease) in the tower commonly known as One Prudential Plaza (the "Tower") in the Building (as defined in the Lease) commonly known as Prudential Plaza; and

       WHEREAS, certain tenant improvement work is to be completed upon the Demised Premises;

       NOW THEREFORE, for and in consideration of the agreement to lease the Demised Premises and pay rent and the mutual covenants contained herein, the parties agree as follows:

       1 .     TENANT IMPROVEMENTS. Tenant, at its sole cost and expense, but subject to payment of Landlord's Build-Out Commitment (as hereinafter defined) as provided under Paragraph 9 below, shall perform, or cause to be performed, the work (the "Tenant Improvements") in the Demised Premises provided for in the Plans (as hereinafter defined) submitted to and approved by Landlord. Tenant Improvements shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable statutes, laws, ordinances, orders, codes, rules, regulations, building and fire codes and other governmental requirements, including, without limitation, the Americans With Disabilities Act. Landlord's review and approval of the Plans or any other submission of Tenant shall create no responsibility or liability on the part of Landlord for such compliance or for their completeness or design sufficiency. Tenant shall commence the construction of the Tenant Improvements following completion of the pre-construction activities provided for in Paragraph 3 below in sufficient time to complete the Tenant Improvements on or before March 1, 1995, subject to Force Majeure (as defined in the Lease) and the timely performance of Landlord's obligations hereunder.


       2. LANDLORD'S BASE BUILDING TENANT IMPROVEMENTS. Landlord, at its sole cost and expense, has performed or will cause to be performed in all of the Demised Premises certain base building work as described on Attachment A hereto (the "Base Building "Work"). Landlord shall substantially complete the Base Building Work for all floors of the Demised Premises, other than those portions of the Demised Premises located on floors 17 and 19 of the Tower, and deliver possession of such floors to Tenant for the construction of Tenant Improvements, on or before May 15, 1994. Additionally, Landlord shall deliver possession of floors 17 and 19 of the Tower to Tenant for the construction of Tenant Improvements and shall substantially complete the balance of the Base Building Work for such floors in accordance with the milestone dates schedule attached hereto as Attachment B, which Base Building Work shall be completed simultaneously with construction by Tenant of Tenant Improvements therein in accordance with the milestone dates schedule attached hereto as Attachment B. Notwithstanding anything contained herein to the contrary, the timing of delivery of possession of any Early Increase Space (as defined in the Lease) shall be governed by the terms and conditions of Section 37.2 of the Lease. Landlord shall be responsible for coordinating the construction of the Base Building Work for floors 17 and 19 of the Tower with the construction of Tenant Improvements on such floors. In the event of any scheduling conflict with respect to hoisting materials or personnel to said floors, Tenant's material and personnel shall have reasonable priority.

       Landlord's Base Building Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable statutes, laws, ordinances, orders, codes, rules, regulations, building and fire codes and other governmental requirements, including, without limitation, the Americans With Disabilities Act as applicable as of the date hereof. Landlord shall obtain, promptly after completion of the Base Building Work, warranties of at least one (1) year duration from the Commencement Date against defects in workmanship and materials on all work performed and equipment installed in the Demised Premises as part of the Base Building Work. Landlord further covenants that upon written request from Tenant, Landlord shall enforce such warranties on behalf of Tenant against the contractors performing the Base Building Work.

       Subject to Tenant caused delays , in the event Landlord fails (i) to substantially complete construction of any portion of Landlord's Base Building Work in accordance with the foregoing schedule (including, without limitation, substantial completion of the respective components of Base Building Work for floors 17 and 19 of the Tower in accordance with the milestone dates schedule attached hereto as Attachment B), or (ii) fails to deliver possession of any portion of the Demised Premises to Tenant in accordance with the foregoing schedule, then Landlord shall, among other remedies available to Tenant at law or in equity, indemnify Tenant for damages incurred by Tenant and caused by such failure. Without limiting the generality of the foregoing:

               (a) Tenant shall use reasonable efforts to mitigate the effect of any such delay in delivery by Landlord and Landlord shall reimburse Tenant for all reasonably documented costs incurred by Tenant as a result of Landlord's failure, including but not limited to overtime costs and special charges imposed by Tenant's contractors, subcontractors and vendors (including, without limitation, overtime charges for moving and relocation services and for correcting Landlord's failure to perform the respective components of Base Building Work on or before the milestone dates set forth on Attachment B hereto) in attempting to mitigate the effects of any such failure by Landlord; and

               (b) Landlord shall hold harmless and indemnify Tenant from any losses, damages, judgments, claims, expenses, costs and liabilities (collectively, "Delay Liabilities") imposed upon or incurred by or asserted against Tenant, including reasonable attorneys' fees and expenses, arising out of Tenant's existing lease at the building commonly known as 122 South Michigan Avenue, including without limitation, Tenant's liability for holdover rent under said lease; provided, however, Tenant agrees to use reasonable efforts to mitigate any said Delay Liabilities and shall inform Landlord of said mitigation efforts and, in addition, shall provide Landlord a reasonable opportunity to mitigate damages. Tenant acknowledges that Delay Liabilities include only those rent obligations which are in excess of the Rent and Storage Space Fee obligations Tenant would otherwise have had under this Lease, it being the intent that Landlord be responsible for all costs, expenses and damages incurred by Tenant as a result of Landlord's failure to timely complete the Base Building Work and deliver possession of the Demised Premises as provided above, but that Tenant not receive a double payment of rent or a free rent period as a result of such failure. In case any action, suit or proceeding is brought against Tenant as aforesaid, then Landlord will, at the Landlord's expense and at the option of Tenant, by counsel reasonably approved by Tenant, resist and defend such action, suit or proceeding.

Notwithstanding anything contained in this Workletter or in the Lease to the contrary, Landlord's obligations under this Paragraph 2 are not subject to extensions due to Force Majeure as described in Section 30.34 of the Lease.

3.     PRE-CONSTRUCTION ACTIVITIES

       (a) On or before May 15, 1994, Tenant shall submit the following information and items to Landlord for Landlord's review and approval:

             (i) A detailed construction schedule containing the major components of the Tenant Improvements and the time required for each, including the scheduled commencement date of construction of the Tenant Improvements, milestone dates and the estimated date of completion of constriction.

            (ii) An itemized statement of estimated construction costs, including permits and architectural and engineering fees and a preliminary budget for furniture, fixtures and equipment.

           (iii) The names and addresses of Tenant's contractors (and the contractor's subcontractors and vendors) to be engaged by Tenant for the Tenant Improvements (collectively,
                    "Tenant's Contractors"). Landlord has the right to approve or disapprove Tenant's Contractors, which approval shall not be unreasonably withheld or unduly delayed (and in the event Landlord has failed to either approve or disapprove a Tenant's Contractor proposed by Tenant within ten (10) business days of the effective date of Tenant's inquiry, said approval shall be deemed given); provided, however, Landlord hereby preapproves the contractors listed on Attachment C hereto. Tenant shall not employ as Tenant's Contractors any persons or entities disapproved by Landlord.

            (iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

             (v) The final Plans for the Tenant Improvements, which Plans shall be subject to Landlord's approval in accordance with Paragraph 3(b) below.

Tenant will update such information and items by notice to Landlord of any changes. Landlord shall not unreasonably withhold its approval to any of the foregoing submittals by Tenant and shall respond to any submittal within ten
(10) business days after receipt. If Landlord fails to respond within said ten
(10) business days, Landlord shall be deemed to have approved such submittal.

       (b) As used herein the term "Plans" shall mean full and detailed architectural and engineering plans and specifications covering the Tenant Improvements (including, without limitation, structural, architectural, mechanical (including the HVAC work), electrical, life safety, fire protection
and plumbing working drawings for the Tenant Improvements).    The  Plans  shall
include the minimum information shown on Attachment D attached hereto and incorporated herein. Subject to Landlord's Build-Out Commitment, Tenant shall pay all costs and expenses of preparing the Plans. Tenant shall submit space utilization plans in no more than two (2) submittals, commensurate with the floor turnover schedule and preliminary specifications and 75% complete plans to Landlord, in each case when the same have been completed, and Landlord shall cooperate with Tenant by discussing or reviewing such submittals prior to completion of the full, final detailed Plans in order to expedite the preparation of and the subsequent approval process concerning the final Plans.

       The Plans shall be subject to Landlord's approval and the approval of all local governmental authorities requiring approval, if any. Landlord shall give its approval or disapproval (giving reasons in case of disapproval) of the Plans within ten (10) business days after their delivery to Landlord. If Landlord fails to respond within said ten (10) business days, Landlord shall be deemed to have approved the Plans. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord's opinion: (i) the Tenant, Improvements are likely to adversely affect Building systems, the structure of the Building or the safety of the Building and its occupants; (ii) the Tenant Improvements would adversely affect Landlord's ability to furnish services to Tenant or other tenants; (iii) the Tenant Improvements would increase the cost of operating the Building; (iv) the Tenant Improvements would violate any governmental laws, rules or ordinances; (v) the Tenant Improvements contain or would require the use of hazardous or toxic materials; (vi) the Tenant Improvements would adversely affect the exterior appearance of the Building; or (vii) the Tenant Improvements would adversely affect another tenant's premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications at Tenant's request prior to completion of the full, final detailed Plans in order to expedite the preparation of and the subsequent approval process concerning the final Plans. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Such submission of revised Plans shall be accompanied by a written response from Tenant specifically responding to any disapprovals or other responses delivered by Landlord to Tenant. The Plans shall also be revised, and the Tenant Improvements shall be changed, to incorporate any work in the Demised Premises required by applicable law. Landlord's approval of the Plans shall in no way be deemed to be acceptance or approval of any element therein contained which is in violation of any applicable statutes, laws, ordinances, orders, codes, rules, regulations, building or fire codes or other governmental requirements, but Landlord's approval of the Plans shall be deemed an acknowledgement that the Plans are in compliance with standards set by Landlord for the Building. Notwithstanding anything contained herein to the contrary, in the event of disagreement between Landlord and Tenant respecting specifications and quantities for furniture, fixtures and equipment, the decision of Tenant shall be binding and conclusive.

       (c) No Tenant Improvements shall be undertaken or commenced by Tenant in the Demised Premises until:

       (i) The Plans for the Demised Premises have been submitted to and approved by Landlord.

      (ii) All necessary building permits have been obtained by Tenant.

     (iii)     All required insurance coverages have been obtained by   Tenant
               or Tenant's Contractor, it being understood that   failure of
               Landlord to receive evidence of such coverage upon commencement of the Tenant Improvements shall not waive Tenant's obligations to obtain such coverages or cause Tenant's Contractors to obtain such coverages.

      (iv) Items required to be submitted to Landlord pursuant to the terms and conditions of this Workletter prior to commencement of construction of the Tenant Improvements have been so submitted and have been approved, where required.

    4.   [INTENTIONALLY OMITTED]

    5. CHARGES AND FEES. Subject to Paragraph 9 below, Tenant shall be respon-sible for all costs and expenses attributable to the Tenant Improvements, including charges, fees and costs paid by Landlord in connection with its review and approval of the Plans and other Tenant submittals and supervision of the Tenant Improvements, but in no event shall such charges, fees and costs exceed $100,000.00. The hourly, rates payable by Landlord to Landlord's representative are set forth on Attachment E hereto.

    6. CHANGE ORDERS. Changes to the final Plans requested by Tenant which (a) affect mechanical, plumbing, electric, heating, ventilating, air-cooling or life safety systems of the base Building, (b) affect any structural components of the Building or require any penetration of the floor or ceiling, (c) are visible from outside of the Tower, (d) would require entry into another tenant's premises or (e) individually cost more than $20,000.00 or in the aggregate cost more than $100,000.00 must be approved by Landlord in advance of the implementation of such changes as part of the Tenant Improvements. Subject to Paragraph 9 below, Tenant shall be responsible for all costs and expenses attributable to any changes, including, without limitation, the costs and expenses incurred by Landlord in reviewing change order requests pursuant to this paragraph 6, but any such costs and expenses shall be included in the $100,000.00 limit set forth in Paragraph 5 above. All delays caused by Tenant initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the Commencement Date, or payment of Rent and performance of other obligations set forth in the Lease. Landlord will respond to all change order requests within ten (10) business days after receipt. Failure to respond in writing within said ten (10) business days will be deemed an acceptance.

    7. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT'S PERFORMANCE. All work done in or upon the Demised Premises by Tenant shall be done according to the standards set forth, in this Paragraph 7, except as the same may be modified in the Plans approved by both Landlord and Tenant.

        (a) Tenant's Plans and all design and construction of the Tenant Improvements shall comply with all applicable governmental statutes, ordinances, regulations, laws and codes, including, but not limited to, the requirements of the Americans With Disabilities Act. Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

        (b) Tenant shall, at its own cost and expense, but subject to payment by Landlord of Landlord's Build-Out Commitment under Paragraph 9 below, obtain all required building permits and, when construction has been completed, shall, at its own cost and expense, obtain an occupancy permit for the Demised Premises, which shall be delivered to Landlord. Tenant's failure to obtain such permits shall not cause a delay in the Commencement Date, or the payment of Rent and performance of other obligations under the Lease.

        (c) Tenant's Contractors and Landlord's contractors performing the Base Building Work shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with the other party's contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Tenant, Landlord or its tenants, it being understood that in the event of any conflict, Landlord shall reasonably control scheduling and use of the Building elevators, loading docks and other common facilities in a manner which does not discriminate against Tenant or Tenant's Contractors and does not unreasonably prohibit or delay Tenant's Contractors or Tenant from performing the Tenant Improvements work. Notwithstanding anything contained herein to the contrary, Landlord agrees that Tenant shall be entitled to priority access to a loading dock of the Building for delivery of materials and equipment for the Tenant Improvements work.

    (d) Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any work (not including, however, purchase of any furniture, fixtures or equipment)
(i) which Landlord deems necessary to be done on an emergency basis or (ii) which pertains to structural components, Building systems or the general utility systems for the Building or (iii) which pertains to the erection of temporary safety barricades or signs during construction or (iv) which pertains to connecting the Tenant Improvements with any other work in the Building, provided and on the condition that:

    (A)   with respect to the work described in Subparagraph 7(d)(i) and
          (iii), Landlord provides Tenant with 48 hours prior written notice of its intention to perform such work, or such shorter period of time which is reasonable under the circumstances;

    (B)   with respect to the work described in Subparagraph 7(d)(ii) and
          (iv), Landlord provides Tenant with written notice of Landlord's intention to perform such work within ten (10) business days of Tenant's submission to Landlord of the final Plans for the work in question pursuant to Paragraph 3(c) above; and

    (C) Tenant's obligation to reimburse Landlord for work conducted at Landlord's request pursuant to the foregoing shall be limited to the reasonable,'actual cost of such work.

    (e) Tenant shall use only new, first-class materials in the Tenant Improvements, except where explicitly shown in the Plans approved by Landlord and Tenant. Tenant shall obtain, promptly after completion of the Tenant Improvements, warranties of at least one (1) year duration from the completion of the Tenant Improvements against defects in workmanship and materials on all work performed and equipment installed in the Demised Premises as part of the Tenant Improvements, a copy of which warranties shall be delivered to Landlord upon Tenant's receipt of the same; provided, however, that the foregoing obligation to obtain warranties shall not apply to furniture, fixtures and equipment portions of the Tenant Improvements to the extent not commercially available or customarily obtained.

    (f) Tenant and Tenant's Contractors, in performing work, shall do so in conformance with the Prudential Plaza Contractor Regulations attached hereto as Attachment F and shall not interfere with other tenants and occupants of the Building. Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to construction activities undertaken in a fully-occupied first-class office building so as not to interfere with the operation of the Building. Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Tenant Improvements and to properly police same. Construction equipment and materials are to be kept within the Demised Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall reasonably direct so as not to burden the construction or operation of the Building.

    (g) Landlord shall have the right to order Tenant or any of Tenant's Contractors who materially violate the requirements imposed on Tenant or Tenant's Contractors in performing work as set forth herein to cease work and remove its equipment and employees from the Building, provided Tenant is first provided a minimum of forty-eight (48) hours prior written notice and an opportunity to cure the alleged violations within the aforesaid 48-hour period. No such action by Landlord shall delay the Commencement Date, or the payment of Rent and performance of other obligations under the Lease.

    (h) Utility costs or charges for any service (including, but not limited to, HVAC, electrical, hoisting and the like) to the Demised Premises shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences the Tenant Improvements and shall be paid for by Tenant at Landlord's rates. With respect to electrical charges, Landlord shall cause the Demised Premises to be separately metered during the period of construction of the Tenant Improvements by Tenant and Tenant shall directly pay for the electricity consumed in the Demised Premises during the construction of the Tenant Improvements. Use of freight elevators is subject to reasonable scheduling by Landlord. Use of the freight elevators during normal construction hours (i.e., 6:30 a.m. to 3:30 p.m. Mondays through Fridays, holidays excepted) shall be at no charge to Tenant. Any use of the freight elevators at other than normal construction hours shall be at Tenant's cost and expense, however, Landlord shall not charge a markup for such use of the freight elevators, it being the intent that Tenant only be obligated to pay for actual costs incurred in providing freight elevator service after normal construction hours. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

    (i) On prior reasonable notice, from and after the date Tenant commences construction of Tenant Improvements through the Commencement Date of the Lease, Tenant shall permit access to the Demised Premises, and the Tenant Improvements shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives, at all times during the period in which the Tenant Improvements are being constructed and installed and following completion of the Tenant Improvements.

    (j) Tenant shall proceed with its work expeditiously, continuously and efficiently. Tenant shall notify Landlord upon completion of the Tenant Improvements and shall furnish Landlord and Landlord's title insurance company with such further documentation as may be necessary under Paragraph 9 below.

    (k) Tenant shall perform the Tenant Improvements in substantial compliance with the Plans, except, however, Tenant shall be permitted to make change orders as provided under Paragraph 6 above and except, however, Tenant may substitute for any furniture, fixtures or equipment which it has previously specified to Landlord. Tenant shall furnish to Landlord one (1) full set of paper sepia reproducible "as-built" drawings of the Tenant Improvements consisting of record drawings of the installed condition of each component of the Tenant Improvements completed from the Plans marked up in the field by the various trades. Such record drawings shall be submitted in a final package by Tenant's general contractor to Landlord within ninety (90) days after completion of the Tenant Improvements. Final disbursement of any remaining amounts of Landlord's Build-Out Commitment will not occur until such record drawings have been received by Landlord.

     (l) Subject to the terms and conditions of Article 13 of the Lease and provided that, except for any Base Building Work, Landlord shall not run any of the following through Tenant's proposed gas control room, television studio or computer room without the prior written consent of Tenant, Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Demised Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

    (m) Tenant shall impose on and enforce all applicable terms of this Workletter against Tenant's Architect and Tenant's Contractors.

8.   INSURANCE AND INDEMNIFICATION.

    (a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Demised Premises, insurance in the following minimum coverages and limits of liability:

       (i) Tenant Workmen's Compensation and Employer's Liability Insurance with limits of not less than $100,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed.

      (ii) Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury, Completed Operations and Products coverages (such Completed Operations and Products shall be provided for a period of one (1) year after the date of final acceptance of the Tenant Improvements), and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $1,000,000.00 combined single limit for bodily injury and property damage.

     (iii) Comprehensive Automobile Liability Insurance including Owned, Non-Owned and Hired Car coverages, with limits of not less than $1,000,000.00 combined single limit for both bodily injury and property damage.

      (iv) "All-risk" builder's risk insurance upon the entire Tenant Improvements to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant
               (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include "all-risk"
               builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and
               malicious mischief.   If portions of the Tenant
               Improvements are stored off the site of the Building or in transit to said site, such portion shall be covered under said "all-risk" builder's risk insurance. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted among Landlord, Tenant and Tenant's Contractors, to the extent of their interest. Landlord, Landlord's contractors, Tenant and Tenant's Contractors each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Demised Premises or to the contents thereof, which loss or damage is recoverable under the insurance policies described in this Paragraph 8(a)(iv). Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord, Landlord's contractors, Tenant and Tenant's Contractors each agree to give to each insurance company which has issued, or in the future may issue, policies under this Paragraph 8(a)(iv), written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver. The aforesaid waiver shall apply only when it is either permitted or, by the use of good faith efforts could have been so permitted by a policy of insurance.

All policies (except the workmen's compensation policy) shall be endorsed to include as additional insured parties Landlord and its partners, directors, officers and employees. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any cancellation or non-renewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

       Notwithstanding the foregoing, with respect to Tenant's Contractors supplying or installing any furniture, fixtures and equipment and other
subcontractors   providing minimal  amounts  of  work,  Tenant  may  maintain reduced levels of insurance coverage, subject to Landlord's reasonable approval.

        (b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's contractors and Landlord's architects and their partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant Improvements or the entry of Tenant or Tenant's Contractors into the Building and the Demised Premises, including, without limitation, mechanic's liens or the cost of any repairs to the Demised Premises or Building necessitated by activities of Tenant or Tenant's Contractors and bodily injury to persons (including, to the maximum extent provided by law, claims arising under the Illinois Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licensees or others, except and to the extent that such claims, liabilities, losses, damages and expenses arise out of the presence of asbestos containing materials in the Building (provided Tenant has complied with its obligations under Paragraph 10(l) below) or the negligent act or omission of Landlord, including, without limitation, the failure of Landlord to abate asbestos containing materials as part of the Base Building Work which is more fully described in Attachment A hereto. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

9.   LANDLORD'S BUILD-OUT COMMITMENT; PERIODIC PAYMENTS.

        (a) Landlord shall make a dollar commitment ("Landlord's Build-Out Commitment") in an amount equal to $15,319,380.00 (which is $60.00 per square foot of Rentable Area Of The Demised Premises), for application to the extent thereof to the cost of the Tenant Improvements (including, without limitation, payment of architectural and engineering fees and Landlord's supervisory fee). If the cost of the Tenant improvements exceed Landlord's Build-Out Commitment, Tenant shall have sole responsibility for the payment of such excess cost. Up to $7,659,690.00 (which is $30.00 per square foot of Rentable Area Of The Demised Premises) of Landlord's Build-Out Commitment ("Available Soft Cost Contribution") may be applied by Tenant to pay for soft costs associated with Tenant's construction of the Tenant Improvements and relocation to the Demised Premises, which soft costs include architectural and engineering fees, moving expenses, consultant's fees and reimbursable expenses, and furniture, fixtures and equipment cost. Any unused portion of Landlord's Build-Out Commitment up to $1,276,615.00 (which is $5.00 per square foot of Rentable Area Of The Demised Premises) shall be applied against Base Rent next becoming due and payable under
the Lease.   Landlord's and Tenant's payments for the Tenant Improvements shall be made prorata as costs of the Tenant Improvements are incurred based on the then most current estimate of the cost of the Tenant Improvements submitted to and approved by Landlord under Paragraph 3(a) above.

        (b) Periodically, but not more frequently than once per month, Tenant may submit to Landlord a payment request for costs of the Tenant Improvements incurred and not previously paid naming the parties to be paid and the respective amounts of such payments, which payment request shall be accompanied by:

              (i) A statement in writing under oath signed by Tenant stating the various contracts entered into by Tenant for the Tenant Improvements and with respect to each: the total contract price of all labor, work, services and materials; the amounts theretofore paid thereon; the amount requested for the current disbursement; the balance due for such labor, work, services and materials, after payment of the current disbursement, to complete the Tenant Improvements in accordance with the Plans;

             (ii) A written application for payment from each of Tenant's Contractors disclosed in the aforesaid sworn Tenant's statement wherein each of Tenant's Contractors certifies completion and the cost of that portion of the Tenant Improvements for which payment is requested and further certifies that the cost to complete the Tenant Improvements remaining to be done under said contract will not exceed the balance due thereunder (without including in such balance any required retainages) and a statement in writing under oath or verified by affidavit of Tenant's Contractor stating: the names of all persons, firms, associations, corporations or other parties by whom labor, materials, services or work will be rendered or furnished pursuant to the contract with Tenant's Contractor; the nature of labor, work, services and materials to be rendered or furnished by each of the foregoing; the amounts (in the case of firm subcontracts) and estimated amounts (in other cases) to be paid for such labor, work, services and materials; the amounts theretofore paid thereon; the amount requested for the current disbursement; the balance due for such labor, work, services and materials, after payment of the current disbursement, to complete the work described in such sub-contract;

            (iii) A statement from each of the subcontractors and material-men disclosed in the aforesaid Tenant's Contractor's sworn statement, in writing under oath or verified by affidavit of a duly authorized agent of such subcontractor of the parties furnishing materials and labor to it or for their account, and of the amounts due or to become due each;

            (iv) Certificate for payment executed by Tenant's Architect (as hereinafter defined) on American Institute of Architect's Form G-703;

             (v) Originals of partial waivers of lien from each of Tenant's Contractors and all materialmen and vendors requesting payment covering the requested payment (provided, however, that such partial waivers of lien from any contractors, vendors, subcontractors or materialmen who have not entered into contracts directly with Tenant (herein, "Subcontractors") need only be delivered as provided in the construction escrow instructions entered into pursuant to Paragraph 9(c) below); and

            (vi) If the estimated cost of the Tenant Improvements exceeds Landlord's Build-Out Commitment and consequently Tenant is responsible for paying for any such excess, then evidence reasonably satisfactory to Landlord that Tenant has paid or will pay, simultaneous with payment by Landlord, Tenant's proportionate share of the costs of the Tenant Improvements.

Provided such documentation is submitted by the 25th day of a month, Landlord will approve or disapprove such documentation, or portions thereof, by the lst day of the following month. If Landlord disapproves of any such documentation, Landlord shall notify Tenant of the reason therefor. If said disputed items remain unresolved after five (5) business days, Landlord will process for payment all undisputed items. Disputed items will be processed as soon as they are resolved. Thereafter, to the extent such documentation is approved, payment shall be made no later than the last day of the month following receipt by Landlord of the payment request and accompanying documentation. Landlord shall make payments through an escrowee as provided in Paragraph 9(c) below.

       (c) Landlord shall make payments of Landlord's Build-Out Commitment through a construction escrow established with Chicago Title and Trust Company pursuant to instructions in the form of Attachment H hereto. The escrowee's charges therefor shall not be deemed part of the costs of the Tenant Improvements and shall be paid for by Landlord, provided however, Landlord shall not pay for any additional insurance requested by Tenant.

       (d) Within thirty (30) days after final completion and installation of the Tenant Improvements, Tenant shall submit to Landlord a detailed breakdown of the total amount of the costs of the Tenant Improvements, together with final waivers of liens, contractors' affidavits, and architects' certificates in such form as may be reasonably required by Landlord, Landlord's title insurance company and Landlord's lender, if any, from all parties performing labor or supplying materials or services in connection with the Tenant Improvements, showing that all of said parties have been compensated in full and waiving all liens in connection with the Demised Premises and Building (provided, however, that such final waivers of lien from Subcontractors need only be delivered as provided in the construction escrow instructions entered into pursuant to Paragraph 9(c) above). In addition, within thirty (30) days after final completion and installation of the Tenant Improvements, Tenant shall submit to Landlord a detailed inventory of the furniture, fixtures and equipment purchased with Landlord's Build-Out Commitment.

       (e) Subject to payment of Landlord's Build-Out Commitment as provided under this Paragraph 9, both Landlord's Base Building Work and the Tenant Improvements to the extent funded by means of Landlord's Build-Out Commitment shall be and constitute Landlord's property, subject to Landlord's demise to Tenant under Section 1 of the Lease. Landlord will take no position for federal, state or local income or property tax purposes inconsistent with Landlord's aforesaid ownership of the Base Building Work and Tenant Improvements. In the event the Internal Revenue Service notifies Landlord that the Internal Revenue Service is challenging, or intends to challenge, Landlord's ownership of the Base Building Work and Tenant Improvements, Landlord shall notify Tenant of such challenge, or intent to challenge, with ten (10) business days from the date the Internal Revenue Service notifies Landlord of such challenge or intent to challenge. Landlord will consult with and cooperate fully with Tenant or Tenant's representative in defending against any such challenge, provided, however, Tenant shall be responsible for all reasonable costs and expenses incurred in any such defense.

(f)     (i)    To secure its obligations under this Paragraph 9, simultaneous with the execution and delivery of the Lease, Landlord shall deposit into an escrow ("Build-Out Commitment Escrow"), with an escrowee and under instructions in the form attached hereto as Attachment I, an amount equal to one-half (1/2) of Landlord's
               Build-Out Commitment and shall deliver to Tenant an unconditional irrevocable letter of credit ("Letter of Credit") in an amount equal to or greater than Landlord's Minimum Letter of Credit
               Amount (as hereinafter defined) and in the form attached hereto as Attachment G. Renewals of said Letter of Credit shall also be substantially in the form of Attachment G hereto.

       (ii) As used herein "Landlord's Minimum Letter of Credit Amount" shall mean an amount equal to one-half (1/2) of Landlord's Build-Out Commitment, as may be reduced pursuant to clause (iii) below.

      (iii) Landlord may cause amounts to be withdrawn from the Build-Out Commitment Escrow to pay periodic disbursements of Landlord's Build-Out Commitment in accordance with this Workletter and upon any disbursement of Landlord's Build-Out Commitment other than from the Build-Out Commitment Escrow, Landlord and Tenant agree to cause the Letter of Credit to be reduced by a corresponding amount.

       (iv) If Landlord defaults in respect to its obligation to make any disbursement of Landlord's Build-Out Commitment under the terms and conditions hereof and such default is not cured by Landlord within ten (10) business days after written notice from Tenant, Tenant may draw upon the Letter of Credit for the payment of any such disbursement of Landlord's Build-Out Commitment in default.

        (v) Upon final disbursement of Landlord's Build-Out Commitment, the Letter of Credit shall be promptly returned to Landlord.

10.    MISCELLANEOUS.

       (a) Except as herein expressly set forth or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Demised Premises.

        (b)     Time is of the essence under this Workletter.

        (c) Any person signing this Workletter on behalf of Landlord and Tenant warrants and represents he has authority to do so.

        (d) Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

        (e) Notices under this Workletter shall be given in the same manner as under the Lease.

        (f) The liability of Landlord hereunder or under any amendment hereto or any instrument or document executed in connection herewith shall be limited as provided in Section 30.25 of the Lease.

        (g)     The headings set forth herein are for convenience only.

        (h) This Workletter sets forth the entire agreement of Tenant and Landlord regarding the Tenant Improvements. This Workletter may only be amended if in writing, duly executed by both Landlord and Tenant.

        (i) Tenant has designated Techno Ltd. (whose address is 1147 W. Ohio Street, Chicago, Illinois 60622, and whose telephone number is (312) 421-0505) as its architect ("Tenant's Architect") for purposes of preparing the architectural portions of the Plans for the Tenant Improvements and shall select a qualified and licensed engineer as its engineer for preparing the structural, mechanical (including all HVAC work), plumbing, electrical, fire protection and life safety portions of the Plans, which engineer shall be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed.

        (j) This Agreement shall not be deemed applicable to any additional space added to the original Demised Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Demised Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

        (k) Landlord and Tenant shall each appoint one (1) qualified and readily available representative with the authority to give and receive notices, other materials and information relating to the Tenant Improvements, and approvals under this Agreement. Initially, Landlord's representative shall be Garrison Associates, Inc., whose address is 130 East Randolph Drive, Suite L-1, Chicago, Illinois 60601, and whose telephone number is (312) 819-4250, and Tenant's representative shall be Robert F. Donohue, whose address is 122 S. Michigan Avenue, Suite 839, Chicago, Illinois 60603, and whose telephone number is (312) 431-4499.

        (l) As more fully described in Attachment A hereto, as part of Landlord's Base Building Work, Landlord will be removing asbestos containing material from the floors of the Demised Premises and will be performing certain abatement work of asbestos containing material in the core areas of the Demised Premises. If any of the Tenant Improvements involves cutting, patching or otherwise penetrating or disturbing any asbestos containing material left in place in the core areas, such work shall be done promptly by Landlord at its sole cost and expense. In the event that during the course of performing Tenant Improvements Tenant discovers any asbestos containing material other than in the core areas, Tenant shall notify Landlord of such presence and Landlord shall thereafter promptly cause such asbestos containing material to be removed at Landlord's sole cost and expense.

        IN WITNESS HEREOF, the parties have executed this Workletter as of the first day aforewritten.

                                        LANDLORD:

                                        PRUDENTIAL PLAZA ASSOCIATES,
                                        an Illinois general partnership

                                        By:     The Prudential Insurance Company
                                                of America, general partner



                                        By:____________________________________
                                           Its:  Vice President


                                        TENANT:

                                        THE PEOPLES GAS LIGHT
                                        AND COKE COMPANY,
                                        an Illinois corporation



                                        By:____________________________________
                                           Its:________________________________

                           ATTACHMENT A TO WORKLETTER

                        DESCRIPTION OF BASE BUILDING WORK

1.   ABATEMENT

     Containment, testing, consulting, pipe wrap abatement and VAT floor tile abatement in the Demised Premises. Upon completion of the asbestos abatement for each floor, the abatement contractor shall certify to Landlord that such abatement has been completed in accordance with all currently applicable statutes and ordinances governing asbestos handling removal and disposal.

     (a) The asbestos abatement work shall be done by a contractor licensed by the Illinois Department of Public Health (IDPH) ("Asbestos Abatement Contractor") in accordance with all current requirements of all applicable statutes and ordinances, including, but not limited to, the following regulations governing asbestos handling, removal and disposal:

          (i) U.S. Environmental Protection Agency National Standards for Asbestos (Code of Federal Regulations), Title 40, Part 61, Sub-part M;

          (ii) U.S. Environmental Protection Agency National Emissions Standards for Hazardous Air Pollutants (NESHAPS) (Code of Federal Regulations), Title 40, Part 61;

          (iii) U.S. Department of Labor Occupational Safety and Health Administration (OSHA) Asbestos Regulations (Code of Federal Regulations, Title 29, part 1926);

          (iv) National Institute for Occupational Safety and Health (NIOSH) standards and techniques pertaining to the encapsulation, removal and testing for the presence of asbestos;

          (v)   Department of Transportation (DOT) CFS, Title 49, Parts 171-177;
                and

          (vi) Any other applicable federal, state, county or local rules or regulations governing the encapsulation and/or removal of asbestos.

     (b) Prior to commencement of the asbestos removal, Landlord and the Asbestos Abatement Contractor shall serve all appropriate notices, including, but not limited to, notice to the Regional Office of the U.S. EPA, the Illinois EPA and appropriate local agencies.

     (c) During the removal process, Landlord and the Asbestos Abatement Contractor shall perform certain safety functions including, but not limited to, the following:

          (i) Periodic (personnel and area) monitoring with air sample analysis by Phase Contrast Microscopy (PCM) in accordance with NIOSH Method 7400, completed by an authorized hygienist, having successfully completed NIOSH course 582, with documented laboratory results:

          (ii) Full personal and respiratory protection for employees going into the restricted areas;

          (iii) Full training and medical surveillance for their employees that have access to the restricted areas;


                                 ATTACHMENT A-1

          (iv) Full usage of air filtration and reduced pressure equipment and HEPA vacuum systems when necessary;

          (v) Maintenance of daily records of work done and protection measures employed; and

          (vi) Full usage of decontamination equipment and methods for personnel entering and leaving restricted areas.

     (d) All asbestos shall be removed using wet removal techniques, double bagging and disposal at approved waste disposal sites in compliance with appropriate regulations.

2.   PERIMETER AND CORE WALLS

     All perimeter walls, core walls and columns are furred, drywalled, taped, sanded and primed ready to receive paint or vinyl wall covering selected and installed by Tenant. Landlord will refurbish window gaskets on all perimeter windows and repair hardware to ensure a watertight seal. Landlord will repair water damage, as required, to existing perimeter walls, including priming of damaged areas. The requirements of this paragraph 2 do not apply to the Non-Office Storage Space. Additionally, the requirements of this paragraph 2 do not apply to the portion of the Early Increase Space identified as space CL-1. With respect to such space CL-1, Landlord will replace the interior south and southeast windows to meet code requirements.

3.   FLOOR LOADING & LEVELING

     The typical Tower floor load capacity for the plaza level and floors 7 through 38 of the Tower is 100 pounds per square foot live load and 20 pounds per square foot for partitions with the exception of the structural beams, where the live load is 80 pounds per square foot. The 15' adjacent to the core on such floors can support up to 100 pounds per square foot. For floors 3 through 6 the live load is 200 pounds per square foot live load and 20 pounds for partitions, with the exception of structural beams, where the live load is 100 pounds per square foot.

     Floors for the Demised Premises, other than the Non-Office Storage Space, will be flat to a tolerance of +/- one-quarter inch (1/4") over each ten foot (10') radius on a non-cumulative basis.

4.   CELLULAR FLOOR SYSTEM

     All floors (except the plaza level and any Storage Space) include a two-cell floor duct system which will be cleared of all existing wiring prior to turnover to Tenant. The system is provided for floor wiring with one cell available for 120 volt power and the other cell for telephone and data terminal wiring. Cells can be further subdivided at Tenant's expense.

5.   ELECTRICAL SYSTEM

     Tenant may utilize the existing floor duct system for distribution of power wiring at no charge. Each floor of the Demised Premises, other than the Non-Office Storage Space, shall have electrical service equating to eight
     (8) watts per net useable square foot of office areas of connected load based on capacities of three (3) watts per net useable square foot of office areas for lighting and five (5) watts per net useable square foot of office areas for receptacle and miscellaneous power. Service will be delivered at 120/208 volt, 3 phase, 4 wire to each floor of the Demised Premises, other than the Non-Office Storage Space, as follows:


                                 ATTACHMENT A-2


                                        FLOOR LOAD
                  FLOOR                    AMPS
               Plaza Level               200 Amps
                    3                   1,000 Amps
                   14                    200 Amps
                   16                    400 Amps
                   17                    400 Amps
                   18                    400 Amps
                   19                    400 Amps
                   20                    400 Amps
                   21                    400 Amps
                   22                    400 Amps
                   23                    400 Amps
                   24                    400 Amps


     Landlord will provide, at Tenant's expense, to the respective floor of the Demised Premises, other than the Non-Office Storage Space, additional electrical connected capacities totalling up to twenty-five (25) watts (which includes the above referenced 8 watts) per net useable square foot for the following special use areas:

          Computer Room         3rd Floor      11,806 useable square feet
          Gas Control Room     20th Floor      3,915 useable square feet
          Television Studio    18th Floor      756 useable square feet

     The meter location on each floor of the Demised Premises will be determined by Landlord's engineer.

6.   METERING

     Tenant's floors will be direct-metered by Commonwealth Edison Co. A bus duct tap box, meter enclosure, CT cabinet, and main disconnect switch will be provided at Landlord expense on each floor, with the exception of the 3rd floor which will have two (2) such configurations and except the Non-Office Storage Space. With respect to the B-1 level, Landlord will provide a meter enclosure, CT cabinet and main disconnect switch sized to 8 watts/square foot of net useable area. Commonwealth Edison Company will provide meters directly to Tenant, Landlord will be responsible for the installation charge, if any, and Tenant will be responsible for procuring the meter and the monthly meter rentals and electric billing.

 7.  SPRINKLER SYSTEM

     A fully supervised sprinkler system within the core area on each floor (except the plaza level and the Non-Office Storage Space) along with existing temporary heads in unoccupied spaces per code is provided. Any existing branch or main piping will be left in place for Tenant's use, and including any existing system on the plaza level and Non-Office Storage Space. Additionally, for the Early Increase Space located on the plaza level, a tap will be provided at the existing standpipe for Tenant's use.

 8.  STANDPIPE RISERS


     As required by code, fire standpipe connections are provided per floor and fire extinguisher cabinets, with code approved extinguishers, in the core area of each floor are provided. Tenant shall provide all required cabinets and extinguishers within the balance of the Demised Premises as required by code.


                                 ATTACHMENT A-3

9.   PLUMBING

     Each floor (except the plaza level, which has one (1) location for the space identified as CL-3, two (2) locations for the space identified as CL-1 and one (1) location for the space identified as CL-16) also has a minimum of four (4) locations available for water, waste, and vent at wet columns. Existing unused plumbing on the floors will be removed back to the tap and valved at that location.

10.  WATER FOUNTAINS

     One (1) electric water fountain per floor (except the Non-Office Storage Space) is provided. All fountains will comply with ADA and applicable codes.

11.  EXIT SIGNS & EMERGENCY LIGHTING

     As required by code, emergency lighting and exit signs within the core are provided by the Landlord. Emergency lighting and exit signs within the Demised Premises are provided by Tenant, at Tenant's expense. Base Building exit signs will be edge glow, and will be furnished and temporarily suspended, at Landlord's expense. Tenant will have access to base Building circuits.

12.  LIFE-SAFETY SYSTEM

     The Landlord provides a Tower life-safety system including smoke detectors at elevator lobbies and electrical equipment closets and switchboard rooms, water flow and tamper devices, life-safety speakers in the core area and stairwell door releases. Code required life-safety speakers in the Demised Premises are connected to the main speaker loop, but furnished and installed at Tenant's expense along with the required conduit, backboxes and speaker wire.

     Landlord has installed a building life-safety system riser to accommodate ADA strobe requirements. Strobe devices approved by the Landlord and compatible with the Building system will be furnished and installed in Tenant areas at Tenant's expense and in core areas at Landlord's expense. Tenant's electrical contractor will wire said devices to the nearest Landlord multiplex equipment panel located not more than one (1) floor away in accord with Simplex system requirements and perform both grounding and continuity testing. Landlord will terminate Tenant wiring on terminal strips in Landlord equipment panels at no cost to Tenant.

     Core and core bathroom area strobe devices will be provided by Landlord.

13.  SECURITY

     Tenant has an opportunity to connect to the Building's proximity card reader security system. Such connection, however, is a Tenant option and is not provided under Base Building Work; therefore, connection would be a part of Tenant development at Tenant's expense and Tenant would be required to enter into the Landlord's security system license agreement. Security devices approved by Landlord and compatible with the base Building system will be furnished and installed in Tenant areas at Tenant's expense. Tenant's Contractor will wire said devices to a Landlord provided panel on each floor and Landlord will perform grounding and continuity testing. Landlord will furnish and install restroom doors, frames and hardware with electric striker ready for installation of Tenant wiring on floors 3 and 16 through 24 of the Demised Premises.


                                 ATTACHMENT A-4

14.  HVAC CONSIDERATIONS

     For all floors of the Demised Premises, other than the Non-Office Storage Space and other than the Early Increase Space located on the plaza level:

     (a) INTERIOR ZONE - Heating, ventilating and air-conditioning service is provided to each floor via a medium pressure main supply duct extending from the core and running east to west on the floor. A single HVAC zone for core area requirements is provided under Base Building Work, including a fan-powered box, duct work, diffusers and temperature control. The furnishing, locating and connecting of all additional fan powered VAV boxes, electrical connections, downstream duct work, diffusers and temperature controls, as well as connection to the medium pressure main supply duct are provided by Tenant, at Tenant's expense, as required by the final Tenant plans. Any existing branch or main duct work as well as any VAV boxes will be left in place for Tenant's use unless otherwise agreed upon by Landlord and Tenant.

     (b) Existing perimeter induction units at each exterior window are to service perimeter zones not to exceed 15 feet in depth as measured from the glass line. Landlord will inspect, repair and clean where required all perimeter induction units, refurbish grills, provide new lint screens prior to move-in and provide the unit primed and ready for finish paint. Landlord certifies that each perimeter unit provides a minimum of 90 cfm.

     (c) Landlord installed base Building chilled water system provides year-round supplemental cooling capacity providing treated condenser water for Tenant-supplied supplemental air-conditioning units that can be operated concurrently with the Tower's HVAC system or independently on a 24-hour basis. With respect to the Demised Premises, including the Non-Office Storage Space, Tenant can elect to utilize a reasonable proportionate amount of the condenser water system (with a maximum of 1 ton per 2,500 rentable square feet) for a tap-on fee of $50.00 per ton plus a current usage fee of $.0055 per cubic foot for actual useage of condenser water as metered.

HVAC will be installed in the Early Increase Space located on the plaza level sufficient to meet code requirements in accordance with the specifications set forth on Exhibit D attached to the Lease.

15.  LIFE-SAFETY AND HANDICAP CODE ITEMS

     Landlord will provide the following code required items on all floors of the Demised Premises, other than the 40 Mezzanine level:

     (a) Elevator hall lanterns and call buttons are mounted per the current handicap code and all requirements of the ADA if installed by Landlord.

     (b) Toilet room lavatories are installed per the handicap code and ADA and one (1) toilet in each of the men's and women's bathrooms on each floor is modified per the current handicap code and requirements of the ADA.

     (c) With respect to the Early Increase Space on the plaza level, Landlord will provide handicapped wheelchair access devices to meet ADA and applicable code requirements.

     Landlord verifies that base Building core and shell areas comply with all applicable codes and requirements of the ADA.


                                 ATTACHMENT A-5

16.  FINISHES FOR CORE AREA

     The Landlord shall provide the following items on all floors of the Demised Premises, other than the plaza level and Non-Office Storage Space, which will be reasonably consistent with the typical finishes as currently installed on the 24th floor of the Tower:

     Washrooms: Suspended acoustic ceilings, cove lighting, toilet partitions, paint and wall coverings, granite vanities, mirrors and terrazzo floor with vestibule carpet.

     Fire Exit Corridors (on Multi-Tenant Floors only): Painted walls, building standard carpet or vinyl tile, suspended acoustic ceiling and light fixtures, sprinkler heads and life-safety voice and visual annunciation as required.

     Service Elevator Lobby: Painted walls, building standard resilient base and vinyl floor tile, suspended building standard ceiling tile and light fixtures, sprinkler heads, smoke detector and life safety voice and visual annunciation as required, and prime painted hollow metal frames and doors.

     Main Elevator Lobby: Building standard carpet with black border, granite elevator door surrounds and base with granite call button and ash tray receptacle; a stepped, coved drywall ceiling with cove lighting, soffit and pilasters at end of lobby; and painted drywall ceilings with vinyl wall covering at closed end of lobby and panels between door openings.

17.  WINDOW BLINDS

     For the Demised Premises, other than the Non-Office Storage Space, the Landlord shall provide and install new building standard window blinds for each perimeter window opening that are gray, horizontal and 1" wide. Installation will be coordinated with Tenant's work.

18.  CONVERSION OF ELEVATOR BANK

     Landlord shall cause the bank of elevators which currently services floors 17 through 24 of the Tower to service floors 16 through 24 of the Tower exclusively.

19.  B-1 LEVEL STORAGE SPACE

     Landlord shall repair areas of flaking or spalled concrete within the B-1 level Storage Space.


                                 ATTACHMENT A-6

                           ATTACHMENT B TO WORKLETTER

                      MILESTONE DATES FOR FLOORS 17 AND 19



May 15, 1994                  -    Substantial completion and delivery of
                                   possession of phase one of the Base Building
                                   Work on floor 17 with the exception of core area work and 7,381 R.S.F. of area at the west end of the floor.

                                   Phase one of Base Building Work on floor 17 consists of demolition, abatement, floor leveling and perimeter and column drywall work (per Attachment A to Workletter) for approximately 14,000 R.S.F. of area on the east and center portions of the floor.

May 15, 1994                  -    Substantial completion and delivery of
                                   possession of phase one of the Base Building
                                   Work on floor 19 with the exception of the balance of core area work and 8,109 R.S.F. of area at the east end of the floor.

                                   Phase one of Base Building Work on floor 19 consists of demolition, abatement, floor leveling and perimeter and column drywall work (per Attachment A to Workletter) or approximately 11,329 R.S.F. of area on the center and west portions of the floor.

September 1, 1994             -    Substantial completion of phase two of Base
                                   Building Work on floor 19 and delivery of possession.

                                   Phase two of Base Building Work on floor 19 consists of demolition, floor leveling, perimeter and column drywall work (per Attachment A to Workletter) for the balance of the floor (approximately 8,109 R.S.F. on the east portion of the floor) and the balance of core work to include passenger elevator lobby granite, carpet and wall finishes (drywall work is complete), freight elevator, storage corridor and bathroom finishes, balance of core plumbing, sprinkler, electrical and HVAC work per Attachment A of the Workletter.

December 1, 1994              -    The remainder of floor 17 (approximately
                                   7,381 R.S.F. of area on the west portion of the floor) will be turned over to Tenant for commencement of the Tenant Improvements with all Base Building Work, other than in core area on floor 17, substantially complete.

                                 ATTACHMENT B-1

February 1, 1995              -    Substantial completion of Base Building Work
                                   in the core area of floor 17.

                                   Floor numbering revisions on lobby granite will also be complete by this time.

                                 ATTACHMENT B-2

                           ATTACHMENT C TO WORKLETTER
                              APPROVED CONTRACTORS


1.    Pepper Construction

2.    Interior Construction Group, Inc.

3.    LaSalle Construction

4.    W. E. O'Neil

5.    Inland Construction

6.    Walsh Construction

7.    Harbour Construction, Inc.

                                 ATTACHMENT C-1

                          ATTACHMENT D TO WORKLETTER

                          MINIMUM INFORMATION FOR PLANS


Plans and specifications (including architectural, engineering and structural, if applicable, working drawings) required for the supply, installation and finishing of the Demised Premises and including, without limitation: finish schedule; graphics and signage exterior to the Demised Premises; interior and demising partitions; doors and hardware; furniture, fixtures and equipment lay-out plans and quantities; ceilings; wiring; lights and switches; telephone and electrical outlets; floor coverings; wall coverings; built-ins; appliances and plumbing fixtures; security, audio visual, telecommunications, computer and other system cabling requirements, fire suppression requirements and emergency power requirements; and other equipment, connections and facilities attached to and forming part of the Tower/Building.

                                 ATTACHMENT D-1

                           ATTACHMENT E TO WORKLETTER

                        LANDLORD'S REPRESENTATIVE'S RATES



                                  HOURLY RATES

            Project Architect                                     $100.00
            Administrative Architect                              $ 85.00
            Owner's Representative                                $ 95.00
            Owner's Project Manager                               $ 75.00
            Project Accountant                                    $ 60.00

                              REIMBURSABLE EXPENSES

In addition to the above hourly rates, normal reimbursable expenses at cost, such as plan reproduction, xeroxing costs, postage, long distance telephone and fax charges, transportation and other normal expenses on behalf of the project.

                                 ATTACHMENT E-1

                           ATTACHMENT F TO WORKLETTER

                     PRUDENTIAL PLAZA CONTRACTOR REGULATIONS


1.      DEFINITIONS

        All defined terms used in these regulations shall have the meanings ascribed to them in the Workletter Agreement and Lease to which these regulations are attached, unless otherwise defined herein.

2.      SERVICES REQUIRED OF TENANT

        Tenant shall assume full responsibility to Landlord, Building Manager, Landlord's Architect, Landlord's Engineer and Landlord's Representative for full conformance with these regulations by Tenant, Tenant's Architect, Tenant's Representative, Tenant's Contractors and other persons and entities retained by Tenant.

3.      TENANT'S ARCHITECT

        (a) Tenant's Architect and other professionals retained by Tenant shall be responsible for visiting the site and familiarizing themselves with local conditions under which the work is to be performed, prior to commencing with their work.

        (b) Tenant's Architect and other professionals retained by Tenant shall review all Tower plans, specifications and details, which are available to them in the office of the Building, before commencing with their work. Tenant's Architect and other professionals retained by Tenant shall be responsible for not only reviewing the "as built" construction plans for the space involved but also the base building plans for general construction, lighting, electrical, ceiling, plumbing, heating, ventilating and air-conditioning and structural. Tenant's Architect and other professionals retained by Tenant shall measure, survey and verify existing conditions at the site to check any discrepancies between the "as built" construction plans and the actual installation and dimensions of all equipment, shown prior to completing their construction plans. The "as built" construction plans may not always reflect all items such as conduit, cables, wire troughs, ducts, etc. Tenant's Architect and other professionals retained by Tenant shall reflect some contingency in their plans for this possibility. With prior approval, Landlord may grant Tenant's Architect, Tenant's Contractors and other professionals access to such existing conditions at such time as they may reasonably request. Landlord will provide one (1) set of as-built drawings, if available, and one (1) set of reproducible basesheets for each floor, at no cost to Tenant.

        (c) Tenant's Architect shall be licensed to practice architecture in the State of Illinois. Licensed engineers for electrical, mechanical and structural shall either be under Tenant's Architect's employ or should be employed by Tenant to furnish a complete job.

4.      TENANT'S CONTRACTORS

        (a) Tenant's Contractors shall be responsible for visiting the site and familiarizing themselves with local conditions under which the work is to be performed, prior to commencing with their work.

                                 ATTACHMENT F-1

        (b) Tenant's Contractors shall be responsible for conformance to proper construction means, methods, techniques, sequences or procedures and for safety precautions and programs in connection with their work.

        (c) Tenant's Contractors shall be responsible for adequately bracing and protecting all work during construction against damage, breakage, collapse, distortion and misalignment according to applicable codes, standards and good practice.

        (d) Except as may be provided in the final approved Plans, under no circumstances shall any of the Tenant's Contractors cut, drill, burn or fasten to any structural component, including reinforced concrete or structural steel members, without the prior written consent of Landlord.

        (e) Tenant's Contractors shall replace all fireproofing which may be removed in making connection to structural members to meet the required hours of fire-resistance for the location of the supporting members, as set forth by the City of Chicago Building Code.

5.      LANDLORD RIGHTS

        (a) If upon inspection of the premises by the Landlord, city building inspector, electrical inspector, fire prevention bureau, etc., during construction or within one (1) year after construction is completed, it is discovered that the work or any portion thereof is defective or did not meet code in effect as of the respective date of completion, the responsible Tenant's Contractor will be notified by Landlord and shall promptly correct defective work at its own expense or at Tenant's expense. If any such defect or non-compliance is discovered after said one (1) year period, Landlord may notify Tenant and Tenant shall be responsible for correcting such defect.

        (b) If a Tenant's Contractor defaults or neglects to carry out its portion of the work in accordance with the Workletter and these regulations and Tenant fails within seven (7) days after receipt of written notice from Landlord to cause such Tenant's Contractor to commence and continue correction of such default or neglect with diligence and promptness, Landlord reserves the right, after seven (7) days following receipt by Tenant of an additional written notice, to make good such deficiencies and back charge Tenant.

 6.     DELIVERY AND REMOVAL OF MATERIALS

        (a) Tenant's Contractors shall visit the premises and familiarize themselves with the operation of the freight elevators. No safes or other objects heavier than the lift capacity of the freight elevators of the Tower shall be brought into or installed in the Demised Premises. No freight, furniture or bulky matter shall be received into the Building or carried into the elevators except during hours reasonably designated and in a manner approved by Landlord or Building Manager on behalf of Landlord.

        (b) All rubbish and debris shall be removed from the Building and Demised Premises as quickly as it accumulates and all areas occupied by Tenant's Contractors for the purpose of the work shall be kept clean at all times. Tenant's Contractors shall confine their operations within reasonable limits to the project areas and shall maintain these areas in presentable condition.

        (c) All demolished work to be removed from the project areas shall be transported through and out of the Building in rubber-tired containers at times as reasonably designated by Landlord. The work shall be executed in an orderly and careful

                                 ATTACHMENT F-2
               manner, with due consideration for neighbors and the public. These areas shall be kept broom-swept clean at all times. Any damage caused by Tenant's Contractors shall be repaired at Tenant's Contractor's expense.

7.      AFTER OFFICE HOURS WORK

        (a) No work shall be done before 7:00 a.m. or after 3:00 p.m. or on weekends without approval of Landlord or Building Manager on behalf of Landlord. Tenant or Tenant's Contractors may have such after-hours or weekend work preapproved on the basis of a written schedule submitted to Landlord or Building Manager on behalf of Landlord.

        (b) All floor coring, pneumatic jackhammer work, ram set work or any work where the noise level is such as to disturb any other tenant shall not be permitted during regular office hours. This work shall be done during hours approved by Landlord or Building Manager on behalf of Landlord. Landlord may notify Tenant and the respective contractor in the event of a violation of the foregoing regulation. Landlord may, in its reasonable discretion, fine the contractor Five Hundred Dollars ($500.00) for the first offense and One Thousand Dollars ($1,000.00) for each subsequent offense.

8.      WORK IN OTHER TENANT SPACES

        (a) Landlord must be notified during preliminary stages in the planning of any work which may involve installation through other tenant spaces, such as floor coring, piping, cables, etc. No work of this nature will be permitted unless absolutely necessary and will only be permitted with the prior written consent of Landlord. Landlord's decision to refuse such consent shall be conclusive. Landlord may require a security guard (whose current cost is $20 per hour for straight time and $30 per hour for overtime with a minimum of four (4) hours for each request) to be with the Tenant's Contractors while in the other tenant's space at Tenant's cost.

        (b) The work when and if permitted shall be performed only after office hours or on weekends agreeable to the other tenant and Landlord.

        (c) The work shall be done in a neat and orderly manner and each Tenant's Contractor shall be responsible for replacing disturbed materials back to their original form. The work shall only be done by tradesmen experienced and skilled for the work involved.

        (d) All finishes shall be protected from damage by the Tenant's Contractors. The flooring, walls, ceiling, lighting, furnishings, etc., shall be protected form dust and debris. If materials are transported in and out in rubber tired containers, the flooring shall be protected with masonite and construction paper.

9.      ADVERTISEMENTS

        Tenant's Architect, Tenant's Contractors and all other entities or persons retained by Tenant shall not place or maintain any signs, bills, posters or other advertisements in or about the Building except with written consent of Landlord. Use of the Building name, Prudential Plaza, shall not be permitted without the written consent of Landlord.

10.     PROTECTION OF PERSONS AND PROPERTY

        (a) Tenant's Contractors shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the work. They

                                 ATTACHMENT F-3
               shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to (1) all employees on the job and other persons who may be affected thereby, (2) all the work and all materials and equipment to be incorporated therein, and (3) other property at the site or adjacent thereto. They shall give all notices and comply with all applicable laws, ordinances, rules, regulations and orders of any public authority bearing on the safety of persons and property and their protection from damage, injury or loss. Tenant's Contractors shall promptly remedy all damage or loss to any property caused by the Tenant's Contractors, or anyone directly or indirectly employed by any of them, or by any one for whose acts any of them are liable.

        (b) Tenant's Contractors shall erect and maintain, as required by existing conditions and progress of the work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards and promulgating safety regulation.

        (c) Tenant's Contractors shall protect from damage, dust and debris all surfaces in public areas, corridors, passageways, lobbies, etc. The floor in public areas from the freight elevator to the area of the work shall be covered with masonite panels with construction paper over.

        (d) In areas in Tenant's space which are to remain "as is" and are adjacent to areas of alterations, these areas shall be protected from damage by the Tenant's Contractors. The flooring, walls, ceiling, lighting, furnishings, convectors, etc., shall be protected from dust and debris. If materials are transported in and out in rubber-tired containers, the flooring shall be protected with masonite and construction paper. Plastic barricades shall be installed to separate the remodeled areas.

11.     MISCELLANEOUS BUILDING RULES AND REGULATIONS

        (a) No scaffolding or any building material is to be left in the Building public areas, freight lobbies, etc., at the end of each working day.

        (b) When using extension cords in the Building corridors, lobbies, public areas or tenant spaces, they must be taped securely to the floor, so as not to create a tripping hazard.


        (c) When access covers to electrical and telephone floor ducts are removed in corridors, safety cones will be positioned around each opening to prevent accidents.

        (d) During construction, all induction units and air returns shall be protected from dust and debris.

        (e) Tenant's Contractors shall provide "walk-off" mats at all entrances and exits to remodeled spaces on multi-tenant floors.

        (f) Welding shall be permitted only with the written consent of Landlord.

        (g) Each Tenant's Contractor performing work in the Building shall adhere to the following:

               (i) Any utility shutdown must be coordinated through the Building Manager.

                                 ATTACHMENT F-4

               (ii) The security and life safety regulations shall be adhered to at all times by all Tenant's Contractors performing work in the Building.

               (iii) Cutting, welding and hot work must be coordinated with the Building Manager and precautions must be followed by Tenant's Contractors performing this type of work in the Building.

               (iv) No smoking, eating, drinking or bringing of food or beverages into any work area is permitted on multi-tenant floors.

               (v)    Protective head cover is required.

               (vi) Warning signs are to be posted where appropriate and personnel access restricted where appropriate.

               (vii) Compliance to OSHA and other applicable regulations is required.

               (viii) Use of fire stairwells is strictly forbidden.

12.     BUILDING IDENTIFICATION

        (a) Tenant's Contractors and their employees will be required to display a Building identification badge at all times while engaged in work at Building.

        (b)    There will be two types of contractor identification badges:

               1. Laminated badge with picture of individual - for supervisory personnel.

               2.     Laminated badge with no picture - for general employees.

        (c) Prior to commencing a specific job, the contractor representative is required to fill out the "Contractor Badge Authorization Form". Completion and execution of this form by Building Manager authorizes the security department to issue identification badges to the contractor. Any expansion or additions to the planned work requires notification to Building Manager.

        (d) Contractor Badge Authorization Form - will require the following information:

               1.     Name of contracting company.
               2. The name of the office based principal, the job site foreman, plus all employee names then available.
               3.     Contractor's 24 hour emergency number.
               4.     Proposed start up date and completion date.
               5.     Specific location of work.
               6.     Areas of Building requiring contractor access.
               7.     Indicate hours of work and if overtime is apparent.

        (e) To issue the required badges, supervisory personnel will be required to report to the security control room where photographs will be taken. The contractor's representative will otherwise be issued a specific number of numbered badges for its general employees.

13.     USE OF IDENTIFICATION BADGES

        (a) Tenant's Contractor employees are required to visibly display badges at all times.

        (b) No access will be allowed to the dock, freight elevators, roofs, basements or restricted areas without a badge visibly displayed.

                                 ATTACHMENT F-5

        (c) Tenant's Contractor personnel without badges will be escorted out of the Building, as would be any unauthorized person on the property.

        (d) Tenant's Contractor supervisory personnel with picture badges will be authorized to check out keys to Building common areas on a daily basis. Keys to Tenant areas will be issued to Tenant's Contractor's supervisory personnel upon written authorization of Tenant Representative or Building Manager only. Keys lost by Tenant's Contractors will result in charges to the contractor as are reasonably required.

        (e) Identification badges must be returned to the security department when employment or project is terminated. A charge of $50.00 will be assessed for badges lost, not returned or stolen.

14.     ELEVATOR USAGE

        (a) Notify security office staff in advance of all materials arriving that require special elevator usage such as dry wall, lumber, materials, etc. Deliveries of oversize materials may require after 6:00 p.m., or Saturday freight elevator usage.

        (b) All Tenant's Contractors shall refrain from holding elevators for extended periods of time without having first notified the security department.

        (c) Under no circumstances are the passenger elevators to be used for transporting workers, material or any other items directly or indirectly connected with the work. Personnel will use freight elevators only for access to job location. This includes leaving the Building for lunch or the day.

        (d) Normal freight elevator usage is available from 6:30 a.m. to 3:30 p.m. ("Construction Hours") Monday through Friday and Tenant intends to hoist all construction materials and furniture, fixtures and equipment, except for oversized deliveries, during Construction Hours.

        (e) All after hours elevator operator expenses shall be Tenant's or Tenant's Contractor's responsibility.

        (f) Large material deliveries must be scheduled through the Building Security department. Tenant's Contractor will be strictly responsible for any damage to the elevator which may occur.

        (g) For after Construction Hours work, elevator operator charges will be at actual union scale wages at Tenant's expense.

15.     LIFE SAFETY

        (a) All personnel working within the Building shall observe safe working habits and conditions.

        (b) Storage or accumulation of materials will be inspected frequently by safety and security personnel and Tenant's Contractors will be notified as to unsafe conditions.

        (c) All materials used and/or stored such as paint or other flammables must comply with all existing fire and safety codes.

                                 ATTACHMENT F-6

16.    ADDITIONAL REGULATIONS

        (a) Security office staff must be notified prior to 3:00 p.m. of all off hour work such as late evening, nights or weekends.

        (b) Tenant's Contractors are not allowed to park vehicles in, at or near the dock except during loading or unloading, with a one-half hour limit except by special permission by security office staff.

        (c) The freight lobby areas shall be kept clear of all materials belonging to Tenant's Contractors, in that this area is considered to be a fire lane.

        (d) Tenant's Contractor's personnel will enter and exit the Building through the construction door (1B) located on Lower Beaubien Court. Personnel will sign in and be issued a daily badge, which must be returned when exiting for the day.

        (e) Use of restrooms on full floors of the Demised Premises will be permitted by the Landlord provided Tenant accepts in writing the bathrooms completed as part of Landlord's Base Building Work and that Landlord has NO FURTHER OBLIGATIONS related to finishes, or further maintenance, of said bathroom fixtures which may be broken, or caused to be unusable or inoperable due to Tenant or Tenant's Contractor. Landlord, at Tenant's request and expense, will repair said fixtures, and Tenant accepts liability for all damages suffered by Landlord and other tenants due to Tenant's Contractor's use of such restrooms. EXCEPT AS MAY BE DESIGNATED BY LANDLORD, TENANT'S CONTRACTOR PERSONNEL ARE FORBIDDEN TO USE BUILDING RESTROOMS, OTHER THAN RESTROOMS ON FULL FLOORS OF THE DEMISED PREMISES AS PERMITTED ABOVE.

        (f) Tenant's Contractors are not to use any tenant facilities, including vending rooms, copiers, telephones, etc.

                                 ATTACHMENT F-7

                           ATTACHMENT G TO WORKLETTER

                            FORM OF LETTER OF CREDIT


















                                 ATTACHMENT G-1

PLACE AND DATE OF ISSUE: NEWARK, NJ, OCTOBER 19, 1993
LETTER OF CREDIT NO.: N-303189


                                               APPLICANT
************* DIRECT *************      PRUDENTIAL INSURANCE CO.
                                        OF AMERICA
                                        751 BROAD STREET
                                        NEWARK, NEW JERSEY 07102


           BENEFICIARY:
PEOPLES GAS LIGHT & COKE CO.            AMOUNT: USD 7,659,690.00
122 SO. MICHIGAN AVE.                   (SEVEN MILLION SIX HUNDRED
CHICAGO, IL 60603                       FIFTY NINE THOUSAND SIX
                                        HUNDRED NINETY AND 00/100
                                        UNITED STATES DOLLARS)

GENTLEMEN:

WE HEREBY ISSUE IN YOUR FAVOR THIS IRREVOCABLE LETTER OF CREDIT (THE "CREDIT") IN FAVOR OF PEOPLES GAS LIGHT AND COKE COMPANY, AN ILLINOIS CORPORATION (THE "BENEFICIARY") IN THE AGGREGATE AMOUNT OF $7,659,690 U.S. CURRENCY (SEVEN MILLION, SIX HUNDRED FIFTY NINE THOUSAND, SIX HUNDRED NINETY DOLLARS).

ALL OR ANY PART OF THE CREDIT IS AVAILABLE BY SIGHT DRAFT OR DRAFTS DRAWN ON US BY YOU. SUCH DRAFT OR DRAFTS MUST BE ACCOMPANIED BY A STATEMENT, PUPORTEDLY SIGNED BY AN OFFICER OR AGENT OF THE "BENEFICIARY" SUBSTANTIALLY IN THE FORM OF THE FOLLOWING FORM I OR FORM II, AS APPROPRIATE:

                    FORM I

"FIRST FIDELITY BANK, N.A., NEW JERSEY
570 BROAD STREET
TRADE SERVICES DEPT, 11TH FLOOR
NEWARK, NEW JERSEY 07102
ATTN:  STANDBY L/C UNIT

     RE:  IRREVOCABLE LETTER OF CREDIT NO.  N-303189

DEAR SIR OR MADAM:

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF THE PEOPLES GAS LIGHT AND COKE COMPANY (THE "BENEFICIARY"), HEREBY CERTIFIES TO YOU WITH REFERENCE TO YOUR IRREVOCABLE LETTER OF CREDIT NO. N-303189 (THE "LETTER OF CREDIT") THAT:

1.   THE BENEFICIARY IS MAKING A DRAWING UNDER THE LETTER OF CREDIT IN THE
AMOUNT OF $ (               ) AS A RESULT OF THE FAILURE OF THE LANDLORD (AS
DEFINED IN THE LEASE HEREINAFTER REFERRED TO) TO COMPLY WITH THE PROVISIONS

                                   -CONTINUED-

PLACE AND DATE OF ISSUE: NEWARK, NJ, OCTOBER 19, 1993
LETTER OF CREDIT NO.: N-303189


OF SECTION 9 OF THE WORKLETTER AGREEMENT SET FORTH IN EXHIBIT C OF THAT CERTAIN LEASE BETWEEN PRUDENTIAL PLAZA ASSOCIATES AND THE BENEFICIARY, DATED AS OF OCTOBER 20, 1993 (THE "LEASE").

2. THE AMOUNT OF THE SIGHT DRAFT(S) ACCOMPANYING THIS CERTIFICATE DOES NOT EXCEED THE AMOUNT AVAILABLE ON THE DATE HEREOF TO BE DRAWN UNDER THE LETTER OF CREDIT.

IN WITNESS WHEREOF, THE BENEFICIARY HAS EXECUTED AND DELIVERED THIS CERTIFICATE
AS OF THE (       ) DAY OF (          , 19 (     ).

                                        THE PEOPLES GAS LIGHT AND COKE COMPANY



                                        BY:  --------------------------------.
                                        TITLE:

                    FORM II

"FIRST FIDELITY BANK, N.A., NEW JERSEY
570 BROAD STREET
TRADE SERVICES DEPT., 11TH FLOOR
NEWARK, NEW JERSEY 07102
ATTN:  STANDBY L/C UNIT

     RE:  IRREVOCABLE LETTER OF CREDIT NO.  N-303189

DEAR SIR OR MADAM:

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF THE PEOPLES GAS LIGHT AND COKE COMPANY (THE "BENEFICIARY"), HEREBY CERTIFIES TO YOU WITH REFERENCE TO YOUR IRREVOCABLE LETTER OF CREDIT NO. N-303189 (THE "LETTER OF CREDIT") THAT:

1.   THE BENEFICIARY IS MAKING A DRAWING UNDER THE LETTER OF CREDIT IN THE
AMOUNT OF $ (               ), THE REMAINING AMOUNT AVAILABLE UNDER THE LETTER
OF CREDIT, BECAUSE THE LETTER OF CREDIT EXPIRES WITHIN THIRTY (30) DAYS FROM THE DATE OF THE DRAWING AND THE LANDLORD (AS DEFINED IN THAT CERTAIN LEASE BETWEEN PRUDENTIAL PLAZA ASSOCIATES AND THE PEOPLES GAS LIGHT AND COKE COMPANY, DATED AS OF OCTOBER 20, 1993, HEREINAFTER THE "LEASE")

(I) HAS NOT FULLY PERFORMED AS OF THE DATE OF THE DRAWING THE OBLIGATIONS OF THE WORKLETTER AGREEMENT SET FORTH IN EXHIBIT C OF THE LEASE AND

(II) HAS NOT CAUSED THE BANK OR A BANK REASONABLY ACCEPTABLE TO THE BENEFICIARY TO ISSUE A REPLACEMENT LETTER OF CREDIT IN AN AMOUNT EQUAL TO THE UNDRAWN AMOUNT OF THE LETTER OF CREDIT IMMEDIATELY PRIOR TO THIS DRAWING FOR A TWELVE-MONTH PERIOD.

2. THE AMOUNT OF SIGHT DRAFT(S) ACCOMPANYING THIS CERTIFICATE DOES NOT EXCEED THE AMOUNT AVAILABLE ON THE DATE HEREOF TO BE DRAWN UNDER THE LETTER OF CREDIT.

IN WITNESS WHEREOF, THE BENEFICIARY HAS EXECUTED AND DELIVERED THIS

                                   -CONTINUED-

PLACE AND DATE OF ISSUE: NEWARK, NJ, OCTOBER 19, 1993
LETTER OF CREDIT NO.: N-303189


CERTIFICATE AS OF THE (        ) DAY OF (          , 19 (     ).

                                        THE PEOPLES GAS LIGHT AND COKE COMPANY



                                        BY:  --------------------------------.
                                        TITLE:

THE AMOUNT OF THIS LETTER OF CREDIT MAY BE REDUCED UPON RECEIPT OF YOUR STATEMENT PURPORTEDLY SIGNED BY AN OFFICER OR AGENT OF THE BENEFICIARY IN THE FOLLOWING FORM AND PURPORTEDLY COUNTERSIGNED BY THE APPLICANT AS FOLLOWS:

*TO:  FIRST FIDELITY BANK, N.A., NEW JERSEY
      570 BROAD STREET
      TRADE SERVICES DEPT., 11TH FLOOR
      NEWARK, NEW JERSEY 07102
      ATTN:  STANDBY L/C UNIT

     RE:  IRREVOCABLE LETTER OF CREDIT NO.  N-303189

DEAR SIR OR MADAM:

THE UNDERSIGNED AGREE THAT THE AMOUNT OF THE IRREVOCABLE LETTER OF CREDIT NO.
N-303189 MAY BE REDUCED BY $(      ) TO AM AMOUNT OF $(            ) AS OF THE
(      )DAY OF (     ),  19(      ).

THE PEOPLES GAS LIGHT AND COKE COMPANY



BY:  --------------------------------
TITLE:


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



BY:  --------------------------------
TITLE:

ALL DOCUMENTS PRESENTED TO US IN CONNECTION WITH ANY DEMAND FOR PAYMENT OR REDUCTION HEREUNDER, AS WELL AS ALL NOTICES AND OTHER COMMUNICATIONS TO US IN RESPECT OF THIS CREDIT, SHALL BE IN WRITING AND SHALL MAKE SPECIFIC REFERENCE TO THIS CREDIT BY NUMBER. ALL DRAFTS MUST BE MARKED "DRAWN UNDER FIRST FIDELITY BANK, N.A., NEW JERSEY CREDIT NO. N-303189".

WE HEREBY AGREE THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF

                                   -CONTINUED-

PLACE AND DATE OF ISSUE: NEWARK, NJ, OCTOBER 19, 1993
LETTER OF CREDIT NO.: N-303189

THIS CREDIT WILL BE HONORED UPON PRESENTATION AND DELIVERY OF DRAFTS AS SPECIFIED, WITHOUT INQUIRY BY US INTO THE ACCURACY OF ANY OF THE STATEMENTS CONTAINED IN ANY OF SUCH DRAFTS, IF PRESENTED AT OUR OFFICE LOCATED AT 570 BROAD STREET, TRADE SERVICES DEPT., 11TH FLOOR, NEWARK, NEW JERSEY 07102 ATTN:
STANDBY L/C UNIT ON OR PRIOR TO APRIL 30, 1995, THE EXPIRATION DATE, NO LATER THAN 5:00 P.M.

THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1983 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 400 (THE "UNIFORM CUSTOMS"). THIS CREDIT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW JERSEY AND SHALL, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

                                        FIRST FIDELITY BANK, N.A., NEW JERSEY



                                        ---------------------------------------
                                        AUTHORIZED SIGNATURE

                           ATTACHMENT H TO WORKLETTER

                           FORM OF CONSTRUCTION ESCROW

                           OWNERS CONSTRUCTION ESCROW
                              WITH TITLE INSURANCE


ESCROW NUMBER  93067969-001                DATE October _____, 1993
               ------------                     -------------------
                                                                   Agreement

CHICAGO TITLE AND TRUST COMPANY, ESCROW TRUSTEE: Pursuant to that certain workletter/dated ___________, 1993 (the "Workletter") by and between Prudential Plaza Associates ("Landlord") and The Peoples Gas Light and Coke Company ("Tenant"), Landlord and/or Tenant will deposit from time to time certain sums of money in connection with construction in progress on certain Demised Premises (as defined in the Workletter) in the building commonly known as One Prudential Plaza, Chicago, Illinois ("Building").

You are authorized and directed to disburse the funds deposited hereunder to:

     1. Pay costs of constructions of an improvement to be erected on the above described premises.

     2. Obtain release and satisfaction of liens and other encumbrances, if any, pursuant to statements of amounts due which must be approved by Landlord and Tenant.

The Inspector/Architect is to be SH/Hague Richards and Techno Ltd. and the General Contractor is to be __________________________________________________.
There will be monthly disbursements, which are to be made in accordance with terms and conditions of this escrow as hereinafter set forth.

     1. Prior to the first disbursement of funds hereunder it is a requirement of this escrow that the Escrow Trustee be furnished:

          A. Approval by the Tenant of the condition of the premises described above:

          B. A Sworn Owner's Statement disclosing the various contracts entered into by the Tenant and setting forth the names of the contractors, their addresses, work or materials to be furnished, amounts of the contracts, amounts paid to date and balances due, if any:

          C. A Sworn General Contractor's Statement setting forth in detail all contractors and material suppliers with whom he has contracted, their addresses, work or material to be furnished, amounts of the contracts, amounts paid to date and balances due, if any.

     2. Prior to each disbursement of funds hereunder it is a requirement of this escrow that the Escrow Trustee be furnished:

          A. A Sworn Owner's Statement disclosing the various contracts entered into by the Tenant and setting forth the names of the contractors, their addresses, work or materials to be furnished, amounts of the contracts, amounts paid to date and balances due, if any:

          B. A Sworn General Contractor's Statement setting forth all contractors and materialmen with whom they have contracted, amounts of contracts, amounts paid to date, amounts being requested and balances due:

          C. A written approval by Landlord and Tenant # of the requested disbursement:

          D. A report of the inspector or a certification by the Architect certifying that the work has been completed and materials are in place as indicated by the request for payment of the General Contractor. Said inspection is to be made and submitted by LSH/Hague Richards and Techno Ltd.

          E.   Sufficient funds to cover the requested disbursement.

          F. Statements, waivers, affidavits, supporting waivers and releases of lien, if necessary, satisfactory to Chicago Title Insurance Company covering the requested payment (provided that disbursements may be made on a contractor by contractor basis as described in Paragraph 3 below.

     3. All disbursements for construction purposes will be made directly to the (unless the Escrow Trustee is otherwise directed jointly by Landlord and Tenant.) (strike one)

          In the event that the General Contractor and any Subcontractor jointly authorize the Escrow Trustee to pay any funds due one to the other, the Escrow Trustee may comply with such authorization. The failure of any given Subcontractor to deliver adequate lien waivers and releases covering its requested payment will not delay disbursements to other Subcontractors or the General Contractor made in accordance with these instructions.

          (i) each Subcontractor, upon Escrow. Trustee's receipt of adequate lien waivers and releases from such Subcontractor and the General Contractor covering the requested payment and (ii) the General Contractor, for payments owed directly to the General Contractor, upon Escrow Trustee's receipt of adequate lien waivers and releases from the General Contractor covering the requested payment.

     4A. As the Escrow Trustee makes a partial disbursement of funds hereunder it will furnish the Tenant with the following:

          Chicago Title Insurance Company Date Down Endorsement #5 covering the date of the deposit of funds by Owner together with the following Interim Mechanic Lien Endorsement for Owner.

          Chicago Title Insurance Company insures ___________________________ to the extent of $__________________________ against all loss or damage which may be suffered by ________________________________ by reason of the entry of a final judgment or decree of a court of competent jurisdiction enforcing any mechanics' lien claim on the premises described in its commitment number __________________________ for that part of the work or material performed and furnished as set forth and itemized on the contractor's statements of __________________________ dated ____________________________ and prior dates which have been certified as in place by ________________________________ and in support of which subcontractor's statements and waivers have been deposited with Chicago Title Insurance Company.

     4B.  [DELETED]

     4C. Where after the first disbursement, a further title search reveals a mechanics' lien claim(s) subsequently placed of record, over which Chicago Title Insurance Company is unwilling to insure, the Escrow Trustee will notify the Landlord and Tenant and will not disburse the current deposit unless specifically directed in writing by the Landlord to do so.

     5. In conjunction with the final disbursement of funds hereunder it is a requirement of this escrow that the Escrow Trustee be furnished with a Sworn Owner's Statement disclosing the various contracts entered into by the Tenant and setting forth the names of the contractors, their addresses, work or material to be furnished, amounts of contracts, amounts paid to date and balances due, together with evidence of payment.

     6. With respect to the conditions of title, the liability of the Escrow Trustee in making any disbursement in reliance upon the title commitment is limited to insuring that the condition of the title is correctly set forth in said title commitment and shall not extend to the determination of whether it is acceptable to the Tenant.

     7. If the Escrow Trustee discovers a mis-statement in an affidavit furnished by the General Contractor or Tenant, it shall stop disbursements until the mis-statement has been corrected.

     8. The functions and duties assumed by Chicago Title and Trust Company includes only those described in this agreement, and the Escrow Trustee is not obligated to act except in accordance with the terms and conditions of this Escrow. Chicago Title and Trust Company does not insure that the improvements will be completed, nor does it insure that the improvements when completed will be in accordance with the plans and specifications, nor that sufficient funds will be available for completion, nor does it make the certification of the Inspector/Architect its' own, nor does it assume any liability for same other than procurement as one of the conditions precedent to each disbursement.

     9. Bill all title and escrow charges to Landlord (except, however, that any title charges for title insurance requested by Tenant, including title endorsements issued pursuant to section 4A above, shall be billed to Tenant). Escrow fees are payable when billed. If escrow fees are not paid within 10 days of billing, escrow trustee may cease making any further disbursements until escrow fees have been paid.

          An annual maintenance fee, as determined by the then current rate schedule, will commence [NOT APPLICABLE] and may be deducted from the funds on deposit.

     10.  General Conditions:

          A. At any time prior to its' commencement of disbursement of funds hereunder the Escrow Trustee reserves the right to decline any risk offered for insurance hereunder, whereupon it shall return to the Landlord all documents and funds received by it. Commencement of disbursement makes this agreement effective as to all funds received and disbursed on the construction in question.

          B. Escrow Trustee has no liability for loss caused by any error in the certification furnished it hereunder as to work in place.

          C. Escrow Trustee shall not be responsible for any loss of documents or funds while such documents or funds are not in its' custody. Documents or funds deposited in the United States Mail shall not be construed as being in the custody of the Escrow Trustee.

          D. This agreement shall not inure to the benefit of any parties other than the parties hereto, under a third party beneficiary theory or otherwise; and any liability to such other parties is expressly disclaimed.

          E. Deposit made pursuant to these instructions may be invested on behalf of any party or parties hereto: PROVIDED, that any direction to Escrow Trustee for such investment shall be expressed in writing and contain the consent of all other parties to this escrow, and also provided that you are in receipt of the taxpayer's identification number and investment forms as required. Escrow Trustee will, upon request, furnish information concerning its procedures and fee schedules for investment.

               Except as to deposits of funds for which Escrow Trustee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrow Trustee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder: and, further, that Escrow Trustee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under
               Section 3 of the Illinois Banking Finance Act (c. 17 par 1555 Ill. Rev. Stat.) and may use any part or all such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish Escrow Trustee's obligation to apply the full amount of the deposits in accordance with the terms of this Agreement.

In the event the Escrow Trustee is requested to invest deposits hereunder, Chicago Title and Trust Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of this escrow trust.

TENANT:                                 GENERAL CONTRACTOR:
THE PEOPLES GAS LIGHT AND COKE COMPANY

By:
- --------------------------------------  -----------------------------------

Its:__________________________________
                                        LANDLORD:

                                        PRUDENTIAL PLAZA ASSOCIATES

                                        By:  The Prudential Insurance Company of
                                             America


Accepted by___________________________  By:_____________________________________
            Chicago Title and Trust
            Company, Escrow Trustee     Its:____________________________________

                           ATTACHMENT I TO WORKLETTER

                       FORM OF BUILD-OUT COMMITMENT ESCROW


                                 ATTACHMENT I-1

                  BUILD-OUT COMMITMENT ESCROW ACCOUNT AGREEMENT


                                        Dated as of October ___, 1993


Boston Safe Deposit and
  Trust Company
1 Cabot Road - 028-004G
Medford, Massachusetts  02155

Attention:  Mr. Greg B. Lindsey

               Re:  One Prudential Plaza
                    Chicago, Illinois
                    --------------------

Ladies and Gentlemen:

          Reference is made to Deposit Account Number NPIF 0206002 (the "Account") maintained with you ("Bank") by NLI PROPERTIES, INC. ("NLI"). Pursuant to a Workletter Agreement, dated as of October ___, 1993, (the "Workletter Agreement"), Prudential Plaza Associates ("Landlord") has agreed to deposit cash in the amount of $7,659,690.00 in the Account with the Bank as security in favor of The Peoples Gas Light and Coke Company ("Tenant") for Landlord's obligations under Paragraph 9 of the Workletter Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meaning as given thereto in the Workletter Agreement. It is a condition of the continued maintenance of the Account with Bank that Bank agrees to this letter agreement ("Letter Agreement").

          By signing this Letter Agreement, the parties agree with each other as follows:

          1. Subject to the following terms of this Paragraph 1 and of Paragraph 2 below, NLI shall be authorized to deposit funds into, and to withdraw funds from, the Account; provided, however, that unless Tenant otherwise consents in writing, and except for withdrawals of interest and dividends as provided in Paragraph 3 below, no transfer shall be made from the Account except to:

     Chicago Title and Trust Company
     171 North Clark Street
     Chicago, Illinois  60601
     For credit to Owners Construction
       Escrow No. 93067969-001
     Attention:______________________________
     ABA No. 171000039

          Bank shall invest the Account as directed from time to time by NLI in accordance with the Investment Guidelines attached hereto as Exhibit A.

          2. Upon written certification by NLI and the Tenant to the Bank that Landlord has fulfilled its obligations under the Workletter Agreement with respect to Landlord's Build-Out Commitment (herein, the "Final Notice"), NLI shall be entitled to exercise any and all rights in respect of the Account (and Tenant shall not have any further rights with respect to the Account after delivery of the Final Notice to Bank); and Tenant irrevocably authorizes and directs Bank to permit NLI to exercise any and all rights in respect of the Account (including the right to appropriate all funds contained in the Account and the right to make withdrawals from the Account without restriction), as NLI shall deem desirable.

          The Bank shall be governed solely by the terms of this Letter Agreement and shall only be responsible for the performance of the duties, obligations and responsibilities set forth herein. The Bank shall be fully protected in relying on the Final Notice or any other written instructions furnished in accordance with this Letter Agreement in disbursing funds in the Account and shall not be liable for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, willful misconduct or lack of good faith. NLI and Tenant jointly and severally hereby agree to indemnify the Bank against any liability, including reasonable attorney's fees, loss or expense of any nature incurred by the Bank arising out of or in connection with the administration of its duties hereunder; PROVIDED, HOWEVER, that the Bank shall not be indemnified for gross negligence, willful misconduct or lack of good faith.

          3. NLI shall pay to Bank the fees agreed upon by Bank and NLI with respect to the Account and this Letter Agreement, as set forth in statements delivered from time to time to NLI. NLI shall be entitled to all interest and dividends earned on the Account, which interest and dividends may be withdrawn from the Account by NLI at any time and from time to time without requiring Tenant's consent thereto. NLI may pay the fees to the Bank from the interest and dividends earned on the Account, but not from the principal of the Account.

          4. This Letter Agreement shall be effective as of the date first above written. To the extent that other agreements between NLI and the Bank are inconsistent with this Letter Agreement, this Letter Agreement shall supersede any other agreement relating to the matters referred to herein, including any procedures agreement and any other agreement between NLI and Bank. Neither this Letter Agreement nor any provisions hereof may be changed, amended, modified or waived orally, but only by an instrument in writing signed by the parties hereto. Any provisions of this Letter Agreement that may prove unenforceable under any law or regulation shall not effect the validity of any other provision thereof.

          5. Except as otherwise provided in applicable rules and regulations imposed by an agency with supervisory authority over the Bank, this Letter Agreement shall not be assignable by Bank unless Bank first receives the prior written consent of NLI and Tenant.

          6. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles of the Commonwealth.

          7. This Letter Agreement may be executed in counterparts, all of which shall together constitute one and the same Letter Agreement.

                                        Very truly yours,

                                        NLI PROPERTIES, INC.


                                        By: _________________________________
                                             Its: ___________________________

Acknowledged and Agreed to
as of the date first above written.

BOSTON SAFE DEPOSIT AND TRUST COMPANY


By: _________________________________
     Its: ___________________________





THE PEOPLES GAS LIGHT AND COKE COMPANY


By: _________________________________
     Its: ___________________________

                                   Schedule A

                              Investment Guidelines
                              ---------------------

          The Account shall be invested with the objective of current income consistent with safety of principal. Investments shall be limited to deposits (including time deposits and certificates of deposit) having a remaining maturity not exceeding one month with commercial banks and trust companies having short-term debt rated A-1 or better by Standard & Poor's Corporation or P-1 or better by Moody's Investors Service, Inc., provided that investments may be made in such deposits with the Bank without regard to such rating requirement.

                                    EXHIBIT D

                               HVAC SPECIFICATIONS

1. VARIABLE AIR VOLUME SYSTEM. For each floor of the Demised Premises, other than the Non-Office Storage Space, the Building fan system will deliver air quantities not less than those shown in Attachment 1 and Attachment 2 to this Exhibit D at a temperature not in excess of fifty-five (55) degrees Fahrenheit (F) at the discharge of the fan in the fan room serving such floor. If the air distribution system within the Demised Premises is properly designed, constructed, installed and maintained by Tenant, then the forgoing quantities will be sufficient to satisfy the following criteria:

        (a) Maintain an indoor space temperature of 72 degrees F +/- 2 degrees during the heating season based on an outside air temperature not less than -10 degrees F.

        (b) Maintain an indoor space temperature of 76 degrees F +/- 2 degrees and an indoor relative humidity level of 50% +/- 5% based on a maximum outdoor air temperature of 95 degrees F dry bulb and 75 degrees wet bulb.

        Tenant acknowledges that such design, construction, installation and maintenance of the distribution system within the Demised Premises in accordance with this Lease is Tenant's responsibility.

2. PERIMETER INDUCTION UNITS SYSTEM. For each floor of the Demised Premises, other than the Non-Office Storage Space and the Early Increase Space located on the plaza level (i.e., spaces CL-1 and CL-16), the Building perimeter induction units shall provide the inside temperature conditions for 112 square feet per induction unit in a temperature range between 72 degrees F +/- 2 degrees F (when heating and outside temperature is not less than -10 degrees F) and 75 degrees +/- 2 degrees F (when cooling and outside temperature is not more than 92 degrees F) at 50% relative humidity +/- 5%. Each induction unit shall provide primary air of not less than 90 cfm per unit. Landlord shall clean the perimeter induction units at least two (2) times each year, cleaning or replacing the lint screens as needed, at the beginning, more or less, of each heating and each cooling season.

3. VENTILATION. Outside air shall be provided to each floor of the Demised Premises, other than the Non-Office Storage Space, when occupied at a rate not less than 0.2 cfm per square foot. Exhaust air from bathrooms and janitor closets shall be at a rate not less than 2.0 cfm per square foot.

4. ASSUMPTIONS APPLICABLE TO HVAC SPECIFICATIONS. The foregoing specifications shall be modified if necessary to account for the adverse effect caused to the Building HVAC systems if the Tenant constructed improvements or the use thereof do not conform to the following assumptions made by Landlord in agreeing to such specifications:

        (a) the depth of any perimeter office shall not exceed fifteen feet (15') as measured from the glass line;

        (b) blinds or light colored shades shall be on the windows and closed to the direct sun;

        (c) the average per floor density shall be no more than one person per 100 square feet of net useable office area, on a space or room basis;

        (d) the average per floor electrical usage shall be no more than two watts per square foot of net useable office area for lighting and two watts per square foot of net useable office area for equipment, both on a space or room basis;

        (e)    ceiling heights shall not exceed nine feet (9');

        (f) all office furniture and other objects shall be clear of the perimeter induction units to allow for free air flow, if applicable;

        (g) Tenant required local or conference room exhaust fans shall be installed in the ceiling plenum; and

        (h) in perimeter spaces where improvements include partitions extending from floor slab to the underside of the floor above, transfer openings (which need not be ducts) shall be provided by Tenant.

                       ATTACHMENT 1 TO EXHIBIT D TO LEASE
                     SCHEDULE OF SUPPLY AIR QUANTITY FOR THE
                           OR ZONE AREA OF EACH FLOOR

                         3rd Floor    -     28,100cfm
                         14th Floor   -      4,223cfm
                         16th Floor   -     10,200cfm
                         17th Floor   -     10,200cfm
                         18th Floor   -     10,200cfm
                         19th Floor   -     10,200cfm
                         20th Floor   -     10,200cfm
                         21st Floor   -     10,200cfm
                         22nd Floor   -     10,200cfm
                         23rd Floor   -     10,200cfm
                         24th Floor   -     10,200cfm

                                       D-1

                       ATTACHMENT 2 TO EXHIBIT D TO LEASE
                    SCHEDULE OF SUPPLY AIR QUANTITIES FOR THE
                      FOLLOWING LOBBY LEVEL DEMISED SPACES

                             CL-1     -     4,873cfm
                             CL-3     -     8,000cfm
                             CL-16    -     5,055cfm

                                       D-1

                                    EXHIBIT E

                         CLEANING AND JANITORIAL SERVICE

I.      OFFICE AREA

        A.     DAILY:
               (During normal business hours Monday through Friday, inclusive, Holidays excepted).

           1. As requested and on as needed basis only, spot mopping (to pick up spills) empty filled ash trays and waste receptacles in public areas, cafeteria and other areas that require service.

        B.     NIGHTLY:
               (Landlord will work with Tenant to accommodate Tenant's needs when cleaning commences.

           1. Empty, clean and wipe as needed all wastepaper baskets, ash trays and receptacles. Wash as necessary. Line receptacles with plastic trash bags.

           2.  Clean all cigarette urns and ash trays as necessary.

           3. Collect and remove wastepaper and normal office waste materials. Collect and remove flattened cardboard boxes from an area as designated by Tenant.

           4. Dust desk equipment and sanitize telephones or other similar equipment using a disinfectant solution as necessary.

           5. Dust and wipe clean all horizontal surfaces of office furniture, book cases, fixtures, desk equipment, telephones, cabinets and window sills, floor casings, baseboards and clean all glass table and desk tops with impregnated cloths, and remove fingerprints as needed.

           6.  Dust all baseboards and woodwork, as necessary.

           7. All cleaning operations shall be scheduled so that a minimum of lights are to be left on at all times. Upon completion of cleaning, all lights are to be turned off except emergency lights. All entrance doors are to be kept locked during the cleaning operation.

           8.  Clean and sanitize all water fountains, sinks and coolers.

           9.  Dust and wipe clean all unpainted metal work, etc. within reach.

           10. Upon completion of the nightly cleaning, all lights shall be turned off, doors and offices left as they were found. Slop sinks, etc., shall be cleaned thoroughly and cleaning equipment stored in a central location.

           11. In the pantry, sanitize all sinks, counter tops and flooring if other than carpeting, which will be vacuumed.

        C.     MONTHLY

           1. Scrub ceramic tile, terrazzo, asphalt tile, linoleum, rubber, vinyl and other similar type floors.

           2.  Vacuum upholstered furniture.

        D.     QUARTERLY

           1.  Dust all closet and coat room shelving, coat racks and flooring.

           2.  Vacuum upholstered furniture.

           3. Wash both sides of all glass partitions entries and doors as necessary to remove fingerprints, smudges and dust.

           4. Do all high dusting unless otherwise specified, which includes the following:

               a. Dust all pictures, frames, charts, graphs and other similar wall hangings not reached in nightly cleaning.

               b. Dust all vertical surfaces, such as wall, partitions, doors and ventilating louvers, HVAC supply and return grills and other surfaces not reached in nightly cleaning.

               C. Dust all overhead pipes, blinds, window frames and exterior of lighting fixtures.

II.     PUBLIC LAVATORIES

        A.     NIGHTLY SCHEDULE

           1. Clean, sanitize using disinfectant solution and non-abrasive disinfectant all vitreous fixtures including toilet bowls, urinals and wash basins.

           2. Empty all containers and disposal and insert new liners where required.

           3.  Sweep, mop and sanitize all flooring.

           4. Wash and polish all mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges.

           5.  Wash both sides of all toilet seats.  Wash all basins and bowls.

           6.  Damp wipe all partitions, tile walls, dispensers and receptacles.

           7. Fill toilet tissue holders, soap, towel dispensers, and toilet seat covers, etc.

        B.     MONTHLY

           1.  Scrub, wax and buff floors.

        C.     QUARTERLY

           1. Wash all partitions, tile walls and enamel surfaces using proper disinfectant when necessary.

           2.   Do all high dusting.

           3.   Dust all lighting fixtures (exterior surfaces only).

III.    SPECIAL AREAS

A.      COMPUTER ROOM - NIGHTLY

           1. Empty, clean and wipe if necessary all wastepaper baskets, wash as necessary and line receptacles with plastic trash bags; cleaning to be done when tenant employee is present.

        B.     GAS CONTROL ROOM - NIGHTLY

           1. Custodians are to stay out of the computer room unless requested to clean when one of the Tenant's employees are present. The office, control and kitchen areas are to be cleaned in accordance with the office area specification. Dishes and utensils are an additional charge. The shower room is only cleaned when requested by Tenant and is an additional charge.

        C.     TELEPHONE EQUIPMENT ROOM - NIGHTLY

           Cleaning service provided on a will call basis when a Tenant Supervisor is present and charged to Tenant on a time and material basis.

        D.     LEGAL OFFICES - NIGHTLY

          1. Landlord will reasonably delay the start of cleaning this space to as late as possible each day because of long work days in this department. However, any additional expense incurred due to delay will be paid by Tenant.

        E.     CARPET CLEANING - QUARTERLY

          1.   Shampoo elevator corridors.

                                    EXHIBIT F

                        CURRENT AFTER-HOURS HVAC CHARGES


        The following hourly charges are applicable for Tenant requested after-hour heating, ventilating and air-conditioning ("HVAC") on a per hour, per floor basis. The rate charges are based upon current utility costs and labor rates and are subject to change, however, increases in said charges shall only occur as a result of (and shall be reasonably consistent with the degree of) increases in utility costs and labor rates. Landlord shall provide Tenant with reasonable notice of contemplated rate increases, if any.

        VENTILATION ONLY

        $50.00 per hour, per floor, first hour
        $20.00 per hour, per floor, second and subsequent hours

        HEATING AND VENTILATION

        $58.00 per hour, per floor, first hour
        $28.00 per hour, per floor, second and subsequent hours

        AIR-CONDITIONING AND VENTILATION

        $85.50 per hour, per floor, first hour
        $55.55 per hour, per floor, second and subsequent hours

The above charges are not cumulative. The "first hour" charges are applicable for each floor that Tenant may request after-hours HVAC.

        In the event that Tenant requests such after-hours HVAC for a floor of the Tower which is not wholly occupied by Tenant, and if another tenant or tenants on such floor orders such after-hours HVAC for the same time period as Tenant, then the foregoing charges shall be appropriately prorated between Tenant and the other tenant or tenants requesting after-hours HVAC for the same time period on a proportionate basis.

                                    EXHIBIT G

                        ACCEPTANCE OF PREMISES MEMORANDUM

                                PRUDENTIAL PLAZA


THIS MEMORANDUM is executed pursuant to the terms of the Lease dated the    day
of October, 1993, between PRUDENTIAL PLAZA ASSOCIATES, an Illinois general partnership, as Landlord, and THE PEOPLES GAS LIGHT AND COKE COMPANY, an Illinois corporation, as Tenant (the "Lease"), for the Demised Premises (as defined in the Lease) in the tower known as One Prudential Plaza of the building commonly known as Prudential Plaza; located at 180 North Stetson Avenue, Chicago, Illinois.

        Landlord and Tenant hereby agree that:

               1. Except for those items shown on the "punchlist", Landlord has fully completed the Base Building Work (as defined in the Lease) required under the terms of the Lease and the Workletter with respect to the portion of the Demised Premises identified on Attachment 1 hereto.

               2. Landlord has no further obligation for construction (except as specified above) with respect to such portion of the Demised Premises and Tenant acknowledges that both the Building and such portion of the Demised Premises are satisfactory in all respects.

               3. Nothing contained herein shall be deemed to abrogate or waive Landlord's warranties or guarantees set forth in the Lease or Workletter.

        Any initially capitalized words used as defined terms but not specifically defined herein shall have the meaning ascribed to them in the Lease. All other terms and conditions of the Lease are hereby ratified and acknowledged to be unchanged.

        Agreed and executed this      day of             , 19  .
                                 ----        ------------    --

                                               LANDLORD:

                                               PRUDENTIAL PLAZA ASSOCIATES, an
                                               Illinois general partnership

                                               By:     THE PRUDENTIAL INSURANCE
                                                       COMPANY OF AMERICA, its
                                                       general partner

                                                       By:
                                                          ----------------------
                                                          Its:
                                                              ------------------


                                               TENANT:

                                               THE PEOPLES GAS LIGHT AND COKE
                                               COMPANY, an Illinois
                                               corporation

                                               By:
                                                  -----------------------------
                                                  Its:
                                                      -------------------------

                                    EXHIBIT H

                              RULES AND REGULATIONS


        1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may in Landlord's judgment appear unsightly from outside the Demised Premises or the Tower.

        2. Subject to the terms of Section 30.29 of the Lease, the directory located in the Building lobby as provided by Landlord shall be available to Tenant solely to display its name and location in the Building, which display shall be as directed by Landlord.

        3. Subject to the terms of the Lease respecting the Stairwell and Tenant's security kiosks, the sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Demised Premises. Subject to the terms of the Lease respecting Tenant's antenna, the halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building. Subject to the terms of the Lease respecting Tenant's antenna, neither Tenant nor any employees or invitees of any tenant shall go upon the roof of the Building.

        4. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and to the extent damage is caused by Tenant, its employees or invitees, the expense of any such damage shall be borne by Tenant.

        5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

        6.     The Demised Premises shall not be used for lodging.

        7. Tenant shall not bring upon, use or keep in the Demised Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or firearms or explosives, or use any method of heating or air-conditioning other than that supplied by Landlord.

        8. Subject to Article 13 of the Lease and the Workletter, Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Demised Premises shall be subject to the approval of Landlord.

        9. Upon the termination of the tenancy, Tenant shall deliver to the Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. In the event of loss of any keys so furnished, Tenant shall pay the Landlord therefor Tenant shall not make or cause to be made any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any additional such keys over and above the two sets of keys furnished by Landlord.

        10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Demised Premises in any manner except as approved by the Landlord subject to Article 13 of the Lease and the Workletter.

        11. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by the Landlord.

        12. Tenant shall cause all doors to the Demised Premises to be closed and securely locked before leaving the Building at the end of the day.

        13. Without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, Tenant shall not use the name of the Building or Tower or any picture of the Building or Tower in connection with or in promoting or advertising the business of Tenant except Tenant may use the address of the Tower as the address of its business and except that Tenant may use the name of the Building or Tower or a picture of the Building or Tower in its prospectus or reports to shareholders.

        14. Tenant shall not waste heat or air-conditioning and shall cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning, and shall refrain from attempting to adjust any controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed.

        15. Tenant assumes full responsibility for protecting the Demised Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to Demised Premises closed and secured.

        16. Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.

        17. Tenant shall allow no animals or pets to be brought into or to remain in the Building or any part thereof except for guide dogs assisting the disabled.

        18. Tenant shall comply with all rules and regulations adopted by the Landlord concerning parking. Subject to the terms of Section 30.27 of the Lease, Landlord may at its option reserve certain areas of parking for public use and/or for the use of individual tenants.

        19. No eating, drinking, sleeping, loitering or smoking shall be permitted in the lobby areas of the Building.

        20. Subject to the terms of Section 10.4 of the Lease, Landlord may from time to time alter or amend these rules and regulations, and the Tenant shall comply with the amended rules and regulations.

                                    EXHIBIT I
                                RESERVED PARKING






ARCHITECT'S DRAWING OF GARAGE PLAN AT LEVEL NO. 2, ILLUSTRATING NUMBERED PARKING SPOTS AND PARKING GATE.

                                    EXHIBIT J

                              PRE-APPROVED SIGNAGE


To be submitted by Tenant to Landlord and subject to the review and approval of Landlord, which review and approval shall not be unreasonably withheld or delayed.

                                    EXHIBIT K

                       STORAGE SPACE TERMS AND CONDITIONS


A.      STORAGE SPACE FEE

        1. Tenant shall pay to Landlord at the office of Landlord or at such other place as Landlord may from time to time direct in writing, in lawful money of the United States of America, an annual gross fee of Two Hundred Sixty-Six Thousand Two Hundred Twelve and 56/100 Dollars ($266,212.56) (the "Storage Space Fee") (which is Twelve and 50/100 Dollars ($12.50) per rentable square foot of the Storage Space) in equal monthly installments of Twenty-Two Thousand One Hundred Eighty-Four and 38/100 dollars ($22,184.38) in advance on or before the first day of each and every calendar month of the Term. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Storage Space Fee for such fractional month shall be prorated on the basis of a thirty (30) day month.

        2. The Storage Space Fee shall be increased by two percent (2%) per year on a compounded basis through the Term of the Lease.

        B.     STORAGE SPACE BUILD-OUT

        1. Tenant acknowledges that Landlord shall not be required to alter, remodel or improve the Storage Space or to ready the Storage Space for Tenant's occupancy, except as provided in the Workletter.

        2. Tenant may make improvements to the Storage Space at Tenant's sole cost and expense; provided, however, Tenant shall be entitled to a refurbishment allowance from Landlord of Five Hundred Seventy-One Thousand Seven Hundred Forty and 00/100 Dollars ($571,740.00). Such refurbishment allowance shall be payable monthly as work progresses, in the same manner and under the same conditions as Landlord's Build-Out Commitment is paid under the Workletter. After the initial build-out, all improvement work shall be subject to the provisions of Article 12 of the Lease.

        C.     NON-OFFICE STORAGE SPACE USES

        1. Tenant shall occupy and use the Non-Office Storage Space during the Term, as the same may be extended or earlier terminated pursuant to the Lease, for storage and for no other purpose, except, however, the portion of the Storage Space located on level B-1 may be used for Tenant's print shop. Tenant may not use or occupy the Storage Space for any purpose or in any manner which
(a) is unlawful or in violation of any applicable legal or governmental requirement, ordinance or rule; (b) may be dangerous to persons or property, including, without limitation, the storage of any flammable or hazardous substances; (c) may invalidate or increase the amount of premiums for any policy of insurance affecting the Tower, Building or Storage Space, and if any additional amounts of insurance premiums are so incurred, Tenant shall pay to Landlord the additional amounts on demand; or (d) may create a nuisance, disturbs any tenants of the Building or injure the reputation of the Building.

                                    EXHIBIT L

                          ANTENNA TERMS AND CONDITIONS


        1. Landlord, for and in consideration of the covenants and agreements made by Tenant herein contained, does hereby grant unto the Tenant, and its permitted assignees and subleasees (provided, however, only a sublessee of a full floor or more of the Demised Premises shall have the right to use the license granted hereunder, and only for the duration of its sublease, it being the intent that Tenant not separately transfer the license granted hereunder) a nonexclusive license, coupled with an interest, for the Term of this Lease, as the same may be extended or earlier terminated, to utilize space on the roof of the Tower for the purpose of installing and using the antenna (or other antennas as may be approved by Landlord from time to time) described in Attachment "1" hereto and made a part hereof (the "Antenna").

        2. The size, location and placement as well as the manner and method of installation and removal of the Antenna and related equipment shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord elects to hire structural, mechanical, roofing and/or other engineers or consultants to review such plans and specifications, Tenant shall reimburse Landlord for the reasonable costs thereof.

        3. Tenant shall pay for all utilities consumed to install, maintain, operate and remove its Antenna and equipment.

        4. Prior to the installation of said Antenna and equipment, Tenant shall secure and shall at all times thereafter maintain all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communications, operations and facilities. Tenant shall at all times comply with all laws and ordinances and all rules and regulations of municipal, state and federal governmental authorities relating to the installation, maintenance, height, location, use, operation, and removal of said Antenna and equipment and shall fully indemnify Landlord against any loss, cost, or expense which may be sustained or incurred by it as a result of the installation, maintenance, operation, or removal of said Antenna and equipment. Landlord makes no representation that application laws, ordinances or regulations permit the installation or operation of antennas on the subject real estate.

        5. Landlord hereby grants unto Tenant the right, to be exercised as herein set forth, to enter upon the roof of the Tower for the sole purpose of gaining access to Tenant's installation. In addition thereto, Landlord grants unto Tenant the right, to be exercised as herein set forth, to install such equipment, conduits, cables and materials (hereinafter called "the connecting equipment") in shafts, ducts, conduits, chases, utility closets and other facilities of the Tower as designated by Landlord as is reasonably necessary to connect the Antenna to the Demised Premises, subject to the requirements of any permits or authority. Landlord further grants to Tenant the right of access to the areas where such connecting equipment is located for the purposes of maintaining, repairing, testing and replacing the connecting equipment; provided, however, Tenant shall notify Landlord each time Tenant requires such access, and provided further that such access and installations do not cause damage to or interfere with the operation or maintenance of any part of the Building or with any other tenant's operation.

        6. Anything herein to the contrary notwithstanding, Tenant shall notify Landlord each time Tenant desires to enter upon the roof of the Tower or the areas outside the Demised Premises where Tenant's related equipment is located, and Tenant shall enter upon the roof only at such times, in such manner and under such circumstances as shall not cause damage or endangerment of life or limb. Tenant shall promptly reimburse Landlord for the costs of repairs of any property damage to the Tower directly or indirectly caused by Tenant's installations or the operation, maintenance or removal thereof.

        7. Tenant, at its expense, shall be solely responsible for and shall maintain its Antenna and related equipment in a safe, structural, sound, clean and slightly condition and shall indemnify and save harmless Landlord against all liens and claims of mechanics and materialmen furnishing labor and materials in the construction and maintenance of same.

        8. The indemnities of Tenant under the Lease regarding the Demised Premises shall extend to and include, without limitation, the Antenna.

        9. The rights hereby granted to Tenant shall not be deemed to give to Tenant the exclusive right to use the roof of the Tower and shall not preclude Landlord from granting a license or licenses to others. Similarly, the rights of Tenant hereunder shall be exercised without causing interference with the activities being carried on by others in accordance with their respective rights. Tenant shall not change or materially alter the Antenna or related equipment agreed to herein without the prior written consent of Landlord.

        10.    Any default hereunder shall be deemed a default under the Lease.

        11. At the termination of the Term by lapse of time or otherwise, the Antenna and the related equipment installed hereunder shall be removed by Tenant and the area of the Tower where they were installed shall be restored by Tenant to as good condition as existed immediately prior to installation of such Antenna and related equipment.

                            ATTACHMENT 1 TO EXHIBIT L

                                     ANTENNA

ATTACHMENT 1 TO EXHIBIT L ILLUSTRATES THE TYPICAL GEOMETRIC CONFIGURATION WITH ANTENNA SUPPORTS AND FOOTING SUPPORTS.

SECTIONAL DIAGRAM OF ANTENNA

GENERAL NOTES:
- --------------

CODES AND STANDARDS
- -------------------

PARTIAL LIST OF APPLICABLE CODES AND STANDARDS

A. THE BOCA NATIONAL BUILDING CODE/1987.

B. BUILDING CODE REQUIREMENTS FOR REINFORCED CONCRETE (ACI 318-83)
   (REVISED 1986)

C. MANUAL OF STEEL CONSTRUCTION, EIGHTH EDITION, 1980, AMERICAN INSTITUTE OF STEEL CONSTRUCTION


LIVE LOAD
- ---------

ROOF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20 PSF
(EXISTING ROOF WAS DESIGNED FOR 30 PSF LIVE LOAD)


WIND LOAD
- ---------
A. BASIC WIND VELOCITY . . . . . . . . . . . . . . . . . . . . . . . 70 MPH

B. EXPOSURE CATEGORY . . . . . . . . . . . . . . . . . . . . . . EXPOSURE C

C. HEIGHT OF PENTHOUSE ROOF ABOVE STREET . . . . . . . . . . . . . 306 FEET

D. WINDLOAD ON ALL EXPOSED MEMBERS OF GRIDWORK . . . . . . . . . . . 35 PSF

STRUCTURAL STEEL
- ----------------

DETAIL SECTIONAL DIAGRAM OF ANTENNA

                                    EXHIBIT M

                             TERMINATION FEE EXAMPLE


EXAMPLE "ORIGINAL PRINCIPAL BALANCE" = $50.00 PER SQUARE FOOT OF RENTABLE AREA INTEREST RATE = 10.0%
TERM = 60 MONTHS


                   PV OF                  PERCENT OF     EXAMPLE
                  EXAMPLE                CUMULATIVE     "ORIGINAL
                 BASE RENT               PV TO TOTAL     PRINCIPAL     EXAMPLE
        EXAMPLE      AT       CUMULATIVE   EXAMPLE        BALANCE*   TERMINATION
MONTH  BASE RENT    10.0%         PV      BASE RENT    GROWN AT 10.0%    FEE*
- -----  --------- ---------    ----------  ---------    -------------- ----------
  1       $0.75       $0.75      $0.75      2.0328%         $50.00       $48.98
  2        0.75        0.74       1.49      4.0487%          50.42        48.38
  3        0.75        0.74       2.23      6.0480%          50.84        47.76
  4        0.75        0.73       2.96      8.0308%          51.26        47.14
  5        0.75        0.73       3.69      9.9972%          51.69        46.52
  6        0.75        0.72       4 4l     11.9473%          52.12        45.89
  7        0.75        0.71       5.12     13.8813%          52.55        45.26
  8        0.75        0.71       5.83     15.7994%          52.99        44.62
  9        0.75        0.70       6.53     17.7016%          53.43        43.97
 10        0.75        0.70       7.23     19.5880%          53.88        43.32
 11        0.75        0.69       7.92     21.4589%          54.33        42.67
 12        0.75        O.68       8.60     23.3143%          54.78        42.01
 13        0.77        0.69       9.29     25.1912%          55.24        41.32
 14        0.77        0.69       9.98     27.0526%          55.70        40.63
 15        0.77        0.68      10.66     28.8986%          56.16        39.93
 16        0.77        0.68      11.34     30.7293%          56.63        39.23
 17        0.77        0.67      12.01     32.5449%          57.10        38.52
 18        0.77        0.66      12.67     34.3455%          57.58        37.80
 19        0.77        0.66      13.33     36.1312%          58.06        37.08
 20        0.77        0.65      13.98     37.9022%          58.54        36.35
 21        0.77        0.65      14.63     39.6585%          59.03        35.62
 22        0.77        O.64      15.27     41.4003%          59.52        34.88
 23        0.77        0.64      15.91     43.1277%          60.02        34.13
 24        0.77        0.63      16.54     44.8408%          60.52        33.38
 25        0.78        0.64      17.18     46.5731%          61.02        32.60
 26        0.78        0.63      17.82     48.2911%          61.53        31.82
 27        0.78        0.63      18.45     49.9949%          62.04        31.02
 28        0.78        0.62      19.07     51.6845%          62.56        30.23
 29        0.78        0.62      19.69     53.3603%          63.08        29.42
 30        0.78        0.61      20.30     55.0222%          63.60        28.61
 31        0.78        0.61      20.91     56.6703%          64.13        27.79
 32        0.78        0.60      21.51     58.3048%          64.67        26.96
 33        0.78        0.60      22.11     59.9258%          65.21        26.13
 34        0.78        0.59      22.70     61.5335%          65.75        25.29
 35        0.78        0.59      23.29     63.1278%          66.30        24.45
 36        0.78        0.58      23.87     64.7090%          66.85        23.59
 37        0.80        0.59      24.47     66.3089%          67.41        22.71
 38        0.80        0.59      25.05     67.8956%          67.97        21.82
 39        0.80        0.58      25.63     69.4692%          68.54        20.93
 40        0.80        0.58      26.21     71.0297%          69.11        20.02
 41        0.80        0.57      26.78     72.5774%          69.68        19.11
 42        0.80        0.57      27.34     74.1123%          70.27        18.19
 43        0.8O        0.56      27.91     75.6345%          70.85        17.26
 44        0.80        0.56      28.46     77.1441%          71.44        16.33
 45        0.80        0.55      29.02     78.6413%          72.04        15.30
 46        0.80        0.55      29.56     80.1261%          72.64        14.44
 47        0.80        0.54      30.11     81.5986%          73.24        13.48
 48        0.80        0.54      30.65     83.0582%          73.85        12.51
 49        0.81        0.54      31.19     84.5360%          74.47        11.52
 50        0.81        0.54      31.73     86.0009%          75.09        10.51
 51        0.81        0.54      32.27     87.4536%          75.71         9.50
 52        0.81        0.53      32.80     88.8944%          76.34         8.48
 53        0.21        0.53      33.33     90.3233%          76.98         7.45
 54        0.81        0.52      33.85     91.7403%          77.62         6.41
 55        0.81        0.52      34.37     93.1456%          78.27         5.36
 56        0.81        0.51      34.88     94.5394%          78.92         4.31
 57        0.81        0.51      35.39     95.9216%          79.58         3.25
 58        0.81        0.51      35.90     97.2923%          80.24         2.17
 59        0.81        0.50      36.40     98.6518%          80.91         1.09
 60        0.81        0.50      36.90    100.0000%          81.59         0.00

TOTAL EXAMPLE BASE RENT:     $36.90

                                                   PERCENT OF          ORIGINAL
                                                   CUMULATIVE         PRINCIPAL
                            *TERMINATION FEE = 1 - PV TO TOTAL  X  BALANCE GROWN
                                                    EXAMPLE            AT 10%
                                                    BASE RENT

IN THE ABOVE EXAMPLE, THE TERMINATION FEE, IF THE LEASE WERE TERMINATED AT THE END OF THE 35TH MONTH, WOULD BE $24.45 PER SQUARE FOOT OF RENTABLE AREA

                                    EXHIBIT N

                             EXISTING TENANT RIGHTS


The following are restricted uses and users:

        1. Sale of fresh flowers, fresh floral arrangements, blooming plants and flowers by wire.

        2. Sale of ice cream, frozen yogurt, espresso-based or fresh-brewed gourmet coffee.

        3.     Full-service travel agencies.

        4.     Retail photoprocessing for the general public.

        5.     Retail banking institutions in the lobby areas of the Building.

        6.     Photocopying services.

        7.     Restaurants offering its services and facilities to the public.

        8.     A pizza, Italian pasta or Italian food restaurant.

        9. The People's Republic of China or any governmental agency, instrumentality, cultural institute or trade promotion organization of the People's Republic of China.

        10. Government or governmental agencies, other than those of the United States of America or Canada, or an embassy or consulate general on floors 23 and 25 of Two Prudential Plaza.

                                    EXHIBIT 0

                           HAZARDOUS SUBSTANCE SURVEYS

The following reports issued by BCM Engineers, Inc., for Environmental Hygene Services at the Tower:

               Description                                   Approximate Dates
       ASBESTOS SURVEYS:
       Includes an initial general survey of the
       building, plus comprehensive, pre-abatement
       surveys for specific projects                                 1987-1993

       ASBESTOS ABATEMENT:
       Includes abatement reports for each asbestos
       abatement project, plus periodic summary reports
       updating abatement status                                     1987-1993

       O&M PROGRAM:
       Includes a baseline O&M program manual for
       asbestos containing materials, plus hazard
       assessment updates and air monitoring
       data on a semi-annual basis                                   1989-1993

       HAZCOM:
       Includes a chemical inventory listing and
       chemical storage assessment report,
       with annual updates                                           1990-1993


In addition to the above, BCM has reviewed and used previous asbestos survey and abatement reports prepared by Clayton Environmental Consultants, which were issued prior to 1987.

                                 EXHIBIT P

                      26TH FLOOR EARLY INCREASE SPACE




ARCHITECT'S DRAWING OF DEMISING PLAN FOR 26TH FLOOR, DATED 10-06-93

                                EXHIBIT Q

                    PLAZA LEVEL EARLY INCREASE SPACE




ARCHITECT'S DRAWING OF RETAIL TENANT AREAS FOR FIRST FLOOR PLAZA LEVEL

USEABLE SQUARE FEET = 4,873.21
RENTABLE SQUARE FEET = 5,679.79

ARCHITECT'S DRAWING OF RETAIL TENANT AREAS FOR FIRST FLOOR PLAZA LEVEL


USEABLE SQUARE FEET = 5,055.40
RENTABLE SQUARE FEET = 5,892.07